EXECUTION VERSION

PURCHASE AND SALE AGREEMENT
by and among
BIONESS INC.,

BIOVENTUS COOPERATIEF, U.A.

and

BIOVENTUS LLC

collectively,

as the Sellers

and

REHAB ACQUISITION CORPORATION, III

as the Buyer

Dated as of September 30, 2024

i

4.20	Customers and Suppliers	64
4.21	Accounts Receivable; Accounts Payable	64
4.22	Inventory	64
4.23	Product Liability; Warranties	65
4.24	Affiliate Contracts	65
4.25	Governmental Grants and Institutional Affiliations	65
4.26	Brokers and Finders	66
4.27	Regulatory Documentation	66
4.28	Exclusivity of Representations	66

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE BUYER		67
5.1	Organization, Standing and Power	67
5.2	Authority; Execution and Delivery; Enforceability	67
5.3	No Conflicts; Consents	68
5.4	Litigation	68
5.5	Financing; Solvency	68
5.6	Capitalization	69
5.7	Investment Intent	69
5.8	Brokers and Finders	70
5.9	R&W Insurance Policy	70
5.10	Investigation	70
5.11	Non-Reliance	70
5.12	Exclusivity of Representations	71

ARTICLE VI COVENANTS		71
6.1	Conduct of Business Prior to the Closing	71
6.2	Access to Information	72
6.3	Further Action; Efforts.	73
6.4	Publicity	74
6.5	Confidentiality	74
6.6	Non-Competition; Non-Solicitation	75
6.7	Employees and Employee Benefits.	77
6.8	Mutual Books and Records.	79
6.9	Tax Matters	79
6.10	Intellectual Property Licenses; Change of Name; Phase Out	82
6.11	Limitation on Assignment of Acquired Assets; Third Party Consents	82
6.12	Intercompany Agreements	84
6.13	Wrong Pockets; Refunds and Remittances	84
6.14	Transfer of Inventory and Transferred Personal Property	84
6.15	Director and Officer Indemnification.	84
6.16	R&W Insurance Policy	85
6.17	Bulk Sales Laws	86

6.18	Equity Financing	86
6.19	Warranty Claims	86
6.20	Director and Officer Resignations	87
6.21	Insurance.	87
6.22	Regulatory Matters	87
6.23	Further Assurances	88
6.24	QAD and IT Systems Standup	88

ARTICLE VII CONDITIONS TO CLOSING		88
7.1	Conditions to the Obligations of Each Party	88
7.2	Conditions to Obligations of the Buyer	88
7.3	Conditions to Obligations of the Sellers	89
7.4	Frustration of Closing Conditions	89

ARTICLE VIII SURVIVAL; INDEMNIFICATION		90
8.1	Survival	90
8.2	Indemnification by the Sellers	90
8.3	Indemnification by the Buyer	90
8.4	Limitation on Indemnification Obligations	91
8.5	Indemnification Claim Process for Third Party Claims	94
8.6	Indemnification Claim Process for Non-Third Party Claims	95
8.7	Exclusive Remedy	96
8.8	Payments	96

ARTICLE IX TERMINATION		96
9.1	Termination of Agreement.	96
9.2	Effect of Termination	97

ARTICLE X MISCELLANEOUS		98
10.1	Assignment; Binding Effect	98
10.2	Governing Law	98
10.3	Consent to Jurisdiction and Service of Process	98
10.4	WAIVER OF JURY TRIAL	98
10.5	Notices	98
10.6	Headings	99
10.7	Fees and Expenses	99
10.8	Entire Agreement	100
10.9	Exhibits and Schedules	100
10.10	Waiver and Amendment	100
10.11	Counterparts	100
10.12	Third Party Beneficiaries	100
10.13	Specific Performance	101
10.14	Severability	101

ANNEXES
ANNEX I    Balance Sheet Rules and Working Capital Illustrative Example
ANNEX II    EBITDA Methodologies

EXHIBITS
Exhibit A    Form of Assignment and Assumption Agreement
Exhibit B    Form of IP Assignment Agreement
Exhibit C    Form of Transition Services Agreement
Exhibit D     Form of Share Transfer Deed
Exhibit E    Form of Assignment and Assumption of Lease
Exhibit F    Form of IIA Undertaking
Exhibit G    Form of Valencia TSA
Exhibit H    Form of Patent License Agreement
Exhibit I    Form of BITS Balance Sensor License Agreement

PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT is made and entered into as of September 30, 2024 (this “Agreement”), by and among Rehab Acquisition Corporation, III, a Delaware corporation (the “Buyer”), Bioness Inc., a Delaware corporation (“Bioness”), Bioventus Cooperatief, U.A., a company organized under the laws of the Netherlands (“Bioventus NL”) and Bioventus LLC, a Delaware limited liability company (“Bioventus”, and together with Bioness and Bioventus NL, collectively, the “Sellers,” and each a “Seller”).
RECITALS
WHEREAS, Bioness, an indirect wholly owned subsidiary of Bioventus, and Bioness Neuromodulation Ltd., a company organized under the laws of the State of Israel and wholly owned subsidiary of Bioness (“Bioness ISR”) are engaged in the business of developing, manufacturing, marketing and distributing advanced rehabilitation equipment and associated software products that helps patients recover from neuro-muscular conditions under the products and brand names set forth on Schedule I (the “Rehab Products”) (excluding the Implantables Business) (collectively, the “Business”);
WHEREAS, Bioness directly owns all of the issued and outstanding equity interests of Bioness ISR;
WHEREAS, upon the terms and subject to the conditions hereof (i) the Sellers will sell to the Buyer, and the Buyer will purchase from the Sellers, the Transferred Shares (as defined below and such purchase, the “Stock Purchase”), (ii) the Sellers will transfer, assign and deliver the Acquired Assets (as defined below), (iii) the Buyer will assume the Assumed Liabilities (as defined below) and (iv) the Buyer will pay the Final Closing Purchase Price and any Earnout Amounts (each, as defined below), in each case, upon the terms and subject to the conditions set forth in this Agreement;
WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the willingness of the Sellers to enter into this Agreement, Accelmed Partners II, L.P., the parent of the Buyer (“Parent”) has duly executed and delivered to the Sellers (i) a Limited Guarantee (the “Limited Guarantee”), pursuant to which Parent has agreed to guarantee certain of the Buyer’s obligations under this Agreement and (ii) an equity commitment letter, by and between the Buyer and Parent (the “Equity Commitment Letter”); and
WHEREAS, prior to the date hereof, the Buyer and Bioness have entered into a paying agent agreement with IBI Trust Management (the “Paying Agent”), which agreement includes an undertaking by the Paying Agent to the Buyer as required under Section 6.2.4.3 of the Income Tax Circular 19/2018 (Transaction for Sale of Rights in a Corporation that includes amounts that will be transferred to the Sellers at Closing).
NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS
1.1    Definitions. The following terms, whenever used herein, shall have the following meanings for all purposes of this Agreement:
“2025 Additional Earnout Amount” has the meaning set forth in Section 2.10(j).
“2025 Base Earnout Amount” has the meaning set forth in Section 2.10(j).
“2025 Earnout Amount” has the meaning set forth in Section 2.10(j).
“2025 Earnout Report” has the meaning set forth in Section 2.10(b).
“2025 EBITDA” has the meaning set forth in Section 2.10(j).
“2025 Fiscal Year” has the meaning set forth in Section 2.10(j).
“2025 Revenue” has the meaning set forth in Section 2.10(j).
“2025 Revenue Target” has the meaning set forth in Section 2.10(j).
    “2026 Earnout Amount” has the meaning set forth in Section 2.10(j).
    “2026 Earnout Report” has the meaning set forth in Section 2.10(b).
“2026 EBITDA” has the meaning set forth in Section 2.10(j).
    “2026 Fiscal Year” has the meaning set forth in Section 2.10(j).
    “2026 Revenue” has the meaning set forth in Section 2.10(j).
“Accelerated Earnout Payment” has the meaning set forth in Section 2.10(f).
“Accelerated Earnout Report” has the meaning set forth in Section 2.10(h).
“Accelerated Earnout Statement of Objections” has the meaning set forth in Section 2.10(h).
“Accelmed Investment Amount” means the aggregate amount of equity contributed by the Accelmed Sponsors to the Buyer to (a) fund the Buyer’s payment of the Aggregate Purchase Price, (b) fund the Buyer’s payment of any earnout, (c) fund the Buyer’s payment of any acquisition, joint venture or similar transaction for another business or product that is an add-on to the Business or Bioness ISR, (d) pay all transaction expenses of the Buyer in connection with the Closing, and (e) fund the working capital needs and capital expenditures of the Business through December 31, 2026. Notwithstanding the foregoing, if a Subsequent Transaction occurs following the Closing, the Buyer and the Sellers shall, as appropriate, reduce the Accelmed Investment Amount by an amount equal to the portion of the net proceeds of the Subsequent Transaction received directly or indirectly by the Accelmed Sponsors to the extent attributable at the time of such Subsequent Transaction to the applicable equity interests of the Buyer and the

Business directly or indirectly sold or transferred by the Accelmed Sponsors in connection therewith (such that the net proceeds of the Subsequent Transaction, to the extent attributable to the Business, shall be disregarded for any earnout acceleration determinations hereunder).
“Accelmed Sponsors” means Parent and any of its respective Affiliates to whom all or a portion of their respective equity interests, directly or indirectly, are transferred.
“Accounting Firm” means RSM US LLP or such other nationally recognized accounting firm mutually agreed to by the Buyer and the Sellers in writing.
“Acquired Assets” has the meaning set forth in Section 2.3.
“Action” means any action, cause of action, claim, complaint, charge, suit, examination, demand, inquiry, investigation, audit, subpoena, civil investigative demand or material request for documents or information, assessment, indictment, litigation, hearing, mediation, arbitration or other proceeding, whether civil, criminal, administrative, judicial or investigative, formal or informal, whether at Law or in equity and whether private or public, including by or before any Governmental Entity.
“Additional Transferred Asset” has the meaning set forth in Section 6.13(a).
“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by Contract or otherwise.
“Aggregate Purchase Price” has the meaning set forth in Section 2.2(c).
“Agreement” has the meaning set forth in the Preamble.
“Allocation Statement” has the meaning set forth in Section 2.8(a).
“Annual Financial Statements” has the meaning set forth in Section 4.5(a).
“Anti-Bribery Laws” has the meaning set forth in Section 4.13(l).
“Assignment and Assumption Agreement” means that certain Bill of Sale and Assignment and Assumption Agreement, by and among the Buyer and the Sellers, in the form attached hereto as Exhibit A.
“Assignment and Assumption of Lease” has the meaning set forth in Section 3.2(i).
“Assumed Accounts Payable” has the meaning set forth in Section 2.5(b).
“Assumed IP Licenses” has the meaning set forth in Section 2.3(f).
“Assumed IP Inbound Licenses” has the meaning set forth in Section 4.8(b).
“Assumed Liabilities” has the meaning set forth in Section 2.5.

“Assumed Owned Intellectual Property” has the meaning set forth in Section 2.3(g).
“Balance Sheet Rules” means the Balance Sheet Rules set forth on Annex I.
“Base Amount” means $25,000,000.00.
“Bioness” has the meaning set forth in the Preamble.
“Bioness ISR” has the meaning set forth in the Recitals.
“Bioness ISR Pre-Closing Taxes” means any Taxes imposed on or with respect to Bioness ISR attributable to any Pre-Closing Period, and with respect to any Straddle Period, the portion of such Straddle Period for the period ending on the Closing Date (determined pursuant to Section 6.9(b)), and taking into account (a) any Taxes attributable to Bioness ISR that would be taken into account by Buyer or any of its Affiliates due to the application of Section 951 or Section 951A of the Code (calculated as if the taxable year of Bioness ISR ended at the end of the day on the Closing Date) and (b) any Taxes resulting from any cancellation, amendment or refinancing of Indebtedness of Bioness ISR prior to the Closing, including pursuant to Section 6.12.
“Bioness Shareholder Action” means that certain action titled Teuza – A Fairchild Technology Venture Ltd., v. Mark Lindon, et al., case number 2022-0130, filed on February 8, 2022, in the Delaware State Court of Chancery and any other claim related to the subject matter thereof.
“Bioventus” has the meaning set forth in the Preamble.
“Bioventus NL” has the meaning set forth in the Preamble.
“BITS Balance Sensor License Agreement” has the meaning set forth in Section 6.10(b).
“BSI” means the British Standards Institution.
“Business” has the meaning set forth in the Recitals.
“Business Confidential Information” means any and all information of a proprietary and confidential nature relating to the Business, (a) including (i) customer and supplier information, including lists of names and addresses of customers and suppliers of the Business, the Acquired Assets and Bioness ISR, (ii) written business plans and strategies, compensation plans, compensation information, sales plans and strategies, pricing and other terms applicable to transactions between existing and prospective customers, suppliers or business associates of the Business, (iii) proprietary market research and databases, sources of leads and methods of obtaining new business, and methods of purchasing, marketing, selling, performing and pricing products and service employed by the Buyer or any of its Affiliates, in respect of the Business (iv) information identified as confidential or proprietary in internal documents of the Business, the Acquired Assets and Bioness ISR, and (v) all information that would be a trade secret under any applicable Law; and (b) excluding any information that (i) as of the Closing Date, is in the public domain; (ii) after the Closing Date, enters the public domain through no wrongful action or inaction on the part of the Sellers or any of their respective Affiliates; or (iii) is communicated to any of the Sellers by a third party, which to the Knowledge of the Sellers, is not under a duty of secrecy or confidentiality to any Person.
“Business Day” means any day other than a Saturday, a Sunday or a day on which banks are required to be closed in New York, New York.
“Business Plan” means an “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), and (ii) any retirement, pension, profit-sharing, deferred compensation, employment, consulting, independent contractor, compensation, incentive, bonus, commission, stock option, restricted stock, stock appreciation right, phantom equity, equity-based, change in control, retention, severance, vacation, paid time off, health, welfare and fringe-benefit agreement, plan, policy, contract, agreement, arrangement and program (in each case, whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic) and any trust, escrow or similar agreement related thereto, whether or not funded, in each case that is maintained, sponsored, contributed to, or required to be contributed to by the Sellers or any of their ERISA Affiliates or Bioness ISR, or under which the Sellers or Bioness ISR have or could reasonably have any material Liability for premiums or benefits, in each case, solely with respect to the Business.
“Buyer” has the meaning set forth in the Preamble.
“Buyer Indemnified Parties” has the meaning set forth in Section 8.2.
“Calculation Time” means 12:01 a.m. Eastern Time on the Closing Date.
“Cash” means the sum of the fair market value (expressed in United States dollars) of all cash, cash equivalents (including marketable securities, checks, bank deposits, restricted cash and security deposits and short term investments) of Bioness ISR as of the Calculation Time. For the avoidance of doubt, Cash shall be calculated (a) net of issued but uncleared checks, wire transfers, ACH transfers and drafts sent by Bioness ISR but not yet cleared, bank overdrafts and negative cash balances in other accounts, (b) increased by checks, wire transfers, ACH transfers and drafts which have been received by Bioness ISR but not yet cleared, in each case, as of the Calculation Time and (c) net of any Taxes that would be imposed were such Cash repatriated to the United States (but limited to the portion of such Cash that exceeds reasonable business needs).
“Charter Documents” means, with respect to any corporation or other legal entity, those instruments that, among other things, (a) define its existence, as filed or recorded with the applicable Governmental Entity, including, such corporation’s or other legal entity’s articles or certificate of incorporation, organization or association, and (b) otherwise govern its internal affairs, including, such corporation’s or legal entity’s bylaws or operating agreement.
“Closing” has the meaning set forth in Section 3.1.
“Closing Date” has the meaning set forth in Section 3.1.
“Closing Subsidiary Cash” means the outstanding Cash, as determined in accordance with the Balance Sheet Rules, as of the Calculation Time.

“Closing Subsidiary Indebtedness” means (a) the aggregate amount of Indebtedness of Bioness ISR outstanding as of the Calculation Time, as determined in accordance with the Balance Sheet Rules plus (b) any accrued but unpaid Bioness ISR Pre-Closing Taxes that are income Taxes.
“Closing Transaction Expenses” means the Transaction Expenses as of the Calculation Time.
“Closing Working Capital” means the Working Capital, determined in accordance with the Balance Sheet Rules, as of the Calculation Time.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Competing Activities” has the meaning set forth in Section 6.6(a)(i).
“Competing Product” means any advanced rehabilitation equipment that competes with the Rehab Products.
“Confidentiality Agreement” means the Confidentiality Agreement, dated as of October 22, 2023, between Parent and Bioventus.
“Contract” means any legally binding written or oral contract, agreement, instrument, lease, license, obligation, understanding, commitment, arrangement or other agreement, including all amendments thereto.
“COVID-19” means the coronavirus disease (COVID-19) or any evolution thereof.
“Credit Agreement” means that certain Credit and Guaranty Agreement, dated as of December 6, 2019, by and among Bioventus, certain subsidiaries of Bioventus thereto, the lenders thereto, Wells Fargo Bank, National Association and the other parties thereto, as amended, modified or supplemented from time to time.
“Current Assets” means (i) the current assets comprising the Acquired Assets and (ii) the current assets of Bioness ISR, in each case determined in accordance with the Balance Sheet Rules.
“Current Liabilities” means (i) the current liabilities comprising the Assumed Liabilities and (ii) the current liabilities of Bioness ISR, in each case as determined in accordance with the Balance Sheet Rules and, for the avoidance of doubt, shall not include any Excluded Liability.
“D&O Indemnified Party” has the meaning set forth in Section 6.15.
“Data Protection Laws” means all applicable Laws that govern the privacy, protection, use, processing, storage, transfer or security (including breach notification obligations) of Personal Data (including, European Data Protection Laws, Israeli Protection of Privacy Law, 1981 and the regulations promulgated thereunder (including, the Privacy Protection Regulations (Data Security), 2017, US Data Protection Laws, all equivalent, comparable or applicable federal, state privacy, security and data breach notification Laws that apply to Personal Data)).
“Deductible” has the meaning set forth in Section 8.4(a).

“Direct Claim Notice” has the meaning set forth in Section 8.6.
“Disclosure Schedules” means the Schedules delivered by the Sellers to the Buyer concurrently with the execution and delivery of this Agreement.
“Downward Adjustment Amount” has the meaning set forth in Section 2.7(d)(ii).
“DPA” has the meaning set forth in Section 4.13(l).
“Earnout Amounts” has the meaning set forth in Section 2.10(j).
“Earnout Period” has the meaning set forth in Section 2.10(j).
“Earnout Reports” has the meaning set forth in Section 2.10(b).
“Earnout Statement of Objections” has the meaning set forth in Section 2.10(c).
“EBITDA” has the meaning set forth in Section 2.10(j).
“EBITDA Earnout Amount” has the meaning set forth in Section 2.10(j).
“Electronic Data Room” means the electronic data room established by the Sellers for Project Mustang in connection with the transactions contemplated hereby hosted by Donnelley Financial Solutions Venue.
“Employees” means collectively, the US Employees and the ISR Employees.
“Encumbrance” means all liens, encumbrances, charges, mortgages, pledges, or other security interests.
“End Date” has the meaning set forth in Section 9.1(a)(ii).
“Environment” means soil, soil vapor, surface waters, groundwater, drinking water, land, stream sediments, natural resources, surface or subsurface strata, and ambient air or indoor air.
“Environmental Condition” means any condition of or affecting the Environment which violates any Environmental, Health and Safety Requirement or results in or involves any Release, or threat of Release, damage, loss, claim, demand, order or Liability.
“Environmental, Health and Safety Requirements” means all Laws concerning public health and safety, worker health and safety, pollution or protection of the Environment, including all Laws relating to the presence, use, production, generation, manufacture, handling, transportation, treatment, storage, disposal, sale, distribution, importation, exportation, labeling, testing, processing, discharge, Release, threatened Release, control, or cleanup of or exposure to any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation or other Hazardous Materials.
“Equitable Exceptions” has the meaning set forth in Section 4.2.

“Equity Commitment Letter” has meaning set forth in the Recitals.
“Equity Financing” has the meaning set forth in Section 5.5(a).
“Equity Interests” means: (a) any shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, (b) any ownership interests in a Person other than a corporation, including membership interests, partnership interests, joint venture interests and beneficial interests; and (c) any warrants, options, convertible or exchangeable securities, calls or other rights to purchase or acquire any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means with respect to any trade or business (whether or not incorporated) (a) under common control within the meaning of Section 4001(b)(1) of ERISA with such entity or (b) which together with such entity, is treated as a single employer under Section 414(t) of the Code, in each case as of the Closing Date.
“Estimated Closing Subsidiary Cash” means the Sellers’ good faith estimate of Closing Subsidiary Cash, as set forth on the Pre-Closing Statement.
“Estimated Closing Subsidiary Indebtedness” means the Sellers’ good faith estimate of Closing Subsidiary Indebtedness, as set forth on the Pre-Closing Statement.
“Estimated Purchase Price” shall be an amount equal to (a) the Base Amount, minus (b) the Estimated Working Capital Shortfall, if any, plus (c) the Estimated Closing Subsidiary Cash, minus (d) the Estimated Closing Subsidiary Indebtedness, minus (e) the Estimated Transaction Expenses.
“Estimated Transaction Expenses” means the Sellers’ good faith estimate of the Transaction Expenses, as set forth in the Pre-Closing Statement.
“Estimated Working Capital” means the Sellers’ good faith estimate of the Closing Working Capital, as set forth on the Pre-Closing Statement.
“Estimated Working Capital Shortfall” means the amount by which the Working Capital Target exceeds the Estimated Working Capital.
“EU” means the European Union.
“European Data Protection Laws” means the GDPR, the EU e-Privacy Directive (Directive 2002/58/EC) as amended in 2009 by Directive 2009/136/EC and its national implementing laws, applicable Laws relating to cyber security, including Directive (EU) 2022/2555 of the European Parliament and of the Council of 14 December 2022 on measures for a high common level of cybersecurity across the Union, amending Regulation (EU) No 910/2014 and Directive (EU) 2018/1972, and repealing Directive (EU) 2016/1148, the UK Data Protection Act 2018, the GDPR as it forms part of UK law by virtue of the European Union (Withdrawal) Act 2018, as amended (including by the Data Protection, Privacy and Electronic

Communications (Amendments etc.) (EU Exit) Regulations 2019) in each case, including any regulations under such legislation, as amended, supplemented or replaced from time to time.
“Excess Recovery” has the meaning set forth in Section 8.4(h).
“Excluded Assets” has the meaning set forth in Section 2.4.
“Excluded Liabilities” has the meaning set forth in Section 2.6.
“FAR” has the meaning set forth in Section 6.11(f).
“FDA” means the United States Food and Drug Administration.
“FDCA” means the United States Food, Drug and Cosmetics Act (21 U.S.C. §§ 301 et seq.), as amended.
“Final Accelerated Earnout Report” has the meaning set forth in Section 2.10(g).
“Final Closing Purchase Price” has the meaning set forth in Section 2.2(c).
“Final Closing Subsidiary Cash” means the Closing Subsidiary Cash, as finally agreed or determined in accordance with Section 2.7(c).
“Final Closing Subsidiary Indebtedness” means the Closing Subsidiary Indebtedness, as finally agreed or determined in accordance with Section 2.7(c).
“Final Transaction Expenses” means the Transaction Expenses, as finally agreed or determined in accordance with Section 2.7(c).
“Final Working Capital” means the Closing Working Capital, as finally agreed or determined in accordance with Section 2.7(c).
“Financial Statements” has the meaning set forth in Section 4.5(a).
“Financing Commitment” has the meaning set forth in Section 5.5(a).
“Fraud” means knowing and intentional misrepresentation or inaccuracy of a representation or warranty contained in this Agreement, or any other Transaction Agreement or any certificate delivered pursuant to this Agreement; provided, that, at the time such representation was or warranty made, (a) such representation or warranty was misrepresented or inaccurate, (b) the Person making such representation had actual knowledge of the misrepresentation or inaccuracy of such representation or warranty, (c) such Person intended another Person party to this Agreement or any other Transaction Agreement to rely on such representation or warranty, and (d) such other Person acted in reliance on such misrepresented or inaccurate representation or warranty and suffered a Loss as a result of such misrepresentation or inaccuracy.
“Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Standing), Section 4.2 (Authority; Execution and Delivery; Enforceability), Section 4.3(a)(i) (No Conflicts; Consents), Section 4.4 (Transferred Shares),

Section 4.7(a) (Title to Assets), Section 4.26 (Brokers and Finders), Section 5.1 (Organization, Standing and Power), Section 5.2 (Authority; Execution and Delivery; Enforceability), Section 5.3(a)(i) (No Conflicts; Consents) and Section 5.6 (Capitalization).
“Fusion” means Fusion Specialty Americas Insurance Services LLC.
“GAAP” means United States generally accepted accounting principles, as in effect from time to time.
“GDPR” means Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the Processing of Personal Data and on the free movement of such data and repealing Directive 95/46/EC, as amended, replaced or superseded from time to time.
“Global Annual Incentive Plan” means the 2024 Global Annual Incentive Plan of Bioventus.
“Government Contract” means any Contract between any Seller, on the one hand, and (i) any Governmental Entity, (ii) any prime contractor of a Governmental Entity in its capacity as a prime contractor, or (iii) any higher-tier subcontractor of a Governmental Entity in its capacity as a subcontract, on the other hand, in each case, to the extent they are Related to the Business.
“Governmental Entity” means any government, agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether multinational, national, foreign, domestic, territorial, federal, state, municipal or local, governmental entity, quasi-governmental entity, self-regulatory organization (including any securities exchange) or any judicial or public or private arbitrational body or tribunal, court, commission, board, bureau, agency or instrumentality or any regulatory, administrative or other department, political or other subdivision or branch of any of the foregoing.
“Governmental Grant” has the meaning set forth in Section 4.25(a).
“Governmental Healthcare Programs” means any and all federal healthcare programs as defined by 42 U.S.C. § 1320a–7b(f), including Medicare, Medicaid, TRICARE, Department of Veterans Affairs health network, Maternal and Child Health Service Block Grant, Children’s Health Insurance Program, Social Services Block Grant and any other, similar or successor federal, state or local healthcare payment programs with or, sponsored in whole or in part by, any Governmental Entity.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.
“HCP” means any Person (a) qualified to prescribe, administer, use or supply any medicinal or medical products, including medical devices, or (b) perform any professional medical, laboratory, research, nursing, phlebotomy, behavioral health, or other clinical services; the foregoing to include any physician, pharmacist, registered nurse, licensed practical nurse, advanced practice nurse, nurse practitioner, certified registered nurse practitioner, physician assistant, physical therapist or other health care provider or practitioner, including any key opinion leaders.
“Healthcare Laws” means all applicable Laws relating to (i) the regulation, provision, research, Manufacture, promotion, sale, distribution, import, export or the administration of, or billing, coding or payment or reimbursement for, healthcare products (including medicinal products and medical devices) or services or (ii) Governmental Healthcare Programs and arrangements with HCPs or referrals, including HIPAA, the Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)), the Stark Law (42 U.S.C. § 1395nn), the criminal False Claims Statutes (18 U.S.C. §§ 286, 287 and 1001), the Health Care Fraud Law (18 U.S.C. § 1347), the Civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the Exclusion Laws (42 U.S.C. § 1320a-7), the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), the Eliminating Kickbacks in Recovery Act (18 U.S.C. § 220), Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act), TRICARE (10 U.S.C. § 1076d), the FDCA, the Medical Devices Directives (Directive 93/42/EEC, Directive 90/385/ECC and Directive 98/79/EC), the Medical Devices Regulation (Regulation (EU) 2017/45), current Good Manufacturing Practices set forth in applicable Law, the Federal Trade Commission Act (15 U.S.C § 41 et seq.) and the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010 and similar Laws of any other applicable jurisdiction.
“Hazardous Material” means any substance, material, or waste which is regulated or could give rise to liability under any Environmental, Health and Safety Requirement, including any (a) asbestos or asbestos-containing materials, (b) petroleum or petroleum-containing or petroleum-derived materials, (c) radiation or radioactive materials, (d) harmful biological agents, including mold, (e) polychlorinated biphenyls, (f) per- and polyfluoroalkyl substances, and (g) any material, substance, or waste which is defined as a “hazardous waste,” “hazardous material,” “regulated substance,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “pollutant,” “toxic waste,” “toxic substance” or similar term under any Environmental, Health and Safety Requirement.
“HHS” means the United States Department of Health and Human Services.
“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009.
“ICL” has the meaning set forth in Section 4.1.
“IIA” means the Israel Innovation Authority (formerly known as the Office of Chief Scientist of the Israel Ministry of the Economy and Industry).
“IIA Undertaking” has the meaning set forth in Section 3.2(j).
“Implantables Business” means the business of the Sellers constituting the development and commercialization of the Implantables Products.
“Implantables Products” means the StimRouter Neuromodulation System and the TalisMann Pulse Generator and Receiver System.

“Incidental License” means any: (a) permitted use right to confidential information in a non-disclosure agreement; (b) agreement with any current and former Employee(s); (c) license for any commercially available off-the-shelf software (including software as a service) under standard end-user non-negotiated license terms and conditions including such licenses pursuant to shrink-wrap or click-wrap licenses; (d) agreement for which one or more of the Sellers is licensing or permitting use of any Owned Intellectual Property or under which one or more of the Sellers is being licensed to the Intellectual Property of a third party, in either case on a non-exclusive basis, in the ordinary course of business and under a standard form agreement provided in conjunction with the purchase of any of the standard goods or services; or (e) non-exclusive license that is merely incidental to the transaction contemplated by the associated agreement, the commercial purpose of which is primarily for something other than such license, such as any license for provision of a professional service not solely made accessible by software or for the use of software that is preconfigured, preinstalled, or embedded on hardware or other equipment.
“Indebtedness” means, without duplication, any obligations of a Person for or in respect of: (a) indebtedness for borrowed money, (b) any earnout payments or similar amounts owing as deferred purchase price for property or services, (c) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (d) payment obligations due and owing under any interest rate, currency or other hedging agreement, (e) obligations under any performance bond, surety bond, letter of credit or similar obligation, but only to the extent drawn, (f) leases classified as a capital or finance lease in the Financial Statements, (g) unpaid severance, if any, due and owing in respect of former employees of the Business or Bioness ISR whose employment terminated prior to or as of the Closing and any accrued retention, deferred compensation, bonus or other incentive compensation determined as if such amounts were due upon the Closing, (h) any unpaid bonus, commission (including guaranteed commission earned prior to Closing) or other incentive compensation in respect of employees of the Business or of Bioness ISR accrued prior to Closing and not otherwise reflected as a Current Liability in the calculation of Closing Working Capital (including, in each case of (g) and (h), the employer portion of any payroll, employment or similar Taxes) determined as if such amounts were due upon the Closing, and (i) guarantees with respect to any indebtedness of any other Person of a type described in clauses (a) through (h) above, and (i) for clauses (a) through (i) above, all accrued interest thereon, if any, and any termination fees, prepayment penalties, “breakage” costs or similar payments associated with the repayment of such Indebtedness. For the avoidance of doubt, Closing Subsidiary Indebtedness shall not include (i) trade payables or any obligations under any performance bond, surety bond, letter of credit or similar obligation to the extent undrawn or uncalled or other items to the extent included in the calculation of Current Liabilities in the determination of Closing Working Capital, (ii) any Indebtedness incurred by the Buyer and its Affiliates (other than Bioness ISR) on or prior to the Closing Date or (iii) Indebtedness of the Sellers or items that are otherwise Excluded Liabilities.
“Indemnified Parties” has the meaning set forth in Section 8.3.
“Indemnifying Party” means any party hereto from which any Indemnified Party is seeking indemnification pursuant to the provisions of this Agreement.
“Insurance Policies” has the meaning set forth in Section 4.19.

“Intellectual Property” means any and all of the following rights in any jurisdiction throughout the world: (a) trademarks, service marks, fictional business names, trade names, commercial names, certification marks, collective marks, Internet domain names and uniform resource locators and alphanumeric designations associated therewith and other proprietary rights to any words, names, slogans, symbols, logos, devices or combinations thereof used to identify, distinguish and indicate the source or origin of goods or services, and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights, whether in published or unpublished works, databases, data collections and rights therein, mask work rights, software, web site content, rights to compilations, collective works and derivative works of any of the foregoing and moral rights in any of the foregoing, and moral rights and economic rights of others in any of the foregoing; (c) trade secrets and confidential know-how; (d) domain names, websites, and social media accounts (including content and functionality relating thereto); and (e) patents, industrial and utility models, industrial designs, petty patents, patents of importation, patents of addition, certificates of invention, and any other indicia of invention ownership issued or granted by any Governmental Entity, including all provisional applications, priority and other applications, divisionals, continuations (in whole or in part), extensions, reissues, re-examinations or equivalents or counterparts of any of the foregoing (in each case of clauses (a) – (c) and (e), including all applications and registrations of the foregoing).
“Interim Financial Statements” has the meaning set forth in Section 4.5(a).
“Interim Financials Date” has the meaning set forth in Section 4.5(a).
“Inventory” means all inventory of the Business, including all raw materials, works-in-process and finished goods related thereto.
“IP Assignment Agreement” means that certain IP Assignment Agreement, by and among the Buyer and the Sellers, in the form attached hereto as Exhibit B.
“ISR Employees” means those Persons employed by Bioness ISR immediately prior to the Closing.
“ISR Lease” has the meaning set forth in Section 4.17(b).
“Israeli Innovation Law” means the Israeli Encouragement of Research, Development and Technological Innovation in the Industry Law, 1984 (as amended from time to time, including regulations, directives, procedures and rules that have been or will be promulgated thereunder and/or by virtue thereof, including any directives, guidelines and rules as issued from time to time by the IIA).
“Israel Tax Ordinance” means the Israel Income Tax Ordinance (New Version), 1961, as amended, and the rules and regulations promulgated thereunder.
“IT Systems” means the information and communications technologies used by the Business, including hardware, Software, networks and virtual server subscription services.
“ITA” means the Israeli Tax Authority.

“Knowledge of the Sellers” (or similar phrases) means the actual knowledge of: Anthony D’Adamio, Mark Singleton and Keith McBride, in each case, after reasonable inquiry.
“Law” means any federal, national, territorial, state, municipal or local, foreign, multi-national or domestic statute, act, law (including common law), treaty, ordinance, rule, regulation, order, writ, injunction, directive, judgment, award, code, Governmental Order, approval, Permit, decree, ruling or other legally-binding requirement, in each case, having the force and effect of law, or any similar form of decision or approval of, or determination by, or binding interpretation or administration of, any of the foregoing issued, enacted, adopted, promulgated, implemented or otherwise put in effect by or under the authority of a Governmental Entity.
“Leased Real Property” has the meaning set forth in Section 4.17(b).
“Leases” has the meaning set forth in Section 4.17(b).
“Liability” or “Liabilities” means any liability, indebtedness, obligation or commitment of any nature whether asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, mature or unmature or otherwise.
“Limited Guarantee” has meaning set forth in the Recitals.
“Lookback Date” means the date that is five (5) years prior to the date hereof.
“Losses” means any and all losses, claims, damages, deficiencies, fines, Liabilities, Taxes, expenses (including reasonable attorneys’, accountants’ and other professionals’ fees), penalties, payments (including those arising out of any settlement or judgment relating to any Action), suits, Actions and assessments.
“Manufacture” or “Manufacturing” means all activities related to the production, manufacture, processing, finishing, packaging, labeling, shipping, transport and storage of a product, including process development, process qualification and validation, scale-up, preclinical, non-clinical, clinical and commercial manufacture and analytic development, product characterization, testing, quality assurance, and quality control.
“Material Adverse Effect” means any Occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the assets, Liabilities, results of operations or condition (financial or otherwise) of the Business, the Acquired Assets or Bioness ISR, taken as a whole; provided, however, that “Material Adverse Effect” shall not include the impact on the Business, the Acquired Assets or Bioness ISR, results of operations, financial condition or assets arising out of or attributable to (a) conditions or effects that generally affect the industries in which the Business is operated (including legal and regulatory changes), (b) general economic conditions affecting any jurisdiction in which the Business is operated or the Acquired Assets are located or the global economy generally, including changes in interest or exchange rates, (c) effects resulting from changes in equity or debt market conditions in any jurisdiction in which the Business is operated or the Acquired Assets are located or the global economy generally, (d) any effects or conditions resulting from an outbreak or escalation of hostilities, acts of terrorism, disease, pandemics, COVID-19, epidemics, political instability or other national or international calamity, crisis or emergency, or any governmental or other response to any of the foregoing, in each case whether or not involving the United States or any other country in which the Business is operated or the Acquired Assets are located (including any acts of war or sanctions imposed in connection with (i) the current dispute involving the Russian Federation and Ukraine, including relating to Belarus and (ii) the current dispute involving Israel, Hamas, Lebanon, Syria, Iran, Iraq, Yemen and any other state or non-state actors involved), (e) acts of God (including earthquakes, storms, fires, floods and natural catastrophes), (f) effects arising from changes or proposed changes in Laws, rules, regulations or accounting principles, (g) effects relating to or arising from the announcement (subject to the terms hereof) of the execution of this Agreement or the transactions contemplated hereby or the identity of the Buyer or any of its Affiliates, including the loss of any customers, suppliers or employees, (h) effects resulting from compliance with the terms and conditions of this Agreement by the Sellers or consented to in writing by the Buyer, (i) the seasonality of the Business or (j) the failure to meet any projections or forecasts (provided that the underlying cause of such failures (subject to the other provisions of this definition) may be taken into account); provided, further, that any adverse Occurrence resulting from the matters described in the foregoing clauses (a), (b), (c), (d), (e), (f) or (i) may be taken into account in determining whether there has been a Material Adverse Effect to the extent that they have a disproportionate effect on the Business, the Acquired Assets or Bioness ISR in the aggregate relative to similarly situated businesses in the industries, markets or geographies in which the Business, the Acquired Assets or Bioness ISR operates (in which case only such incremental disproportionate impact may be taken into account in determining whether there has been a Material Adverse Effect).
“Material Customers” has the meaning set forth in Section 4.20.
“Material Subsidiary Contracts” has the meaning set forth in Section 4.11(a).
“Material Suppliers” has the meaning set forth in Section 4.20.
“Net Adjustment Amount” means an amount, which may be positive or negative, equal to (A) (i) the Final Working Capital plus (ii) the Final Closing Subsidiary Cash minus (iii) the Final Closing Subsidiary Indebtedness minus (iv) Final Transaction Expenses minus (B) (i) the Estimated Working Capital plus (ii) the Estimated Closing Subsidiary Cash minus (iii) the Estimated Closing Subsidiary Indebtedness minus (iv) Estimated Transaction Expenses.
“Non-Assignable Assets” has the meaning set forth in Section 6.11(a).
“Notice of Disagreement” has the meaning set forth in Section 2.7(c).
“Novation Agreement” has the meaning set forth in Section 6.11(f).
“Occurrence” means any individual or set of existences, events, developments, omissions, situations, occurrences, circumstances, facts or takings.
“Open Source Software” means any software that is distributed as “open source software” (as such software has been defined by the Open Source Initiative), or under a similar licensing or distribution terms, including software licensed or distributed under any of the following licenses or distribution models: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the MIT and BSD Licenses; and (v) the Apache License.

“Overhead and Support Services” means any overhead and support services provided prior to Closing to the Business (including Bioness ISR) by the Sellers or any of their Affiliates, including (although there may be other overhead services from time to time) services for or related to accounts payable processing, cost accounting, accounting support, purchasing, shipping and supply procurement, factory management services, quality control, information technology services, treasury services, real estate services, purchasing and supply management services, software services, contract management services, financial accounting services, information technology infrastructure and security, enterprise resource planning, computer leasing and servicing, banking arrangements and services, procurement and sourcing support, quality assurance, insurance services, legal services, tax services, business practices, manufacturing operations advisory services, financial accounting services, payroll and employee benefits.
“Owned Intellectual Property” has the meaning set forth in Section 4.8(a).
“Parent” has the meaning set forth in the Recitals.
“Paying Agent” has the meaning set forth in the Recitals.
“Payor” means any commercial or private payor or program, including any private insurance payor or program, health care service plan, health insurance company, health maintenance organization, self-insured employer, or other third-party payor programs. For the avoidance of doubt, “Payor” as used herein does not include Governmental Healthcare Programs.
“Payor Agreement” has the meaning set forth in Section 4.13(k).
“Permits” means all permits, licenses, franchises, approvals, authorizations, clearances, accreditations, registrations, notifications, exemptions, certifications, declarations, markings of conformity and consents required to be obtained from, or supported by, any Governmental Entities, including all Regulatory Authorizations.
“Permitted Encumbrances” means, (a) Encumbrances disclosed in the Financial Statements or and specifically identified as an Encumbrance, (b) Encumbrances for Taxes, assessments and other government charges not yet due and payable or which are being contested in good faith by appropriate Action for which adequate reserves have been established in accordance with GAAP or which are accrued for as Current Liabilities, (c) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like Encumbrances, in each case, imposed in the ordinary course of business, to the extent not incurred in connection with the borrowing of money, for monies not yet due and that are not yet subject to penalties for delinquent nonpayment, (d) Encumbrances relating to purchase money security interests entered into in the ordinary course of business, (e) Encumbrances in respect of pledges or deposits under workers’ compensation Laws or similar legislation, unemployment insurance or other types of social security or to secure government Contracts and similar obligations, (f) Encumbrances and defects or irregularities in title that do not materially affect or impair the current use or occupancy of the underlying asset, (g) easements, covenants, conditions, restrictions, rights of way, servitudes, encroachments, licenses, protrusions, utility company rights, title defects, zoning ordinances and other similar Encumbrances affecting real property that do not materially prohibit or impair the current use or occupancy of the underlying asset, (h) rights of lessors, (i)

building and zoning laws, ordinances, codes and regulations now or hereinafter in effect relating to real property (j) Encumbrances created by the acts of the Buyer or the Buyer’s Affiliates at the Closing, (k) payments not yet due and payable under the Transferred Contracts and contracts of Bioness ISR, (l) Encumbrances in respect of pledges or deposits in connection with the lease securities and/or credit card or credit arrangements, (m) Encumbrances to be released in connection with the Closing set forth on Schedule 1.1(a)(i), and (n) Encumbrances to remain in effect at the Closing set forth on Schedule 1.1(a)(ii).
“Perseus Merger Agreement” means that certain Agreement and Plan of Merger, dated as of March 30, 2021, by and among Bioventus, Bioness, Perseus Intermediate, Inc., Perseus Merger Sub, Inc., Alfred E. Mann Living Trust and Mann Group, LLC, as amended.
“Person” means an association, a corporation, an individual, a partnership, a limited liability company, an unlimited liability company, a joint venture, a trust or any other entity or organization (whether or not regarded as a legal entity under applicable Law), including a Governmental Entity.
“Personal Data” means information that (a) relates to an identified or identifiable natural person, or (b) constitutes “personally identifiable personal information”, “protected health information”, “personal data” or similar information protected by Data Protection Laws. Personal Data includes name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person telephone number, IP address, social security number, driver’s license number, state-issued identification card number, financial account numbers, credit card numbers, debit card numbers, or any security code, access code, personal identification number or password, health insurance policy number, subscriber identification number, any unique identifier used by a health insurer and/or provider to identify the individual, information regarding an individual’s medical history, mental or physical condition or medical treatment or diagnosis by a health insurer to identify the individual, username or email address in combination with a password or security question.
“Pre-Closing Accelerated Earnout Report” has the meaning set forth in Section 2.10(g).
“Post-Closing Period” means any taxable period beginning after the Closing Date.
“Post-Closing Statement” has the meaning set forth in Section 2.7(b).
“Pre-Closing Period” means any taxable period ending on or before the Closing Date.
“Pre-Closing Period Tax Return” means any Tax Return relating to a Pre-Closing Period.
“Pre-Closing Occurrences” has the meaning set forth in Section 6.21(b).
“Pre-Closing Statement” has the meaning set forth in Section 2.7(a).
“Products” has the meaning set forth in Section 4.23(a).
“Qualified Benefit Plan” has the meaning set forth in Section 4.15(b).

“R&W Insurance Policy” means the representations and warranties insurance policy issued by Fusion to the Buyer in connection with the transactions contemplated hereby.
“Regulatory Authorization” means all Permits, each as necessary for the development, research, conduct of clinical trials, manufacture, production, testing, approval, labeling, marketing, transfer, sale, storage, distribution, pricing, third party reimbursement and/or commercialization of a product in such jurisdiction in accordance with applicable Laws, including (a) an investigational device exemption filed with the FDA under 21 C.F.R. 812 or equivalent to conduct a clinical trial under the applicable Laws of any other jurisdiction; (b) a 510(k) clearance or PMA approval pursuant to the FDCA; (c) CE marking of conformity affixed on a medical device in the EU, and associated certificates and declarations of conformity, in order to attest compliance of such medical device with the applicable EU legal framework for the purpose of the placing of such medical device on the EU market; (d) registration of medical devices with the Medicines and Healthcare products Regulatory Agency (MRHA) under the UK Medical Devices Regulation 2022, as amended; or (e) any other similar registration or approval, each as amended or supplemented from time to time.
“Regulatory Documentation” means, with respect to the Rehab Products, in any written or electronic form, all (a) documentation comprising the Permits, (b) dossiers, reports, supplements, records, data, full technical file and other materials or correspondence filed with or received from any Governmental Entity, relating to the Permits or application or submission for obtaining a Permit, (c) reports, supplements, records, data and other materials and correspondence related to the products and necessary to, or otherwise limiting the ability to, manufacture, commercially distribute, sell, market or otherwise exploit the Rehab Products, including minutes and official contact reports relating to any communications with any Governmental Entity, and relevant supporting documents with respect thereto, including currently used final advertising and promotion documents, adverse event or serious incident or field safety corrective actions files, complaint files, and medical device reports (d) clinical data filed with or received from a Governmental Entity to the extent relating to any clinical trial related to the Rehab Products, in the case of each of clauses (a), (b), (c) and (d), to the extent in the possession or control (whether by ownership or other rights) of any Seller and, in each case necessary to, or otherwise limiting the ability to, develop, research, conduct clinical trials on, manufacture, test, approve, label, market, transfer, sale, store, distribute, price, obtain third party reimbursement for or commercialize or otherwise exploit the Rehab Products.
“Rehab Products” has the meaning set forth in the Recitals.
“Related Claim” means any claims, causes of action or Actions that may be based upon, arise out of or relate to this Agreement or any of the Transaction Agreements or the negotiation, execution, performance, breach, interpretation, construction, validity or enforcement of this Agreement (including any claim, cause of action or Action based upon, arising out of or related to any representation, warranty or covenant made or alleged to be made in or in connection with, or as an inducement to enter into, this Agreement) or any of the Transaction Agreements.
“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping of a Hazardous Material into or through the Environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Materials).

“Related to the Business” means primarily used by the Sellers in the operation of, or otherwise primarily relating to, the Business as conducted prior to the Closing Date.
“Representatives” means with respect to any Person, any of such Person’s officers, directors, managers, employees, shareholders, members, partners, controlling Persons, agents, consultants, advisors, and other representatives, including legal counsel, accountants and financial advisors.
“Resolution Period” has the meaning set forth in Section 2.7(c).
“Retained Warranty Liabilities” has the meaning set forth in Section 2.6(l).
“Revenue” has the meaning set forth in Section 2.10(j).
“Review Period” has the meaning set forth in Section 2.7(c).
“Sale Proceeds” means the total cash-on-cash return received by the Accelmed Sponsors in connection with a Triggering Event in respect of the capital stock of the Buyer held by them, including for these purposes all previous cash distributions (excluding tax distributions) and dividends, and proceeds in cash of redemptions, recapitalizations and public or private sales, in each case (a) actually received by the Accelmed Sponsors at any time prior to such Triggering Event as a result of such stock ownership and (b) excluding any amounts that reduce the calculation of Accelmed Investment Amount in respect of a Subsequent Transaction. For purposes of calculating Sale Proceeds in connection with a Triggering Event that includes the Business as well as any other businesses, products or assets of the Buyer or its Affiliates, the consideration received by the Accelmed Sponsors in connection with such Triggering Event shall be reasonably allocated between the Business (which shall be included in the calculation of Sales Proceeds) and such other businesses, products or assets of the Buyer or its Affiliates (which shall be excluded from the calculation of Sale Proceeds) included in such Triggering Event based on the respective value of the Business and such other businesses, products or assets. Sale Proceeds will not be subject to additional deduction for Earnout Amounts other than the Accelerated Earnout Payment solely to the extent it is not otherwise deducted from the proceeds received by the Buyer or the Accelmed Sponsors in the Triggering Event.
“Sales Compensation Plan(s)” means, either individually or collectively, the Sales Compensation Plan, each effective January 1, 2024, for the following categories of US Employees, as applicable: (i) U.S. Based Area Vice Presidents – Rehab; (ii) U.S. Based Area Vice Presidents – Enterprise Accounts & Robotic Technologies; (iii) U.S. Based Clinical Specialist – Rehab; (iv) U.S. Based Directors of Sales – Rehab; (v) U.S. Based Senior Clinical Specialist – Rehab; (vi) U.S. Based Senior Territory Managers – Rehab; (vii) U.S. Based Territory Managers – Rehab; (viii) U.S. Based Territory Manager IIs – Rehab; and (ix) U.S. Based Area Sales Managers – Rehab.
“Section 14 Arrangement” has the meaning set forth in Section 4.16(d).
“Securities Act” has the meaning set forth in Section 5.7.
“Seller” and “Sellers” have the meanings set forth in the Preamble.

“Seller Indemnified Parties” has the meaning set forth in Section 8.3.
“Seller Insurance Policies” has the meaning set forth in Section 6.21(a).
“Share Transfer Deed” has the meaning set forth in Section 3.2(g).
“Software” means computer software, programs, data, and databases in any form, and all versions, updates, corrections, enhancements, replacements, and modifications thereof, and all documentation related thereto.
“Source Code” means computer software that may be displayed or printed in human-readable form, including all related programmer comments, annotations, flowcharts, diagrams, help text, data and data structures, instructions, procedural, object-oriented or other human-readable code, and that is not intended to be executed directly by a computer without an intervening step of compilation or assembly.
“Statement of 2024 Revenue” has the meaning set forth in Section 4.5(a).
“Stock Purchase” has the meaning set forth in the Recitals.
“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.
“Straddle Period Tax Return” means any Tax Return relating to a Straddle Period.

“Subsequent Transaction” means, pursuant to one or a series of transactions, (a) the acquisition, directly or indirectly, by one or more Person(s) that is not an Accelmed Sponsor, including by way of issuance, of capital stock of the Buyer to such Person(s) by the Buyer and/or the sale of capital stock of the Buyer, directly or indirectly, by one or more Accelmed Sponsors to such Person(s) and/or (b) the repurchase, directly or indirectly, of capital stock of the Buyer held by one or more Accelmed Sponsors, in each case, which may involve financing, so long as such transactions, when taken together, result in the Accelmed Sponsors directly or indirectly selling a portion of their capital stock of the Buyer to another Person or the Buyer and do not result in a Triggering Event, in each case, other than (i) awards of incentive equity, including stock options, to management of the Buyer or (ii) transfers by the Accelmed Sponsors of capital stock of the Buyer to Affiliates of the Accelmed Sponsors for no consideration.

“Supplemental Revenue Earnout Amount” has the meaning set forth in Section 2.10(j).
“Tax” or “Taxes” means (a) taxes, charges, withholdings, fees, levies, imposts, duties and governmental fees or other like assessments or charges of any kind whatsoever in the nature of taxes imposed by any federal, state, local or foreign or other Governmental Entity, and (b) interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Entity in connection with any item described in clause (a).
“Tax Contest” has the meaning set forth in Section 6.9(c).
“Tax Incentive” has the meaning set forth in Section 4.9(k).

“Tax Return” means any return, report, information return, statement or other similar document required to be filed with any Taxing Authority with respect to any Tax, including any amendment of or attachment to the same.
“Taxing Authority” means any Governmental Entity responsible for the administration of any Tax.
“Third Party Claim” has the meaning set forth in Section 8.5(a).
“Third Party Claim Notice” has the meaning set forth in Section 8.5(a).
“Third Party Consents” has the meaning set forth in Section 6.11(b).
“Total Tax Consideration” has the meaning set forth in Section 2.8(a).
“Transaction Agreements” means this Agreement, the Assignment and Assumption Agreement, the Patent License Agreement, the Transition Services Agreement, the Valencia TSA, the IIA Undertaking, the IP Assignment Agreement, the BITS Balance Sensor License Agreement, the Limited Guarantee and the Equity Commitment Letter.
“Transaction Expenses” means, without duplication, all fees, costs and expenses incurred (plus Israeli VAT to the extent not recoverable, as reasonably determined by Buyer), payable or reimbursable by, or on behalf of, or to be paid by (or otherwise in respect of services provided prior to the Closing to), Bioness ISR, that remain unpaid as of immediately prior to the Closing, in each case, in connection with the consummation of the transactions contemplated hereby on the Closing Date, the sale process, any negotiation, preparation or execution of the Transaction Agreements or the consummation of the transactions contemplated hereby or other transactions contemplated hereby or thereby on the Closing Date, including (a) the aggregate amount of fees, costs, commissions, and expenses of any financial advisor, law firm, accounting or audit firm, brokers, finders, consultants or similar advisors or service providers incurred by the Sellers or Bioness ISR, and (b) any retention, sale, severance, transition, transaction or change in control bonuses triggered prior to or on the Closing Date that are payable by Bioness ISR on or after the Closing Date in connection with the transactions contemplated hereby and committed to or entered into by any Seller or any of their respective Affiliates prior to the Closing in each case payable to employees of Bioness ISR as a result of the Closing and only if triggered without any further action by Bioness ISR or its Affiliates following the Closing, and the employer portion of any related payroll, employment or similar Taxes, including social security and health fees, in connection therewith; provided that, for the avoidance of doubt, in no event shall “Transaction Expenses” include (i) fees, costs and expenses owed, paid or payable to any Person to the extent incurred at the direction of the Buyer or any of its Affiliates or otherwise relating to the Buyer’s or any of its Affiliates’ financing for the transactions contemplated hereby or any indebtedness arranged by the Buyer or any of its Affiliates, (ii) any Liability to the extent included within the definition of Closing Subsidiary Indebtedness, (iii) any Liability in respect of any amounts payable in respect of the Earnout Amounts, (iv) any fees, costs or expenses payable by the Buyer or, following the Closing, Bioness ISR under any Transaction Agreement or (v) costs related to the R&W Insurance Policy.
“Transfer Taxes” means any sales, use, goods and services, stock transfer, real property transfer, transfer, stamp, excise, registration, documentary, recording or other similar duties or

Taxes imposed by any Taxing Authority in connection with the transactions contemplated hereby.
“Transferred Contracts” has the meaning set forth in Section 2.3(d).
“Transferred Employees” means collectively, the Transferred US Employees and the ISR Employees.
“Transferred Inventory” has the meaning set forth in Section 2.3(i).
“Transferred IT Systems” has the meaning set forth in Section 2.3(k).
“Transferred Lease” has the meaning set forth in Section 2.3(d).
“Transferred Personal Property” has the meaning set forth in Section 2.3(j).
“Transferred Records” has the meaning set forth in Section 2.3(b).
“Transferred Shares” means all of the issued and outstanding ordinary shares of Bioness ISR, nominal value NIS 0.10 per share.
“Transferred US Employees” has the meaning set forth in Section 6.7(a).
“Transition Services Agreement” has the meaning set forth in Section 3.2(f).
“Treasury Regulations” means United States Treasury regulations promulgated under the Code.
“Triggering Event” means a transaction or series of transactions (as a result of a merger, consolidation, purchase of assets, purchase of equity interests or otherwise) consummated and that results in, in each case on or prior to December 31, 2026 (i) any Person not an Affiliate of the Accelmed Sponsors or “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) acquiring beneficial ownership, directly or indirectly, of more than fifty percent (50%) of the then issued and outstanding voting securities of the Buyer or its subsidiaries, (ii) the sale, lease, exchange, conveyance, transfer or other disposition, directly or indirectly, of all or substantially all of the assets of the Buyer, its subsidiaries or the Business as a whole to any Person not an Affiliate of the Accelmed Sponsors or “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) or (iii) an initial public offering of the Buyer or any corporation formed for such purpose.
“Upward Adjustment Amount” has the meaning set forth in Section 2.7(d)(i).
“US Data Protection Laws” means all applicable Laws concerning the privacy, protection, transfer or security in the United States, including the California Consumer Privacy Act, as amended by the California Privacy Rights Act, the Virginia Consumer Data Protection Act, and when effective, the Colorado Privacy Act, Connecticut Data Privacy Act, and the Utah Data Consumer Privacy Act, HIPAA, and the Payment Card Industry Data Security Standard, as amended, replaced or superseded from time to time.

“US Employees” means those Persons employed by Bioventus who worked exclusively for the Business immediately prior to the Closing, excluding the ISR Employees.
“Valencia TSA” has the meaning set forth in Section 3.2(k).
“Valencia TSA Quality Agreement” has the meaning set forth in Section 3.2(k).
“Valid Certificate” has the meaning set forth in Section 2.9(b).
“VAT” has the meaning set forth in Section 4.9(k).
“WARN Act” has the meaning set forth in Section 4.17(b).
“Withholding Drop Date” has the meaning set forth in Section 2.9(b).
“Working Capital” means, at any date, the Current Assets minus the Current Liabilities; provided, that all Cash, Closing Subsidiary Indebtedness, and income Tax assets and liabilities (including deferred income Tax assets and liabilities) of Bioness ISR, shall be excluded from the computation of Current Assets, Current Liabilities and Working Capital. A sample calculation of the Working Capital, which is prepared on a basis consistent with the Balance Sheet Rules, is set forth on Annex I. For the avoidance of doubt, the determination of Working Capital shall take into account only the same line items as set forth on Annex I (and with the exclusions and adjustments as set forth on Annex I) and otherwise be determined or calculated on a basis consistent with the Balance Sheet Rules. The parties hereto agree that the purpose of calculating the Working Capital hereunder is to measure changes in Working Capital without the introduction of new or different accounting methodologies.
“Working Capital Target” means $19,096,000.
1.2    Interpretative Provisions.
(a)When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article, Section, or Exhibit of or to this Agreement unless otherwise indicated.
(b)Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
(c)When a reference in this Agreement is made to a “party” or “parties,” such reference shall be to a party or parties to this Agreement unless otherwise indicated.
(d)Unless the context requires otherwise, the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words in this Agreement refer to this entire Agreement.
(e)Unless the context requires otherwise, words in this Agreement using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders.
(f)References in this Agreement to “dollars” or “$” are to U.S. dollars.

(g)The word “or” shall not be exclusive.
(h)References to “written” or “in writing” include in electronic form.
(i)Provisions shall apply, when appropriate, to successive events and transactions.
(j)A reference to any Person includes such Person’s successors and permitted assigns.
(k)Any reference to “days” means calendar days unless Business Days are expressly specified.
(l)When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.
(m)If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.
(n)The phrase “ordinary course of business” means the ordinary course of business, operations and activities of a Person consistent with past practice (including with respect to quantity and frequency, as applicable).
(o)The phrase “made available” or “provided” to Buyer or similar phrases as used in this Agreement means that the subject documents were posted to the Electronic Data Room at least 48 hours prior to the date hereof.
(p)This Agreement and the other Transaction Agreements were prepared jointly by the parties, and no rule that it be construed against the drafter will have any application in its construction or interpretation.

ARTICLE II
PURCHASE AND SALE
2.1Purchase and Sale of the Transferred Shares.
(a)On the terms and subject to the conditions set forth in this Agreement, at the Closing, Bioness shall sell, transfer and deliver to the Buyer, and the Buyer shall purchase from Bioness, all of Bioness’s right, title and interest in and to the Transferred Shares, free and clear of all Encumbrances (other than restrictions on transfer arising under applicable state, federal and foreign securities laws).
(b)For the avoidance of doubt, Sections 2.2(a), 2.2(b), 2.3, 2.4, 2.5 and 2.6 shall not apply to any rights, title, interests or Liabilities of Bioness ISR or the purchase and sale of the Transferred Shares contemplated hereby.
2.2Purchase and Sale of Assets; Assumption of Liabilities; Purchase Price.
(a)On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Sellers shall sell, assign, transfer and deliver to the Buyer, and the Buyer shall purchase, acquire and take assignment and delivery from the Sellers of, all rights, title and interests in the Acquired Assets, free and clear of all Encumbrances, other than Permitted Encumbrances.
(b)On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Buyer shall assume and thereafter pay, perform or discharge when due or required to be performed the Assumed Liabilities (for the avoidance of doubt, the Buyer and its Affiliates will not assume or thereafter pay, perform or discharge any other Liabilities of the Sellers). Notwithstanding anything to the contrary provided in this Agreement, the Sellers expressly acknowledge and agree that the Buyer shall not assume or succeed to, and the Sellers shall remain solely liable and responsible for, the Excluded Liabilities.
(c)On the terms and subject to the conditions set forth in this Agreement, the aggregate consideration payable to the Sellers and the Paying Agent (for further distribution to the Sellers) will be an amount in cash equal to the Estimated Purchase Price payable upon the consummation of the transactions contemplated herein, subject to adjustment pursuant to the terms hereof (the Estimated Purchase Price as finally adjusted in accordance with the terms of this Agreement, the “Final Closing Purchase Price”). Payment of the Estimated Purchase Price and the Final Closing Purchase Price will be apportioned among the Sellers, and the amount thereof apportioned to Bioness with respect to the Transferred Shares will be determined for purposes of Section 2.9, in accordance with the allocation provided by the Sellers to the Buyer in writing no less than three (3) Business Days prior to Closing. After the Closing, the Sellers shall be entitled to receive the Earnout Amounts, if any, pursuant to Section 2.10, the amount thereof to be apportioned amongst the Sellers as directed by the Sellers (any Earnout Amounts, together with the Final Closing Purchase Price, the “Aggregate Purchase Price”).
2.3Acquired Assets. For purposes of this Agreement, “Acquired Assets” means all of the Sellers’ right, title and interest in and to the assets and rights which are Related to the Business, including the following assets and rights of the Sellers:

(a)All accounts receivable and other miscellaneous receivables of the Sellers that are Related to the Business;
(b)All books, records and files, including customer and vendor lists, warranty details, research and development files, personnel files of Transferred US Employees (to the extent permitted by applicable Law) and marketing and promotional materials maintained by the Sellers that are Related to the Business (collectively, the “Transferred Records”);
(c)Except as set forth in Section 2.4(m), all rights to any Actions available to or being pursued by the Sellers that are Related to the Business, whether arising by way of counterclaim or otherwise;
(d)Each Contract (and Government Contract) set forth on Schedule 2.3(d)(i), the lease set forth on Schedule 2.3(d)(ii) (the “Transferred Lease”), all other Contracts entered into by the Sellers in the ordinary course of business of the Business from and after the date of this Agreement to and including the Closing Date (such Contracts, Government Contracts and Transferred Lease, together with the Assumed IP Licenses, the “Transferred Contracts”);
(e)All Permits listed on Schedule 2.3(e) but only to the extent such Permits may be transferred under applicable Law;
(f)All Intellectual Property licenses set forth on Schedule 2.3(f) (the “Assumed IP Licenses”);
(g)All Owned Intellectual Property set forth on Schedule 2.3(g) (the “Assumed Owned Intellectual Property”);
(h)The goodwill generated by the Sellers that is Related to the Business;
(i)All Inventory of the Sellers (the “Transferred Inventory”);
(j)All furniture, fixtures, machinery, vehicles, equipment, supplies, tooling, computer hardware, and other tangible personal property that is Related to the Business set forth on Schedule 2.3(j) (the “Transferred Personal Property”);
(k)The IT Systems set forth on Schedule 2.3(k) (the “Transferred IT Systems”);
(l)All rights under non-disclosure or confidentiality, non-compete or non-solicitation agreements that are still active and not expired or terminated with Transferred US Employees, in each case, which are Related to the Business or any of the Acquired Assets or Assumed Liabilities (other than non-disclosure or confidentiality, non-compete or non-solicitation agreements entered into with prospective purchasers of the Business, Bioness ISR or any portion thereof);
(m)the Regulatory Documentation, except for the parts of the Regulatory Documentation to the extent necessary to remain in the possession of the Sellers when acting as legal manufacturer under the Valencia TSA (with the rights, title and interest in such parts of the Regulatory Documentation being transferred to the Buyer when the Sellers cease to be the legal manufacturer under the Valencia TSA or the Valencia TSA is terminated pursuant to its terms); and
(n)All other assets set forth on Schedule 2.3(n).
For the avoidance of doubt, the Acquired Assets do not include any assets, properties or rights of Bioness ISR.
2.4Excluded Assets. Except for the Acquired Assets and the Transferred Shares, the Buyer is not acquiring any other assets, properties or rights of the Sellers or any of their respective Affiliates, including the following assets, properties and rights of the Sellers (collectively, the “Excluded Assets”):
(a)Any assets, properties, products or rights other than those described in Section 2.3, including the Implantables Products and all other products developed, marketed and/or distributed by the Sellers and their Affiliates;
(b)All cash and cash equivalents, bank accounts and securities of the Sellers;
(c)Any books, records and files of the Sellers not identified as Transferred Records, including (i) all Tax Returns, and (ii) records prepared in connection with the transactions contemplated hereby or the Transaction Agreements;
(d)All Charter Documents, qualifications to conduct business as a foreign entity, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of the Sellers;
(e)All Equity Interests of the Sellers or any other Person (other than the Transferred Shares);
(f)All Contracts and real property leases of the Sellers that are not Transferred Contracts, including any agreements referenced in Section 2.6(c)(ii);
(g)All current and prior insurance policies carried by or for the benefit of the Sellers or their respective assets, properties, or personnel, including the Insurance Policies;
(h)Subject to Section 6.7(f), all Business Plans and trusts or other assets of the Sellers attributable thereto;
(i)Any of the rights of the Sellers under this Agreement and the other Transaction Agreements and the instruments and certificates delivered in connection with this Agreement;
(j)All claims or rights to refunds of Taxes (including credits in lieu of refunds) of the Sellers attributable to any Pre-Closing Period, and with respect to any Straddle Period, the portion of such Straddle Period for the period ending on the Closing Date (determined pursuant to Section 6.9(b)) (except to the extent such refunds or credits were taken into account in the Final Closing Purchase Price);

(k)All real property leased, subleased or owned by the Sellers, other than the leased property that is the subject of the Transferred Lease;
(l)All IT Systems of the Sellers other than the Transferred IT Systems;
(m)All rights to any Action available to or being pursued by the Sellers to the extent (i) relating to the Excluded Assets, (ii) available as a defense, counterclaim, cross-claim, offset or third-party claim in connection with any Excluded Liability (including all rights and claims against suppliers and manufacturers under Transferred Contracts, contracts of Bioness ISR or otherwise, in respect of Excluded Liabilities (to the extent of the Sellers’ Liabilities in respect of such Excluded Liabilities), (iii) relating to any rights of the Sellers under this Agreement and the other Transaction Agreements, or (iv) in their respective businesses (other than Related to the Business), whether arising by way of counterclaim or otherwise, including all rights and defenses in respect of claims referenced in Section 2.6(c)(iii);
(n)All Intellectual Property licenses other than the Assumed IP Licenses and all Owned Intellectual Property other than the Assumed Owned Intellectual Property;
(o)The Overhead and Support Services;
(p)All assets, properties and rights used by the Sellers in their respective businesses other than the Business; and
(q)Any and all other assets of the Sellers not included in the Acquired Assets, including the assets set forth on Schedule 2.4(q).
For the avoidance of doubt, the Excluded Assets do not include any assets, properties or rights of Bioness ISR.
2.5Assumed Liabilities. For purposes of this Agreement, “Assumed Liabilities” shall only mean the following Liabilities:
(a)All Liabilities of the Business arising after the Closing to the extent under or relating to the Acquired Assets (including Liabilities under the Transferred Contracts arising after the Closing and not resulting from any breach, default or violation that occurred prior to the Closing), except to the extent an Excluded Liability;
(b)All accounts payable of the Business in respect of those vendors set forth on Schedule 2.5(b) (“Assumed Accounts Payable”);
(c)Except as specifically provided in Section 2.6(c)(ii) and Section 6.7, all Liabilities of the Buyer or its Affiliates relating to employment, employee benefits, compensation or other arrangements with respect to any Transferred US Employee arising on or after the Closing, including termination of any Transferred US Employees after the Closing;
(d)All Liabilities for Taxes relating to the operation of the Business or the ownership of the Acquired Assets for any Post-Closing Period, and with respect to any Straddle Period, the portion of such Straddle Period for the period beginning on the day after the Closing Date (determined pursuant to Section 6.9(b));

(e)Transfer Taxes for which the Buyer is responsible pursuant to Section 6.9(a);
(f)(i) all Liabilities for obligations under any warranties for Rehab Products sold by Buyer on or after the Closing Date (including, for the avoidance of doubt, all Liabilities for obligations under any extended warranties sold on or after the Closing Date in respect of Rehab Products sold prior to Closing) and (ii) all Liabilities relating to product liabilities or recall liabilities with respect to Rehab Products sold by Buyer on or after the Closing Date;
(g)All other Liabilities to the extent included in the calculation of Final Working Capital; and
(h)All other Liabilities arising out of or relating to the Buyer’s ownership or operation of the Business and the Acquired Assets after the Closing, except to the extent an Excluded Liability.
For the avoidance of doubt, the Assumed Liabilities do not include any Liabilities of Bioness ISR.
2.6Excluded Liabilities. For purposes of this Agreement, “Excluded Liabilities” shall mean all Liabilities of the Sellers other than the Assumed Liabilities, including the following Liabilities:
(a)All Liabilities of the Business arising prior to the Closing, except to the extent an Assumed Liability;
(b)All Liabilities arising out of or with respect to any Excluded Asset;
(c)Except as specifically provided in Section 6.7, any Liabilities of the Sellers relating to or arising out of (i) the employment or termination of employment of any US Employee that arise prior to or upon the Closing, including any obligations relating to severance, vacation or other paid time off or leaves of absences which have accrued prior to or upon the Closing Date, (ii) any retention agreement between any of the Sellers and a US Employee requiring payment upon the consummation of the transactions contemplated by this Agreement, and (iii) workers’ compensation claims of any US Employee which relate to events occurring prior to the Closing Date;
(d)Any Liability of the Sellers to an Affiliate of the Sellers;
(e)All Liabilities for Taxes relating to the operation of the Business or the ownership of the Acquired Assets for any Pre-Closing Period, and with respect to any Straddle Period, the portion of such Straddle Period ending on the Closing Date (determined pursuant to Section 6.9(b));
(f)Any Liabilities of the Sellers (including Liabilities for Taxes) arising under or in connection with this Agreement or other Transaction Agreements and the transactions contemplated hereby and thereby (other than Transfer Taxes for which the Buyer is responsible pursuant to Section 6.9(a));

(g)All accounts payable of the Business other than the Assumed Accounts Payable;
(h)All Liabilities arising under, in connection with or otherwise with respect to the Business Plans;
(i)Any Liabilities arising from or related to intercompany agreements;
(j)Any Indebtedness of any Seller;
(k)All Liabilities arising out of or in respect of the Bioness Shareholder Action, the Perseus Merger Agreement or any transaction contemplated thereby;
(l)(i) All Liabilities under warranties for Rehab Products sold prior to the Closing Date (other than in respect of extended warranties sold on or after the Closing Date) (collectively, the “Retained Warranty Liabilities”), and (ii) all Liabilities relating to product liabilities or recall liabilities with respect to Rehab Products sold prior to the Closing Date; and
(m)All other Liabilities arising out of or relating to the ownership or operation of the Business or the Acquired Assets prior to the Closing, except to the extent an Assumed Liability.
For the avoidance of doubt, the Excluded Liabilities do not include any Liabilities of Bioness ISR.
2.7Purchase Price Adjustment.
(a)At least three (3) Business Days prior to the Closing Date, the Sellers shall deliver to the Buyer a reasonably detailed statement (the “Pre-Closing Statement”) setting forth the Sellers’ calculation of (i) the Estimated Working Capital, as well as the resulting Estimated Working Capital Shortfall (if any), (ii) the Estimated Closing Subsidiary Cash, (iii) the Estimated Closing Subsidiary Indebtedness, (iv) the Estimated Transaction Expenses and (v) the Estimated Purchase Price, together with the supporting calculations, basis and components thereof.
(b)No later than ninety (90) days after the Closing Date, the Buyer shall deliver to the Sellers a reasonably detailed statement (the “Post-Closing Statement”) setting forth the Buyer’s good faith calculation of (i) the Closing Working Capital, (ii) the Closing Subsidiary Cash, (iii) the Closing Subsidiary Indebtedness, (iv) the Closing Transaction Expenses and (v) the Net Adjustment Amount, together with copies of all work papers and other information and documentation reasonably required. For purposes of calculating the Net Adjustment Amount, the parties agree that Final Working Capital shall in no event be greater than an amount equal to the Working Capital Target.
(c)After receipt of the Post-Closing Statement, the Sellers shall have thirty (30) days (the “Review Period”) to review the Post-Closing Statement. During the Review Period, the Buyer shall use commercially reasonable efforts to assist the Sellers in their review of the Post-Closing Statement and shall grant to the Sellers and their Representatives reasonable access to the books and records of the Business, the personnel of, and work papers prepared by, the Buyer and/or the Buyer’s accountants as the Sellers may reasonably request for the purpose of reviewing the Post-Closing Statement (in each case, solely to the extent relevant to the determination of the calculations constituting the Post-Closing Statement); provided, that such access shall be in a manner that does not interfere with the normal business operations of the Buyer or the Business and limited to the extent reasonably necessary to prevent: (i) the waiver or forfeiture of any attorney-client or similar privilege; or (ii) prohibited by applicable Law; provided, further, that if the Buyer seeks to withhold information or access from the Sellers and their Representatives for any of the foregoing reasons, the Buyer will cooperate reasonably and in good faith to implement appropriate and mutually agreeable measures to permit the disclosure of such information or to provide such access in a manner to remedy the basis for the objection, including by arrangement of appropriate clean team procedures, redactions or entry into a customary joint agreement with respect to any information or access so provided. The Post-Closing Statement shall become final and binding upon the parties hereto following the expiration of the Review Period unless the Sellers deliver written notice of its disagreement with the Post-Closing Statement (a “Notice of Disagreement”) to the Buyer prior to such date. Any Notice of Disagreement shall specify in reasonable detail the Sellers’ objections to the Post-Closing Statement, indicating each disputed item or amount and the basis for the Sellers’ disagreement therewith. If a Notice of Disagreement is received by the Buyer prior to the expiration of the Review Period, then during the thirty (30) day period (the “Resolution Period”) following the delivery of a Notice of Disagreement, the Sellers and the Buyer shall negotiate in good faith to resolve in writing any differences that they may have with respect to the matters specified in such Notice of Disagreement. If such differences are so resolved within the Resolution Period, the revised Post-Closing Statement, with such changes as may have been previously agreed in writing by the Buyer and the Sellers shall be final and binding. If, at the end of the Resolution Period, the Sellers and the Buyer have not resolved in writing the matters specified in the Notice of Disagreement, the Sellers and the Buyer shall submit any amounts remaining in dispute to the Accounting Firm, who, acting as experts and not arbitrators, shall resolve such disputed amounts only and make any adjustments to the Post-Closing Statement. The Buyer and the Sellers agree that all adjustments shall be made without regard to materiality. The parties shall instruct the Accounting Firm to render a written decision resolving the matters submitted to the Accounting Firm as soon as practicable, and in any event within thirty (30) days of the receipt of such submission (or such other time as the Buyer and the Sellers shall agree in writing). The scope of the disputes to be resolved by the Accounting Firm shall be limited to fixing mathematical errors and determining whether the items in dispute were determined in accordance with the Balance Sheet Rules and the terms of this Agreement, and no other matters. The Accounting Firm’s decision shall be (w) limited to the specific items under dispute by the parties (x) based solely on written submissions by the Sellers and the Buyer and their respective Representatives (and it shall not permit or authorize discovery or hear testimony) and not by independent review, (y) made strictly in accordance with the Balance Sheet Rules and the terms of this Agreement and (z) final and binding on all of the parties hereto absent manifest error. The Accounting Firm may not assign a value greater than the greatest value for such item claimed by either party or smaller than the smallest value for such item claimed by either party. The fees and expenses of the Accounting Firm incurred pursuant to this Section 2.7 shall be borne pro rata as between the Sellers, on the one hand, and the Buyer, on the other hand, in proportion to the final allocation made by such Accounting Firm of the disputed items weighted in relation to the claims made by the Sellers and the Buyer, such that the prevailing party pays the lesser proportion of such fees, costs and expenses.

(d)Within five (5) Business Days of the Final Working Capital, Final Closing Subsidiary Cash, Final Closing Subsidiary Indebtedness and the Final Transaction Expenses and the resulting Net Adjustment Amount becoming final and binding on the parties hereto, the following payments shall be made, as applicable:
(i)If the Net Adjustment Amount is positive, then the Estimated Purchase Price will be adjusted upward by such positive Net Adjustment Amount (the “Upward Adjustment Amount”), and the Buyer shall pay to the Sellers, by wire transfer of immediately available funds to a bank account designated in writing by the Sellers, an amount equal to the Upward Adjustment Amount.
(ii)If the Net Adjustment Amount is negative, then the Estimated Purchase Price will be adjusted downward by the absolute value of such Net Adjustment Amount (the “Downward Adjustment Amount”), and the Sellers shall pay to the Buyer, by wire transfer of immediately available funds to a bank account designated in writing by the Buyer, an aggregate amount equal to the Downward Adjustment Amount.
(iii)If the Net Adjustment Amount is zero, there shall be no adjustment to the Estimated Purchase Price.
(e)Exclusive Remedy for Purchase Price Adjustment. Each of the Buyer and the Sellers acknowledges and agrees that the adjustment provisions set forth in this Section 2.7 shall be the sole and exclusive remedy of the Buyer and the Sellers with respect to (i) the calculation of the Final Closing Purchase Price (or the components thereof), (ii) determining the amount of any such adjustment (whether or not any such adjustment was, in fact, made) to the Estimated Purchase Price and/or (iii) any other claims (except with respect to Fraud, any claim solely under the R&W Insurance Policy or any Excluded Asset or Excluded Liability) relating to the calculation of the Final Working Capital, Final Closing Subsidiary Cash, Final Closing Subsidiary Indebtedness and Final Transaction Expenses (or the components thereof).
(f)Tax Treatment. Any amounts paid under this Section 2.7 shall be treated for all Tax purposes as an adjustment to the amount of consideration paid for the Acquired Assets and/or the Transferred Shares, except to the extent otherwise required by applicable Law.
2.8Allocation of Final Closing Purchase Price.
(a)Allocation. No later than sixty (60) days after the determination of the Final Closing Purchase Price pursuant to Section 2.7, the Buyer shall provide to the Sellers an allocation statement that provides the manner in which the Final Closing Purchase Price, the Assumed Liabilities and all other items required to be taken into account for U.S. federal income Tax purposes (collectively, the “Total Tax Consideration”) shall be allocated among the Acquired Assets and the Transferred Shares, which allocations shall be made in accordance with Section 1060 of the Code and the applicable Treasury Regulations thereunder (“Allocation Statement”), provided, however, that the Allocation Statement shall be subject to the review of the Sellers. If the Sellers do not object to the Allocation Statement by written notice to the Buyer within thirty (30) days after receipt by the Sellers of the Allocation Statement, then the Allocation Statement shall be deemed to have been accepted and agreed upon, and final and conclusive, for purposes of this Agreement. If the Sellers object to the Allocation Statement, the Sellers shall notify the Buyer in writing of their objection to the Allocation Statement and shall set forth in such written notice the disputed item, and the Buyer and the Sellers shall act in good faith to resolve any such dispute for a period of thirty (30) days thereafter. If, within thirty (30) days of the Sellers’ delivery of a valid written notice of objection to the Allocation Statement, the Buyer and the Sellers have not reached an agreement regarding the disputed item or items specified in such written notice, the dispute shall be resolved by the Accounting Firm in accordance with the dispute resolution mechanism set forth in Section 2.7(c). In the event that any adjustment to the Final Closing Purchase Price is paid between the parties pursuant to the terms of this Agreement (or there is otherwise an adjustment to the Total Tax Consideration hereunder), the Buyer shall promptly provide the Sellers a revised Allocation Statement and the principles of this Section 2.8(a) shall apply to each such revised Allocation Statement. For the avoidance of doubt and notwithstanding anything to the contrary, the Allocation Statement, as finally determined under this Section 2.8(a), shall be consistent with the apportionment of the Estimated Purchase Price, the Final Closing Purchase Price, and the Earnout amounts pursuant to Section 2.2(c).
(b)Consistent Reporting. Each of the Sellers and the Buyer shall and shall cause their respective Affiliates to, unless otherwise required by a final “determination” (within the meaning of Section 1313(a) of the Code), (i) prepare and file all U.S. federal and applicable state income Tax Returns (including IRS Forms 8594) in a manner consistent with the Allocation Statement as finally determined pursuant to Section 2.8(a) (subject to adjustment to the extent there is an adjustment to the Total Tax Consideration) and (ii) take no position in any U.S. federal and applicable state income Tax Return or otherwise that is inconsistent therewith.
2.9Withholding.
(a)Notwithstanding anything to the contrary in this Agreement, the Buyer may deduct and withhold from any consideration otherwise payable pursuant to this Agreement any amounts required to be deducted and withheld under applicable Law; provided, however, that, unless such obligation to deduct and withhold results from a failure to provide the tax forms required by Section 3.3(l) or relates to compensatory payments or relates to Israeli Tax withholding (which is governed by Section 2.9(b)), the Buyer will give the Sellers at least five (5) Business Days’ advance written notice of any such deduction or withholding, which notice shall include the basis for the proposed deduction or withholding, and the parties shall cooperate in good faith to minimize the amount of such withholding or deduction. To the extent that such amounts are deducted and withheld and timely remitted by the Buyer to the appropriate Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person with respect to which such deduction and withholding was made.
(b)Notwithstanding anything to the contrary in this Agreement, any and all payments payable to Bioness with respect to the sale of the Transferred Shares pursuant to this Agreement shall be transferred to the Paying Agent for further disbursement to Bioness. The Paying Agent shall retain for the benefit of Bioness the payment with respect to the sale of the Transferred Shares at Closing for a period of one hundred eighty (180) days from the Closing (or, with respect to any Earnout Amount payable pursuant to Section 2.10 attributable to the sale of the Transferred Shares, for a period of ninety (90) days from the date on which such consideration, or portion thereof, is paid to the Paying Agent for the benefit of Bioness) or an earlier date requested in writing by Bioness or as otherwise directed by the ITA (the “Withholding Drop Date”), during which time no amount shall be withheld from such consideration payable to Bioness, except as provided herein or directed in writing by the ITA, and during which time Bioness may obtain and present to the Paying Agent, a certificate or ruling issued by the ITA in form and substance reasonably acceptable to the Buyer (i) exempting the Paying Agent from the obligation to withhold Israeli Taxes with respect to the payment to Bioness, (ii) determining the applicable rate of Israeli Taxes to be withheld from the payment due to Bioness, or (iii) providing any other instructions regarding the payment or withholding with respect to the applicable portion of the consideration for the Transferred Shares due to Bioness (a “Valid Certificate”). If Bioness (i) does not provide the Buyer or the Paying Agent with a Valid Certificate, by no later than three (3) Business Days before the applicable Withholding Drop Date, or (ii) submits a written request to the Buyer or the Paying Agent to release the amounts held by the Paying Agent prior to the applicable Withholding Drop Date and fails to submit a Valid Certificate at or before such time, then the amount to be withheld from the amounts payable to Bioness shall be calculated according to the applicable mandatory withholding rate (calculated in NIS based on a US$:NIS conversion rate on the date of actual payment) as reasonably determined by the Paying Agent. Such amount shall be delivered or caused to be delivered to the ITA by the Paying Agent, and the Paying Agent shall release to Bioness the balance of the payment and the Paying Agent shall provide to Bioness written confirmation of the amount so deducted or withheld. Any currency conversion commissions will be borne solely by Bioness and deducted from payments to be made to Bioness. Any and all information made available to Buyer, to the ITA or to the Paying Agent by or on behalf of Bioness for purposes of enabling the Buyer and/or the ITA and/or the Paying Agent to determine the amount to be deducted and withheld from the consideration payable in respect of the Transferred Shares to Bioness pursuant to this Agreement under legal requirement shall be true, correct and complete in all respects, based on the information available to Bioness.
(c)Notwithstanding Section 2.9(b), in the event that Bioness provides a Valid Certificate no later than two (2) Business Days prior to the Closing with respect to the consideration payable for the Transferred Shares and such certificate provides for a full exemption for withholding, the Buyer will transfer to Bioness directly all amounts due at Closing without any withholding. However, if taxes should be withheld pursuant to such certificate or applicable Law, the Buyer will transfer to the Paying Agent the required Israeli withholding taxes as prescribed in the Valid Certificate, and the remaining of such consideration will be paid directly to Bioness by the Buyer.

2.10Post-Closing Earnouts.
(a)Subject to the terms and conditions of this Section 2.10, in addition to the Final Closing Purchase Price payable hereunder, if earned in accordance with the terms hereof, the Buyer shall pay to the Sellers, the Earnout Amounts.
(b)Within ninety (90) days following (i) the end of the 2025 Fiscal Year, the Buyer shall prepare and deliver to the Sellers a written report setting forth the Buyer’s good faith calculation of 2025 Revenue, 2025 EBITDA and the 2025 Earnout Amount based thereon, together with reasonable supporting evidence and details underlying such calculation in accordance with the terms hereof (collectively, the “2025 Earnout Report”) and (ii) the end of the 2026 Fiscal Year, the Buyer shall prepare and deliver to the Sellers a written report setting forth the Buyer’s good faith calculation of 2026 Revenue, 2026 EBITDA and the 2026 Earnout Amount based thereof, together with reasonable supporting evidence and details underlying such calculation in accordance with the terms hereof (collectively, the “2026 Earnout Report” and together with the 2025 Earnout Report, collectively, the “Earnout Reports” and each, an “Earnout Report”). Each component of each Earnout Report for each applicable fiscal year shall be determined based on the Buyer’s financial statements of the Business for such fiscal year and calculated in accordance with this Section 2.10.
(c)If, following the delivery of an Earnout Report, the Sellers have any objections to such Earnout Report, the Sellers shall have thirty (30) days from their receipt of such Earnout Report to deliver to the Buyer a written objection to the Buyer’s calculation of any portion of 2025 Revenue, 2025 EBITDA and the 2025 Earnout Amount, and 2026 Revenue, 2026 EBITDA and the 2026 Earnout Amount, as the case may be (the “Earnout Statement of Objections”). The Earnout Statement of Objections must describe in reasonable detail the items contained in the applicable Earnout Report that the Sellers dispute. Upon the Sellers’ receipt of an Earnout Report until the expiration of such thirty (30) day period, the access rights set forth in Section 2.7(c) shall apply mutatis mutandis. If the Sellers fail to deliver an Earnout Statement of Objections with respect to an Earnout Report within such thirty (30) day period, then such Earnout Report shall automatically become final and binding on all parties. If the Sellers deliver an Earnout Statement of Objections within such thirty (30) day period in respect of a particular Earnout Report, then the Sellers and the Buyer will use commercially reasonable efforts to resolve any such disputes, but if a final resolution is not obtained within thirty (30) days after the Sellers has submitted such Earnout Statement of Objections, any remaining matters that are in dispute will be resolved by the Accounting Firm in accordance with the procedures set forth in Section 2.7(c) applied mutatis mutandis, as applicable.
(d)The Buyer shall pay to the Sellers each of the Earnout Amounts, if any, as finally determined pursuant to the terms of this Section 2.10 no later than five (5) Business Days after the earlier to occur of (i) the Buyer’s receipt from the Sellers of a written acceptance of the applicable Earnout Report or the Accelerated Earnout Report, as applicable, affirming that the Sellers have no objection thereto, (ii) the expiration of the thirty (30) day period during which the Sellers may deliver an Earnout Statement of Objections in respect of the applicable Earnout Report or the twenty (20) day period during which the Sellers may deliver an Accelerated Earnout Statement of Objections in respect to the Accelerated Earnout Report, as applicable, without any Earnout Statement of Objections or Accelerated Earnout Statement of Objections, as

applicable, being delivered by the Sellers, (iii) written settlement or resolution of any objections in the applicable Earnout Statement of Objections or Accelerated Earnout Statement of Objections, as applicable, by the parties, and (iv) the issuance of the decision of the Accounting Firm as to all disputed items submitted to it in accordance with this Section 2.10. The payment of any amounts due to the Sellers pursuant to the terms of this Section 2.10 shall be made in cash by wire transfer of immediately available funds to the account designated by the Sellers to the Buyer. Notwithstanding the foregoing, any Accelerated Earnout Payment shall be due to the Sellers within five (5) Business Days of consummation of a Triggering Event or otherwise within five (5) Business Days of the issuance of the decision of the Accounting Firm as to all disputed items submitted to it in accordance with this Section 2.10. Payment of any Earnout Amount shall be apportioned among the Sellers in accordance with the written instructions provided by the Sellers to the Buyer.
(e)Post-Closing Operations. During the period commencing on the Closing Date and ending on the last day of the Earnout Period, the Buyer shall, and shall cause its applicable Affiliates to, continue to operate the Business in the ordinary course of business on a standalone basis, separate and apart of any other business or products of the Buyer and its Affiliates. In furtherance of the foregoing, the Buyer hereby covenants and agrees to: (i) not take (or omit to take), and cause its applicable Affiliates not to take (or omit to take), directly or indirectly, any action with the primary purpose or intent, of avoiding, limiting, reducing, adversely impacting, or preventing the achievement of the maximum Earnout Amounts, (ii) use commercially reasonable efforts to operate the Business in substantially the same manner as the Business was conducted immediately prior to the Closing (it being understood that any expansion of the Business following the Closing shall not be deemed a breach of this clause (e)), (iii) not dispose of any material portion of the Business outside the ordinary course of business (unless otherwise agreed to in writing by the Sellers) other than a Triggering Event, a Subsequent Transaction or a transaction contemplated by Section 2.10(i), (iv) maintain books and records of the Business separate from the books and records of any other business or products of the Buyer and its Affiliates, and (v) reasonably allocate fees (including management fees), costs, corporate overhead, general or administrative expenses, discounts, allowances and returns between the Business and the other businesses of the Buyer and its Affiliates. For the avoidance of doubt, except as set forth above in this Section 2.10(e) and subject to the terms of the other Transaction Agreements executed at the Closing, (A) the Buyer and its Affiliates shall otherwise be entitled to run and operate the Business and Bioness ISR and conduct its operations in their sole discretion, (B) the Buyer and its Affiliates shall not have any duty or obligation, expressed or implied, to own, use, or otherwise operate Bioness ISR or the assets of the Business in order to maximize or expedite the payments described in this Section 2.10, (C) the Buyer and its Affiliates shall owe no duty, as a fiduciary or otherwise, to Seller or its Affiliates in connection with its operation of the Business following the Closing, and (D) there is no assurance that the Sellers will receive any payment described in this Section 2.10.
(f)Acceleration of Earnout Amounts.    If, at any time after the Closing and on or prior to December 31, 2026, a Triggering Event occurs pursuant to which the Accelmed Sponsors receive Sale Proceeds of at least (i) 3.0 times the Accelmed Investment Amount, then the Buyer shall pay or cause to be paid to the Sellers $10,000,000 less any Earnout Amounts previously paid to the Sellers pursuant to this Section 2.10 in full satisfaction of the Buyer’s obligation under this Section 2.10, or (ii) 4.0 times the Accelmed Investment Amount, then the Buyer shall pay or cause to be paid to the Sellers $20,000,000 less any Earnout Amounts previously paid to the Sellers pursuant to this Section 2.10 in full satisfaction of the Buyer’s obligations under this Section 2.10 (each of the foregoing, an “Accelerated Earnout Payment”). In the event no Accelerated Earnout Payment is payable in connection with a Triggering Event, then the provisions of this Section 2.10 (other than this Section 2.10(f)) shall continue in full force and effect pursuant to their terms. For the avoidance of doubt, there shall only be one Accelerated Earnout Payment, if any, in respect of either clause (i) or clause (ii) and no Accelerated Earnout Payment shall be due if the Sale Proceeds received are less than 3.0 times the Accelmed Investment Amount.
(g)No less than five (5) Business Days prior to the consummation of a Triggering Event, the Buyer shall (i) provide written notice to the Sellers of such Triggering Event and (ii) prepare and deliver to the Sellers a written report setting forth the Buyer’s good faith calculation of the Sale Proceeds, the Accelmed Investment Amount and the Accelerated Earnout Payment, if any, based on the anticipated or estimated purchase price at the closing of the Triggering Event or if no post-closing working capital (or similar) adjustment to the purchase price is contemplated in connection with the Triggering Event, the final purchase price calculation (the “Pre-Closing Accelerated Earnout Report”). If such Triggering Event contemplates a post-closing working capital (or similar) adjustment to the purchase price payable thereunder, the Buyer shall use commercially reasonable efforts to limit such post-closing adjustment period to no more than 120 days (and shall use commercially reasonable efforts to cause the definitive agreements governing such Triggering Event to include that such post-closing adjustment period shall not exceed 120 days) and upon determination of the final purchase price, deliver to the Sellers a revised written report setting forth the Buyer’s good faith calculation of the Sale Proceeds, the Accelmed Investment Amount and the Accelerated Earnout Payment (the “Final Accelerated Earnout Report”).
(h)If, following the delivery of the Pre-Closing Accelerated Earnout Report (if such Triggering Event does not include a post-closing purchase price adjustment) or the Final Accelerated Earnout Report, as applicable (such report, the “Accelerated Earnout Report”), the Sellers have any objections to the Accelerated Earnout Report, the Sellers shall have fifteen (15) days from their receipt of the Accelerated Earnout Report to deliver to the Buyer a written objection to the Buyer’s calculation of Sale Proceeds, the Accelmed Investment Amount and the Accelerated Earnout Payment, as the case may be (the “Accelerated Earnout Statement of Objections”). The Accelerated Earnout Statement of Objections must describe in reasonable detail the items contained in the Accelerated Earnout Report that the Sellers dispute. Upon the Sellers’ receipt of the Accelerated Earnout Report until the expiration of such fifteen (15) day period, the access rights set forth in Section 2.7(c) shall apply mutatis mutandis. If the Sellers fail to deliver an Accelerated Earnout Statement of Objections with respect to the Accelerated Earnout Report within such fifteen (15) day period, then the Accelerated Earnout Report shall automatically become final and binding on all parties. If the Sellers deliver the Accelerated Earnout Statement of Objections within such fifteen (15) day period in respect of the Accelerated Earnout Report, then the Sellers and the Buyer will use commercially reasonable efforts to resolve any such disputes, but if a final resolution is not obtained within five (5) days after the Sellers has submitted the Accelerated Earnout Statement of Objections, any remaining matters that are in dispute will be resolved by the Accounting Firm in accordance with the procedures set forth in Section 2.7(c) applied mutatis mutandis, as applicable.

(i)If, at any time during the Earnout Period and thereafter prior to the final determination of each Earnout Amount and payment to the Sellers of such amount, if any, the Buyer shall, directly or indirectly, sell or transfer the Business (including the sale of equity of the Buyer, merger or other business combination of the Buyer, or sale of all or substantially all of the assets of the Buyer constituting the Business) to any Person who is not an Affiliate of the Buyer, including any Triggering Event which does not result in an Accelerated Earnout Payment, the Buyer shall cause such purchaser to expressly assume the obligations of the Buyer under this Section 2.10 to the extent related to the Business so sold or transferred and continue to comply with applicable obligations under this Section 2.10. Revenue or EBITDA, as applicable, of any applicable year of the Earnout Period in which such transfer occurs shall include the Revenue or EBITDA, as applicable, of the Buyer for the part of the year in which such sale or transfer occurs.
(j)For purposes of this Agreement:
(i)“2025 Additional Earnout Amount” shall mean, if the 2025 Base Earnout Amount is greater than $0 (zero), the sum of $0.50 for every $1.00 of 2025 Revenue in excess of the 2025 Revenue Target, up to a maximum amount of $1,250,000. By way of example, if 2025 Revenue is $52,000,000, the 2025 Additional Earnout Amount will be $200,000.
(ii)“2025 Base Earnout Amount” shall be (i) $3,750,000, if 2025 Revenue is equal to or greater than the 2025 Revenue Target or (ii) $0 (zero) if 2025 Revenue is less than the 2025 Revenue Target.
(iii)“2025 Earnout Amount” means (i) the 2025 Base Earnout Amount, plus (ii) the 2025 Additional Earnout Amount, plus (iii) the Supplemental Revenue Earnout Amount, plus (iv) the EBITDA Earnout Amount.
(iv)“2025 EBITDA” means EBITDA for the 2025 Fiscal Year.
(v)“2025 Fiscal Year” means the period commencing on January 1, 2025 through and including December 31, 2025.
(vi)“2025 Revenue” means Revenue for the 2025 Fiscal Year.
(vii)“2025 Revenue Target” means $51,600,000.
(viii)“2026 Earnout Amount” means (i) the Supplemental Revenue Earnout Amount plus (ii) the EBITDA Earnout Amount.
(ix)“2026 EBITDA” means EBITDA for the 2026 Fiscal Year.
(x)“2026 Fiscal Year” means the period commencing on January 1, 2026 through and including December 31, 2026.
(xi)“2026 Revenue” means Revenue for the 2026 Fiscal Year.

(xii)“Earnout Amounts” means, collectively, the 2025 Earnout Amount, the 2026 Earnout Amount and the Accelerated Earnout Payments.
(xiii)“Earnout Period” means each of the 2025 Fiscal Year and the 2026 Fiscal Year.
(xiv)“EBITDA” means, for a particular calculation period, net income before interest, income taxes, depreciation and amortization of the Business for such calculation period, with each component thereof determined in accordance with the principles, methodologies and exclusions set forth on Annex II; provided that EBITDA shall exclude and not take into account (i) income derived from the Buyer’s acquisition, joint venture or similar transaction of another business or products during the Earnout Period, including the acquisition of assets or equity of any Person, (ii) any revenue adjustments recognized related to sales completed prior to Closing and (iii) any changes as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence of the consummation of the transactions contemplated hereby.
(xv)“EBITDA Earnout Amount” for an Earnout Period shall be (i) $5,000,000 if any of 2025 EBITDA or 2026 EBITDA is equal to or greater than $8,820,000 or (ii) $0 (zero) if any of 2025 EBITDA or 2026 EBITDA is less than $8,820,000. For the avoidance of doubt, the EBITDA Earnout Amount shall only be payable one time by the Buyer if achieved in respect of the 2025 Fiscal Year or the 2026 Fiscal Year and once the EBITDA Earnout Amount is paid in respect of an Earnout Period, no further EBITDA Earnout Amount shall be payable in respect of any subsequent Earnout Periods.
(xvi)“Revenue” means, for a particular calculation period, the aggregate worldwide gross revenue recognized by the Business for sales of the Rehab Products, (expressed in U.S. dollars and calculated in accordance with the Balance Sheet Rules); provided that Revenue shall exclude and not take into account (i) revenue derived from the Buyer’s acquisition, joint venture or similar transaction of another business or products or from any inorganic growth of the Business during the Earnout Period, including the acquisition of assets or equity of any Person, (ii) any revenue adjustments recognized related to sales completed prior to Closing, (iii) any changes as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence of the consummation of the transactions contemplated hereby, (iv) any revenue from the “Mesh Go” product, and (v) any deferred revenues outstanding with respect to extended warranties / maintenance contracts.
(xvii)“Supplemental Revenue Earnout Amount” for an Earnout Period shall be (i) $5,000,000, if any of 2025 Revenue or 2026 Revenue is equal to or greater than $60,030,000 or (ii) $0 (zero) if any of 2025 Revenue or 2026 Revenue is less than $60,030,000. For the avoidance of doubt, the Supplemental Revenue Earnout Amount shall only be payable one time by the Buyer if achieved in respect of the 2025 Fiscal Year or the 2026 Fiscal Year and once the Supplemental Revenue Earnout Amount is paid in respect of an Earnout Period, no further Supplemental Revenue Earnout Amount shall be payable in respect of any subsequent Earnout Periods.
(k)Any payment of an Earnout Amount is intended to be treated for U.S. federal income Tax purposes as additional consideration paid by the Buyer pursuant to this

Agreement, except to the extent any portion of such payment is treated as imputed interest under Section 483 of the Code and Treasury Regulations Section 1.1275-4(c).
(l)It is the intention of the parties that no consideration contemplated to be paid or otherwise paid under this Agreement or any of the other Transaction Agreements has been or will be determined in any manner that takes into account the volume or value of Governmental Healthcare Program referrals or other business generated between the parties.
ARTICLE III
THE CLOSING
3.1Closing; Closing Date. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated herein (the “Closing”) shall take place by means of a virtual closing through electronic exchange of documents and signatures (including by email), on the second Business Day after all of the conditions to Closing set forth in ARTICLE VII have either been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place the parties may mutually agree upon in writing; provided that notwithstanding the foregoing, the Closing shall not occur prior to the date that is the earlier of (x) January 31, 2025 and (y) the date upon which the Buyer has notified the Sellers that the actions contemplated pursuant to Section 6.24 have been completed. The date on which the Closing occurs is referred to herein as the “Closing Date”. The Closing shall be deemed effective for all purposes as of 12:01 a.m. Eastern Time on the Closing Date.
3.2Closing Deliverables of the Buyer. At or prior to the Closing, the Buyer shall pay or deliver or cause to be paid or delivered (as applicable) to the Sellers:
(a)the Estimated Purchase Price, by wire transfer of immediately available funds to the bank accounts designated in writing by the Sellers (reflecting the apportionment as contemplated by Section 2.2(c));
(b)a certificate of the Buyer, dated as of the Closing Date, stating that the conditions specified in Sections 7.3(a) and 7.3(b) have been satisfied;
(c)copies of the resolutions approving this Agreement and the other Transaction Agreements and the transactions contemplated hereby and thereby on behalf of the Buyer;
(d)the Assignment and Assumption Agreement, duly executed by the Buyer;
(e)the IP Assignment Agreement, duly executed by the Buyer;
(f)a transition services agreement in the form attached hereto as Exhibit C (the “Transition Services Agreement”), duly executed by the Buyer;
(g)a share transfer deed in the form attached hereto as Exhibit D (the “Share Transfer Deed”), for transfer of the Transferred Shares, duly executed by the Buyer;
(h)the Patent License Agreement, duly executed by the Buyer;

(i)with respect to the Transferred Lease, an Assignment and Assumption of Lease, in the form attached hereto as Exhibit E (the “Assignment and Assumption of Lease”), duly executed by the Buyer;
(j)a customary undertaking to the IIA, duly executed by the Buyer, in connection with the change in ownership of Bioness ISR, in the form attached hereto as Exhibit F (the “IIA Undertaking”);
(k)(i) a transition services agreement pursuant to which Bioventus and Bioness will continue as contract manufacturers of certain Rehab Products manufactured at the Business’s facility located in Valencia, California, for a transitional period following Closing, during which time the Buyer will complete its Permit process in those jurisdictions not completed prior to Closing, substantially in the form attached hereto as Exhibit G (the “Valencia TSA”), duly executed by the Buyer and (ii) the Quality Agreement, in the form attached as Schedule 4 to the Valencia TSA, with any modifications as required pursuant to Section 6.3(e) (the “Valencia TSA Quality Agreement”), duly executed by the Buyer;
(l)the BITS Balance Sensor License Agreement, duly executed by the Buyer.
3.3Closing Deliverables of the Sellers. At or prior to the Closing, the Sellers shall deliver or cause to be delivered to the Buyer:
(a)a certificate of the Sellers, dated as of the Closing Date, stating that the conditions specified in Sections 7.2(a) and 7.2(b) have been satisfied;
(b)copies of the resolutions approving this Agreement and the other Transaction Agreements and the transactions contemplated hereby and thereby on behalf of the Sellers;
(c)the Assignment and Assumption Agreement, duly executed by the Sellers;
(d)the IP Assignment Agreement, duly executed by the Sellers;
(e)evidence that all Encumbrances (other than Permitted Encumbrances) have been released with respect to the Acquired Assets and Transferred Shares, including documentation from the lender under the Credit Agreement confirming transfer of the Acquired Assets and Transferred Shares free and clear of Encumbrances (other than Permitted Encumbrances);
(f)the Transition Services Agreement, duly executed by Bioventus;
(g)the Share Transfer Deed, duly executed by Bioness;
(h)evidence that the board of directors or similar governing body of Bioness ISR has approved the transfer of the Transferred Shares;
(i)the Patent License Agreement, duly executed by Bioness;
(j)the Assignment and Assumption of Lease, duly executed by the applicable Seller;

(k)(i) the Valencia TSA, duly executed by Bioventus and (ii) the Valencia TSA Quality Agreement, duly executed by Bioness;
(l)a duly executed Internal Revenue Service Form (x) W-9 from each of Bioness and Bioventus and (y) W-8BEN-E (claiming a zero percent (0%) rate of withholding under Article 12 (Interest) of the Income Tax Treaty between the United States and the Netherlands) from Bioventus NL;
(m)written resignations of each of the directors and officers of Bioness ISR as requested no less than three (3) Business Days prior to the Closing Date by the Buyer, effective as of the Closing Date, duly executed by each such resigning individual;
(n)updates to: (i) Schedule 2.3(d)(i) to reflect new Contracts entered into after the date hereof in accordance with Section 6.1 that constitute Transferred Contracts and (ii) Schedule 2.5(b) to reflect vendors of the Business (other than Bioness ISR) as of the Closing, including any additions and deletions necessary to reflect changes in accordance with Section 6.1 and to the extent such amounts constitute Current Liabilities;
(o)a copy of Bioness ISR’s updated shareholder register evidencing the holdings in Bioness ISR immediately following the Closing, certified by an authorized director of Bioness ISR (to the extent not included in the resignations under Section 3.3(m));
(p)a certificate from the Israeli Registrar of Companies (being an electronic extract from the database of the Israeli Registrar of Companies) showing that Bioness ISR is not a “Defaulting Company”, dated as of not earlier than three (3) Business Days prior to the Closing Date;
(q)the BITS Balance Sensor License Agreement, duly executed by Bioness; and
(r)if applicable, file transfers of any books and records included in the Acquired Assets that are in electronic form.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
Except as otherwise set forth in the Disclosure Schedules, each Seller jointly hereby represents and warrants to the Buyer as follows (it being understood that all representations and warranties in this ARTICLE IV in respect of Bioness ISR that address a period prior to the date hereof are made through the Lookback Date whether or not so stated):
4.1Organization and Standing. Each Seller and Bioness ISR is a duly organized, validly existing and in good standing under the Laws of the state of its formation (to the extent such concept applies in the jurisdiction), as applicable. Each Seller and Bioness ISR has full power and authority necessary to enable it to own, lease, use or otherwise hold its properties, rights and assets and to carry on the Business as presently conducted. Each Seller and Bioness ISR is duly qualified to do business and is in good standing in each jurisdiction in which the conduct or nature of the Business or the ownership, leasing, use or holding of the Acquired Assets makes such qualification necessary (to the extent such concept applies in the jurisdiction), except where the failure to be so qualified or in good standing would not, or would not reasonably be expected to, have a Material Adverse Effect. Bioness ISR is a corporation duly incorporated under the laws of the State of Israel and is not a “breaching company,” as defined in the Israeli Companies Law, 1999 (together with the rules and regulations promulgated thereunder, “ICL”). The Sellers have made available to the Buyer true, correct and complete copies of the organizational documents of Bioness ISR as in effect on the date hereof.
4.2Authority; Execution and Delivery; Enforceability. Each Seller has all requisite power and authority to execute and deliver this Agreement and the other Transaction Agreements, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each Seller of this Agreement and the other Transaction Agreements, and the consummation by each Seller of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of such Seller. This Agreement and each other Transaction Agreement have been duly executed and delivered by each Seller and, assuming the due authorization, execution and delivery by each of the other parties hereto and thereto, constitutes and will constitute legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with its terms, except to the extent that the enforceability thereof may be limited by: (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies; and (b) general principles of equity (collectively, the “Equitable Exceptions”).
4.3No Conflicts; Consents.
(a)The execution, delivery and performance by each of the Sellers of this Agreement and the other Transaction Agreements, and the consummation by each of the Sellers of the transactions contemplated hereby and thereby, (i) do not and will not result in any violation of the Charter Documents of such Seller or Bioness ISR, (ii) except as set forth on Schedule 4.3(a), do not and will not result in a breach of any of the terms or provisions of, constitute a default or require notice or consent or give rise to a right of payment or termination under any Transferred Contract, Material Subsidiary Contract or other Contract to which such Seller is a party affecting the Business or to which Bioness ISR is a party, and (iii) do not and will not violate any existing applicable Law, rule, regulation, judgment, order or decree of any Governmental Entity having jurisdiction over such Seller, the Business or Bioness ISR; provided, however, that no representation or warranty is made in the foregoing clauses (ii) or (iii) with respect to matters that, individually or in the aggregate, would not, or would not reasonably be expected to, adversely affect in any material respect the Business.
(b)Except as set forth on Schedule 4.3(b), no consent, authorization or approval or other action by, and no notice to or filing with, any Governmental Entity is, or will be required to be obtained or made by the Sellers in connection with the execution, delivery and performance by the Sellers of this Agreement and the consummation by the Sellers of the transactions contemplated hereby other than such as have been obtained or made or which the failure to obtain would not, individually or in the aggregate, reasonably be expected to adversely affect in any material respect, the Business.

4.4Transferred Shares. All of the Transferred Shares have been validly issued and are fully paid and nonassessable and are owned by Bioness, free and clear of all Encumbrances (except for Permitted Encumbrances or restrictions on transfer arising under applicable state, federal or foreign securities Laws). The Transferred Shares constitute all of the outstanding shares of capital stock of Bioness ISR. There are no outstanding options, warrants, convertible securities, subscription rights, preemptive rights, conversion rights, rights of first refusal, rights of first offer, exchange rights, profit participation, drag-along right, repurchase option, forfeiture provision, or other rights of any kind relating to the sale, issuance or voting of any Equity Interests of Bioness ISR that have been issued, granted or entered into by the Sellers or Bioness ISR or any securities convertible into or evidencing the right to purchase any Equity Interests of Bioness ISR. Bioness ISR owns no Equity Interests in any Person. No shares of Bioness ISR are held by Bioness ISR and considered dormant shares (menayot redumot) (as defined under the ICL). Bioness ISR is not under any obligation to register for public sale under any applicable Laws, any shares of Bioness ISR. Bioness has as of the date hereof and at all times prior to the Closing will have good and valid title to the Transferred Shares and the absolute right to deliver such Transferred Shares to the Buyer in accordance with this Agreement. Since the Lookback Date, no Equity Interests of Bioness ISR have been issued, sold, transferred, assigned, conveyed, pledged, and/or disposed in violation of the aforesaid rights, whether such rights have been created by statute, applicable Law, Charter Documents of Bioness ISR or any Contract to which Bioness ISR is a party to or by which it is bound. There are no outstanding and currently effective powers of attorney executed by or on behalf of Bioness ISR. Bioness is not a party to any right of first refusal or co-sale agreement, management rights agreement, voting trust, proxy, or other agreement or understanding with respect to the voting of any share capital of Bioness ISR, except as set forth in the Charter Documents of Bioness ISR. There are no accrued but unpaid dividends payable by Bioness ISR on any shares of Bioness ISR.
4.5Financial Statements.
(a)Schedule 4.5(a) sets forth a copy of each of (i) annual unaudited combined statement of net assets of the Business (including Bioness ISR) as of December 31, 2022 and December 31, 2023, and the related profits and loss statements of the Business (including Bioness ISR) for the fiscal year then ended (collectively, referred to as the “Annual Financial Statements”), (ii) the unaudited combined statement of net assets of the Business as of March 31, 2024 (the “Interim Financials Date”), and the related profits and loss statements of the Business for the three-month period then ended (collectively referred to as the “Interim Financial Statements”) and (iii) the unaudited statement of revenue of the Business for the six-(6) months ending June 30, 2024 (collectively referred to as the “Statement of 2024 Revenue” and together with the Annual Financial Statements and the Interim Financial Statements, the “Financial Statements”). Except as set forth on Schedule 4.5(a), each of the Financial Statements have been prepared in accordance with the Balance Sheet Rules and derived from the general ledger and other financial records of Bioventus whose audited financial statements have been prepared in accordance with GAAP, and fairly present, in all material respects, the financial condition and results of operations of the Business (including Bioness ISR) as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Interim Financial Statements or the Statement of 2024 Revenue, to normal and recurring year-end adjustments and the absence of notes. This Section 4.5(a) is qualified by the fact that the Business has not operated as a separate independent entity within Bioventus or its subsidiaries. As a result, the Business and the Acquired Assets have been allocated certain charges and credits for purposes of the preparation of the Financial Statements. Such allocations of charges and credits do not necessarily reflect the amounts that would have resulted from arms-length transactions or the actual costs that would be incurred if the Business operated as an independent enterprise.
(b)The Sellers have a system of internal accounting controls designed to provide reasonable assurances that (x) all transactions are executed in accordance with management’s general or specific authorization and (y) all transactions are recorded as necessary to permit the accurate preparation of financial statements in accordance with GAAP. Except as set forth on Schedule 4.5(b), since the Lookback Date, there has not been (A) any significant deficiency or weakness in any system of internal accounting controls used by the Sellers, (B) any fraud or other wrongdoing that involves any of the management or other employees of the Sellers who have a role in the preparation of financial statements or the internal accounting controls used by the Sellers or (C) any written claim or allegation regarding any of the foregoing. The Sellers maintain books and records in all material respects in accordance with Law and reasonable business practices and which accurately reflect, in all material respects, all of the transactions of the Business in reasonable detail.
4.6No Undisclosed Liabilities. All Liabilities that will be Assumed Liabilities or that are Liabilities of Bioness ISR (a) have been stated or adequately reserved against on the Interim Financial Statements, (b) have been disclosed in Schedule 4.6, or (c) have been incurred after the Interim Financials Date (x) in the ordinary course of business (none of which arise from a breach of Contract or violation of Law and which are not Liabilities for a tort or infringement) or (y) at the prior written request or with the prior written consent of the Buyer or its Representatives.
4.7Title to Assets.
(a)The Sellers have good and valid title to, or a valid leasehold interest in, or a valid or other valid right to use, the Acquired Assets, free and clear of all Encumbrances (other than Permitted Encumbrances), and upon consummation of the transactions contemplated hereby, the Buyer will acquire good, valid and marketable title to, a valid leasehold interest in, or a valid and enforceable license or right to use, the Acquired Assets, free and clear of all Encumbrances (other than Permitted Encumbrances). Bioness ISR has good and valid title to, or a valid leasehold interest in, or a valid or other valid right to use, its assets, free and clear of all Encumbrances (other than Permitted Encumbrances), and upon consummation of the transactions contemplated hereby, the Buyer will acquire good, valid and marketable title to, a valid leasehold interest in, or a valid and enforceable license or right to use, the assets of Bioness ISR, free and clear of all Encumbrances (other than Permitted Encumbrances). Bioness ISR does not, and since the Lookback Date has not, conducted any business other than the Business as presently conducted on the date hereof.
(b)Assuming receipt of all consents, approvals and authorizations as contemplated by Section 4.3, except as set forth on Schedule 4.7, the Acquired Assets and the Transferred Shares will, taking into account all Transaction Agreements and, subject to Sections 6.11 and 6.13, constitute in all material respects all of the rights, properties and assets that are necessary to conduct or operate the Business as presently conducted on the date hereof.

(c)All assets and properties of the Business and Bioness ISR have been maintained in all material respects accordance with Law and normal industry practice, and are, in all material respects, in good operating condition and repair (subject to normal wear and tear).
4.8Intellectual Property.
(a)Schedule 4.8(a) sets forth a list of all Intellectual Property that is registered or issued by, or the subject of an application with, a Governmental Entity and all websites and social media accounts that are owned or controlled by any of the Sellers (and are material to the operation of the Business) or Bioness ISR (the “Owned Intellectual Property”). All Assumed Owned Intellectual Property, Assumed IP Licenses, the Intellectual Property rights conveyed under the Patent License Agreement, the Intellectual Property rights conveyed under the BITS Balance Sensor License Agreement, and the Intellectual Property rights provided under the Transition Services Agreement, represent all material Intellectual Property rights used in the conduct and operation of the Business as currently conducted.
(b)All Owned Intellectual Property is solely owned by the Sellers or Bioness ISR, as applicable, free and clear of all Encumbrances, other than Permitted Encumbrances. The items of Owned Intellectual Property that are registered or issued by a Governmental Entity are in full force and effect and have not lapsed, expired, or otherwise terminated and are valid and enforceable, except in each case due to natural expiration of any such item of Owned Intellectual Property or as a result of a decision by any Seller in the ordinary course of business that such item of Owned Intellectual Property is not material to the Business. Since the Lookback Date, no Actions have been instituted or are pending, or have been threatened in writing, or, to the Knowledge of the Sellers, otherwise threatened, against any Seller or Bioness ISR, that challenge any Seller’s or Bioness ISR’s ownership of or rights in the Owned Intellectual Property or the right of any Seller to use any Intellectual Property rights afforded to such Seller or Bioness ISR under any Assumed IP License under which Intellectual Property of a third party that is related to the Business is licensed to one or more of the Sellers (“Assumed IP Inbound Licenses”).
(c)(i) To the Knowledge of the Sellers, no Person is infringing, misappropriating or otherwise violating any of the proprietary rights of the Sellers or Bioness ISR in the Owned Intellectual Property and (ii) the use of the Owned Intellectual Property and the operation of the Business, does not infringe, misappropriate or otherwise violate in any material respect any Intellectual Property rights of any third party. Neither the Sellers nor Bioness ISR have received any written claims of such infringement, misappropriation or other violation. The Owned Intellectual Property is not subject to any outstanding consent, settlement, decree, order, injunction, judgment or ruling restricting the use thereof. Since the Lookback Date, neither the Sellers nor Bioness ISR have received any written notice challenging the validity, enforceability, or scope of any Owned Intellectual Property.
(d)The Sellers and Bioness ISR have taken reasonable measures to establish the Sellers’ and Bioness ISR’s rights, as applicable, in the Owned Intellectual Property and to protect the confidentiality of trade secrets of the Business, including requiring all Employees with access thereto to enter into nondisclosure agreements or other agreements that contain provisions that impart confidentiality obligations on such Persons. To the Knowledge of the Sellers, there has not been any disclosure of or access to any material trade secret of the Business to any Person in a manner that has resulted or is likely to result in the loss of any material trade secret or other rights in and to such information. The Sellers and Bioness ISR have entered into written agreements with Employees who were involved in the creation of any Owned Intellectual Property, whereby such Employees validly assigned to a Seller or Bioness ISR, as applicable, all rights such Person may have in the Owned Intellectual Property such Person created, or such rights vest in a Seller or Bioness ISR, as applicable, under operation of applicable Law.
(e)Except as otherwise set forth in (i) any Assumed IP License or (ii) any Incidental License, the Sellers and Bioness ISR own and have the right to use all Owned Intellectual Property and all applicable Intellectual Property rights afforded to the Sellers and Bioness ISR under the Assumed IP Inbound Licenses, in each case, free from any Encumbrances other than Permitted Encumbrances. Immediately upon the Closing, Buyer will own or have licensed to it all of the Owned Intellectual Property and all applicable Intellectual Property rights afforded to the Sellers and Bioness ISR under the Assumed IP Inbound Licenses, in each case except as otherwise set forth in any Assumed IP License or Incidental License, free from Encumbrances (other than Permitted Encumbrances), and on the same terms and conditions as in effect immediately prior to the Closing.
(f)As of the date hereof, all material use and distribution of any Open Source Software owned by the Sellers or Bioness ISR and Related to the Business is in material compliance with the open source licenses applicable to such use and distribution, including, without limitation, all copyright notice and attribution requirements.
(g)None of the Rehab Products incorporates or has embedded in it any Open Source Software that is subject to a “copyleft” license (including any GNU General Public License, Library General Public License, Lesser General Public License, Mozilla License, Berkeley Software Distribution License, Open Source Initiative License, MIT, Apache or public domain licenses, and the like), and that is modified or distributed such that that applicable license terms require that any Software associated with any Rehab Product be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works or (iii) redistributable at no charge.
(h)None of the Sellers or any other party acting on behalf of the Sellers has disclosed or delivered, or permitted the disclosure or delivery by any escrow agent, to any third party any Source Code Related to the Business and owned by the Sellers. As of the date hereof, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, require the disclosure or delivery by the Sellers or any other party acting on behalf of the Sellers, including an escrow agent of any Sellers’ Source Code, in each case, with respect to the Business.
(i)The Sellers and Bioness ISR have taken commercially reasonable measures to prevent in any of the Software owned by Sellers or Bioness ISR and Related to the Business the inclusion of computer code: (i) designed to intentionally harm in any manner the operation of such Software, or any other associated Software, firmware, hardware, computer system or network (sometimes referred to as “viruses” or “worms”); (ii) that would intentionally disable such Software or impair in any way its operation based on the elapsing of a period of time or advancement of a particular date (sometimes referred to as “time bombs,” “time locks,” or “drop dead” devices), except where the possibility of such disabling is communicated to the user; (iii) that would permit the Sellers, Bioness ISR or any third party to access such Software

(except for Software for which the possibility of access is communicated to the user) to intentionally cause the Software to cease functioning; or (iv) that would permit the Sellers, Bioness ISR or any third party to access such Software to intentionally cause any harmful and malicious procedures, routines or mechanisms that would cause such Software to damage or corrupt data, storage media, programs, equipment or communications. As of the date hereof, no Software owned by Sellers or Bioness ISR and Related to the Business currently contain such codes or any bug, problem, flaw or similar issue that may materially and adversely affect the value, functionality or fitness for the intended purposes of the Rehab Products.
4.9Taxes. Except as set forth on Schedule 4.9:
(a)Each of the Sellers and Bioness ISR has: (i) timely filed (taking into account applicable extension periods) all income, sales and other material Tax Returns required to be filed by it with respect to the Business or the Acquired Assets, and all such Tax Returns are true, correct and complete in all material respects; and (ii) timely paid all material Taxes shown to be due and payable on such Tax Returns and all other income, sales and other material Taxes due and payable related or attributable to the Business or the Acquired Assets, (whether or not shown on a Tax Return).
(b)The Sellers and Bioness ISR have timely withheld and paid over to the appropriate Taxing Authority all Taxes and other amounts which the Sellers and Bioness ISR, as applicable, are required to withhold from amounts paid or owing to any Employee, shareholder, creditor, holder of securities or other third party in accordance with applicable Law, and the Sellers and Bioness ISR have materially complied with all information reporting (including Internal Revenue Service Form 1099) and backup withholding requirements, including maintenance of required records with respect thereto.
(c)All deficiencies asserted, or assessments made, against the Sellers or Bioness ISR in writing as a result of any examinations by any Taxing Authority with respect to the Business or the Acquired Assets have been fully paid or otherwise resolved.
(d)There are no Encumbrances for Taxes encumbering (i) the Transferred Shares, or (ii) the Acquired Assets or the assets of Bioness ISR, in each case, other than Permitted Encumbrances.
(e)None of the Sellers or Bioness ISR are party to any currently pending Tax audits or investigations by any Taxing Authority with respect to the Business or the Acquired Assets, in each case, for which notice has been received and, to the Knowledge of the Sellers, none has been so threatened in writing.
(f)Bioness ISR does not have, and since the Lookback Date has not had, a branch, permanent establishment (as defined in any applicable Tax treaty or convention), an office or fixed place of business, or otherwise is or has been treated for any Tax purpose as resident, in a country other than the country of its incorporation, and no claim has been made since the Lookback Date by any Taxing Authority in a jurisdiction where Bioness ISR do not file Tax Returns with respect to the Business or the Acquired Assets that Bioness ISR may be subject to taxation by that jurisdiction. No waiver or extension of any statute of limitation as to any Taxes of Bioness ISR attributable to the Business or the Acquired Assets is currently in effect and there is no pending request for any such waiver or extension by any Taxing Authority, in each case, other than extensions obtained in the ordinary course of business.
(g)Bioness ISR is and has always been tax resident solely in Israel.
(h)Since the Lookback Date, all transactions and agreements entered into between Bioness ISR and any controlled Affiliates of Bioventus have been made on arm’s-length terms, to the extent required by applicable Laws. Bioness ISR has properly and in a timely manner documented their transfer pricing methodologies in accordance with applicable Laws, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology to the extent required by such Laws. Bioness ISR complies, and since the Lookback Date has been compliant, with the requirements of Section 85A of the Israel Tax Ordinance and the regulations promulgated thereunder.
(i)Neither the Sellers nor Bioness ISR are a party to, bound by, or have any obligation under any closing or similar agreement, Tax abatement or similar agreement or any other agreement with any Taxing Authority relating to Taxes, in each case, with respect to the Business or the Acquired Assets, for any period for which the statute of limitations has not yet expired.
(j)Bioness ISR has not been (A) a shareholder of a “controlled foreign corporation” as defined in Section 75B of the Israel Tax Ordinance (or any similar provision of non-U.S. Tax Law); (B) a shareholder of a “foreign occupation company” within the meaning of Section 75B1 of the Israel Tax Ordinance; (C) or other entity the income of which is required to be included in the income of Bioness ISR.
(k)Since the Lookback Date, Bioness ISR has not entered into any arrangement (including “rulings”) with any Taxing Authority, nor are there any requests for a ruling currently pending. Bioness ISR has not entered into any Contract or arrangement with any Governmental Entity that requires it to take any action or to refrain from taking any action relating to Taxes. Bioness ISR is not a party to any Contract with any Governmental Entity related to Taxes that would be terminated or adversely affected as a result of the transactions contemplated in this Agreement. Schedule 4.9(k) describes the terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement, incentive or order or other special regime with regard to the payment of Taxes applicable to Bioness ISR (“Tax Incentive”). Copies of any documents relating to any such Tax Incentives have been made available to the Buyer. Bioness ISR is in compliance in all respects with the terms and conditions of any such Tax Incentive, and the consummation of the transactions contemplated hereby will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive. The Buyer and its Affiliates will not be liable to any Governmental Entity after the Closing for any amounts benefiting Bioness ISR before the Closing under or with respect to any such Tax Incentives (including as a result of a termination thereof or disqualification therefrom). No claim or challenge has been made by any Governmental Entity with respect to the entitlement of Bioness ISR to any Tax Incentive. In addition, with respect to Israeli Tax, except as set forth on Schedule 4.9(k), Bioness ISR has not applied for or received a ruling or determination from a Governmental Entity regarding a past or prospective transaction. Bioness ISR has not made any election to be treated or claimed any benefits as a “Beneficial Enterprise” (Mifaal Mutav) or otherwise, nor did it take any position of being a “Preferred Enterprise” (Mifaal Muadaf) or

“Preferred Technological Enterprise” or otherwise under the Law for Encouragement of Capital Investments, 1959 (Israel). No prior approval of any Governmental Entity is required to preserve entitlement of Bioness ISR to any Tax Incentive, subsidy, or benefit.
(l)Bioness ISR is duly registered for the purposes of Israeli value added Tax and has complied in all respects with all requirements concerning value added Taxes (“VAT”) other than as would not have a material effect. Bioness ISR (i) has not made any exempt transactions (as defined in the Israel Value Added Tax Law, 1975) since the Lookback Date and there are no circumstances by reason of which there might not be an entitlement to full credit of all VAT chargeable or paid on inputs, supplies, and other transactions and imports made by it, (ii) has collected and timely remitted to the relevant Governmental Entity (including the ITA) all output VAT which it is required to collect and remit under applicable Law and (iii) has not received a refund for input VAT for which it is not entitled under any Law. The Sellers are not required to effect Israeli VAT registration.
(m)The Sellers (with respect to the Business) and Bioness ISR are not subject to any restrictions or limitations pursuant to Part E2 of the Israel Tax Ordinance or pursuant to any Tax ruling made with reference to the provisions of Part E2 of the Israel Tax Ordinance.
(n)The Sellers (with respect to the Business) and Bioness ISR have not, since the Lookback Date, participated or engaged in any transaction listed in Section 131(g) of the Israel Tax Ordinance and the Israeli Income Tax Regulations (Reportable Tax Planning), 5767-2006 promulgated thereunder nor are they subject to reporting obligations under, or have ever received any “reportable tax opinion” or taken any “reportable position”, all within the meaning of Sections 131D or 131E of the Israel Tax Ordinance or similar provisions under the Israel Value Added Tax Law of 1975 or Section 231(e) of the Customs Ordinance (New Version), 1957, and regardless of whether such “reportable tax opinion” or “reportable position” is required to be disclosed in the Tax Returns of the Sellers or Bioness ISR.
(o)None of the Sellers (with respect to the Business) and Bioness ISR is or has ever been a real property corporation (igud mekarke’in) within the meaning Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 1963.
(p)Bioness ISR does not make any representation or warranty or otherwise as to the amount of, or as to the existence or non-existence of limitations (or the extent of any such limitations) on, the Tax attributes of Bioness ISR, including without limitation, asset basis, net operating loss carry forwards or tax credit carryforwards.
(q)None of the Acquired Assets are “United States real property interests” within the meaning of Section 897(c)(1) of the Code and the Treasury Regulations thereunder.

4.10Litigation. Except for Actions and Governmental Orders that would not reasonably be expected to involve, individually or in the aggregate, Losses to the Sellers in respect of the Business or Bioness ISR of more than $25,000 or agreeing to any material limitation on or modification of the conduct of the Business or Bioness ISR, (i) there is no Action pending or, to the Knowledge of the Sellers, threatened against or related to (x) the Sellers in respect of the Business or (y) Bioness ISR and (ii) neither Bioness ISR nor the Business is subject to any Governmental Order nor have there been any such Action or Governmental Order since the Lookback Date. There are no Actions or Governmental Orders that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated hereby. To the Knowledge of the Sellers, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any Action or Governmental Order of the type described in the first two sentences of this Section 4.10.
4.11Transferred Contracts and Material Subsidiary Contracts.
(a)Schedule 4.11(a) sets forth a list, as of the date of this Agreement, of each of the following Contracts by which Bioness ISR is a party or under which it is bound in connection with the Business (such Contracts, together with the ISR Lease, collectively, the “Material Subsidiary Contracts”):
(i)all Contracts involving aggregate consideration (or which would reasonably expected to be) in excess of $100,000 or requiring performance by any party more than one (1) year from the date hereof, which, in each case, cannot be cancelled without penalty or without more than sixty (60) days’ notice;
(ii)all Contracts with any Governmental Entity;
(iii)all Contracts that relate to the acquisition of any business, stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), in each case involving amounts in excess of $100,000;
(iv)all Contracts between or among Bioness ISR and any Affiliate(s) of Bioness ISR;
(v)all collective bargaining agreements or Contracts with any labor organization, union or association representing any current Employee;
(vi)indentures, mortgages, loan agreements, capital leases, security agreements or other agreements for the borrowing of money in excess of $100,000;
(vii)guarantees of the obligations of other Persons involving the potential expenditure by Bioness ISR;
(viii)partnership, limited liability company and joint venture agreements, strategic alliance, collaboration, shareholders or partnership agreements, or the sharing of profits or similar arrangements;

(ix)distributor, dealer or similar contracts (or groups of related such contracts) under which Bioness ISR is obligated (or would reasonably be expected) to pay an amount in excess of $100,000 during any calendar year;
(x)any contract for the disposition of any significant portion of the assets or business of Bioness ISR or for the acquisition by Bioness ISR of the assets or business of any other Person, other than purchases of inventory or supplies in the ordinary course of business;
(xi)contracts (A) that restrict Bioness ISR from (1) engaging in any line of business in any geographic area or competing with any Person, (2) from soliciting the purchase or sale of any goods or services from any Person or (3) from soliciting any Person to be engaged as an employee or service provider or (B) pursuant to which Bioness ISR has (1) granted any exclusive right, (2) granted any “most favored nation” or substantially equivalent right or (3) agreed to supply all of another Person’s requirements for a product or service or (4) granted any right of first offer, first refusal or substantially equivalent right;
(xii)contracts under which Bioness ISR has licensed any material Intellectual Property to or from any other Person (including Affiliates of the Sellers) other than Incidental Licenses; and
(xiii)any contract providing for the settlement of any Action or threatened Action related to Bioness ISR.
(b)The Sellers have made available to the Buyer a true and correct copy of all Material Subsidiary Contracts and Transferred Contracts, together with all amendments thereto. Each Transferred Contract and Material Subsidiary Contract is in full force and effect, legally valid and binding on the applicable Seller or Bioness ISR, as applicable, and, to the Knowledge of the Sellers, is a legally valid and binding obligation of the other parties thereto, in accordance with its terms. Neither the applicable Seller or Bioness ISR or, to the Knowledge of the Sellers, any other party thereto is in material breach or violation of or material default under (nor is the applicable Seller or Bioness ISR, to the Knowledge of the Sellers, any party thereto, alleged to be in material breach or violation of or material default under), or has provided or received any written notice of any intention to terminate, any Transferred Contract or Material Subsidiary Contract. To the Knowledge of the Sellers, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Transferred Contract or Material Subsidiary Contract or result in any party having the right to terminate such Transferred Contract or Material Subsidiary Contract or would cause or permit the acceleration or other changes of any material right or obligation or the loss of any benefit thereunder. Since the Lookback Date, neither the Sellers nor Bioness ISR have waived any material rights under a Transferred Contract or Material Subsidiary Contract, as applicable.
(c)With respect to each Government Contract: (i) such Seller has complied in all material respects with all material terms and conditions and all applicable requirements of statute, rule, regulation, order or agreement, whether incorporated expressly, by reference or by operation of Law; (ii) all representations and certifications were current, accurate and complete in all material respects when made, and such Seller has complied with all such representations and certifications; (iii) no allegation has been made in writing or to the Knowledge of the Sellers, orally, that such Seller is in breach or violation of any statutory, regulatory or contractual requirement; (iv) no termination for convenience, termination for default, cure notice or show cause notice has been issued and received by any Seller; (v) no cost incurred by such Seller or any of its respective subcontractors has been the subject to any investigation, questioned or disallowed; and (vi) no money due to such Seller has been (or, to the Knowledge of the Sellers, has threatened to be) withheld or set off.
4.12Absence of Certain Changes of Events. Except as expressly contemplated by this Agreement or as set forth on Schedule 4.12, since the Interim Financials Date, (a) the Sellers and Bioness ISR have operated the Business in the ordinary course of business in all material respects and (b) from the Interim Financials Date until the date hereof there has not been, with respect to the Business or Bioness ISR (and with respect to Section 4.12(xi), only with respect to Bioness ISR), any:
(i)event, occurrence or development that has had a Material Adverse Effect;
(ii)sale or other disposition of any of the Acquired Assets or the assets of Bioness ISR shown or reflected in the Interim Financial Statements, except for the sale of Inventory in the ordinary course of business and except for any Acquired Assets or assets of Bioness ISR having an aggregate value of less than $100,000;
(iii)cancellation of any debts or claims or amendment, termination or waiver of any rights of Bioness ISR or constituting Acquired Assets, except in the ordinary course of business;
(iv)capital expenditures in an aggregate amount exceeding $100,000 which would constitute an Assumed Liability or Liability of Bioness ISR;
(v)imposition of any Encumbrance upon any of the Acquired Assets or any material assets of Bioness ISR, except for Permitted Encumbrances, or imposition of any Encumbrance upon the Transferred Shares;
(vi)payment or material increase in bonuses, salaries or other compensation to any Employee, other than as required by Law or provided for in any written agreements or in the ordinary course of business, or entrance into any employment, severance, retention, change in control or similar agreement with any Employee other than in the ordinary course of business or any similar arrangement that will otherwise be a Transaction Expense or Closing Subsidiary Indebtedness;
(vii)hiring or termination, or entering into any agreements to hire or terminate (other than for cause) any Employee, except for (i) hiring to fill any position vacancies that exist as of the date hereof or to replace Employees whose employment terminates prior to Closing or (ii) terminations in the ordinary course of business;
(viii)adoption, termination, amendment or material modification of any Business Plan, the effect of which in the aggregate would increase the obligations of the Sellers or Bioness ISR by more than ten percent (10%) percent of their existing annual obligations to such plans;

(ix)adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;
(x)purchase or other acquisition of any property or asset that constitutes an Acquired Asset or an asset of Bioness ISR for an amount in excess of $100,000, except for purchases of Inventory or supplies in the ordinary course of business;
(xi)material Tax election, change of annual Tax accounting period, filing of amended Tax Returns, entering into of any closing or similar agreement with respect to Taxes, settlement of any material Tax claim or assessment, or surrender of any right to claim a material refund for Taxes;
(xii)delay or postponement of the payment of any accounts payable or commissions or agreed or negotiated with any Person to extend the payment date of any accounts payable or commissions, or accelerated the collection of (or discounted) any accounts or notes receivable, in each case, outside the ordinary course of business;
(xiii)change in any method of accounting or accounting policies except any change required by GAAP or applicable Law;
(xiv)material alteration to the cash management process of the Business;
(xv)entry into any Contract that would be a Transferred Contract or a Material Subsidiary Contract or would have been required to be listed on Schedule 4.11(a) if it would have been entered into prior to the date hereof, or terminate or amend any Transferred Contract or any Material Subsidiary Contract, in each case, except in the ordinary course of business;
(xvi)except for the intercompany agreements set forth on Schedule 4.24, enter into any intercompany Contract with the Sellers (with respect to the Business) or Bioness ISR, on the one hand, or in favor or for the benefit of, the Sellers or any of their respective Affiliates (in respect of any other business of the Sellers), on the other hand that will not be terminated in accordance with Section 6.12;
(xvii)entry into any Contract for the purchase, lease or sublease of real property; or
(xviii)authorization, agreement or commitment, in writing or otherwise, to do any of the foregoing, or any action or omission that would result in any of the foregoing.
4.13Compliance with Laws.
(a)With respect to the Business and the Acquired Assets, each Seller and Bioness ISR and each of its respective directors, managers, officers, Employees and, to the Knowledge of the Sellers, any of its agents and Affiliates is, and since the Lookback Date, has been, in compliance in all material respects with all applicable Laws, including applicable Healthcare Laws, Data Protection Laws and with all Regulatory Authorizations. The Sellers and

Bioness ISR are not subject to any unsatisfied Governmental Order imposed upon Bioness ISR or the Sellers related to the Business or the Acquired Assets.
(b)All databases owned, controlled, held or used by Bioness ISR and required to be registered under applicable Laws have been properly registered, and the data therein has been used by Bioness ISR solely as permitted pursuant to such registrations, in each case, in all material respects.
(c)Any consents required under applicable Laws for the collection, processing, transfer and other use of Personal Data by the Sellers or Bioness ISR (or on their behalf) for the conduct of the Business, as currently conducted have been obtained, except as would not be reasonably expected to have a material adverse effect on the Business.
(d)The Sellers and Bioness ISR have taken commercially reasonable measures required by applicable Data Protection Laws to protect the privacy of any Personal Data collected or otherwise processed by them (or on their behalf) and to maintain in confidence such Personal Data, except as would not be reasonably expected to have a material adverse effect on the Business. The Sellers (with respect to the Business) and Bioness ISR have commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Data collected by them (or on their behalf) from and against unauthorized access, use and/or disclosure. To the Knowledge of the Sellers, there has been no material loss, unauthorized access and disclosure or other misuse of any Personal Data collected or otherwise processed by the Sellers (with respect to the Business) and Bioness ISR (or on their behalf). No material claims and/or complaints have been asserted in writing, nor any written notice of any proceedings or actions or inquiries or audits, or to the Knowledge of the Sellers, investigations have been received that are against the Sellers (with respect to the Business) and Bioness ISR, or any of their officers, directors, or employees (in their capacity as such) by any person or entity alleging a violation of any person’s privacy, personal or confidentiality rights under the applicable Data Protection Laws. The Sellers (with respect to the Business) and Bioness ISR have not received any subpoena, demand, or other written notice from any Governmental Entity investigating, inquiring into, or otherwise relating to any actual or potential material violation of any Data Protection Laws.
(e)The Sellers and Bioness ISR have not, since the Lookback Date, received any written notice or communication that they are subject to any pending or threatened Action from any third party (including a qui tam relator) or Governmental Entity, including the Department of Justice, the Centers for Medicare & Medicaid Services, FDA or HHS, or any other comparable Israeli authorities, relating to, arising out of, or in connection with noncompliance by or liability of the Sellers or Bioness ISR under any Healthcare Laws with respect to the Business or the Acquired Assets. The Sellers and Bioness ISR are not a party to, or bound by, any order, corporate integrity agreement, deferred prosecution or non-prosecution agreement, consent decree, or other formal or informal agreement with any Governmental Entity concerning compliance with Healthcare Laws with respect to the Business or the Acquired Assets. The Sellers and Bioness ISR have all accreditations required by the Centers for Medicare & Medicaid Services to conduct the Business as currently conducted. The Sellers and Bioness ISR have adopted a code of conduct and have an operational healthcare compliance program covering the seven elements of an effective compliance program as described in Compliance

Program Guidance published by the Office of Inspector General for HHS, which governs all employees and agents.
(f)All applications, notifications, submissions, information, claims, reports and other data or information submitted by or on behalf of Bioness ISR or the Sellers in relation to the Business or the Acquired Assets to any Governmental Entity since the Lookback Date have been submitted and were complete and correct in all material respects as of the date of submission and any necessary or required updates, changes, corrections or modification to such applications, submissions, information and data have been submitted to the Governmental Entity. Neither the Sellers, Bioness ISR, nor any of their respective directors, managers, officers, Employees or, to the Knowledge of the Sellers, any of their respective agents or Affiliates, have made an untrue statement of material fact or fraudulent statement to a Governmental Entity, or in any records and documentation prepared or maintained to comply with the applicable Laws and Governmental Order, with respect to the Business and the Acquired Assets, or failed to disclose a material fact required to be disclosed to any such Governmental Entity with respect to the Business and the Acquired Assets.
(g)Since the Lookback Date, neither the Sellers, Bioness ISR, nor any of their respective directors, managers, officers, Employees or, to the Knowledge of the Sellers, any of their respective agents or Affiliates, have (i) been charged or convicted of any crime or engaged in any conduct in relation to the Business which has resulted or could result in debarment, suspension or disqualification by FDA or any other applicable Governmental Entity or (ii) failed to disclose a material fact in relation to the Business required to be disclosed to any applicable Governmental Entity, and there are no Actions pending or, to the Knowledge of the Sellers, threatened that would reasonably be expected to result in criminal or civil liability or debarment, suspension or disqualification by FDA or any other applicable Governmental Entity. Since the Lookback Date, neither the Sellers, Bioness ISR, nor to the Knowledge of the Sellers, any of their respective officers, directors, Employees, agents or collaborative partners, have committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” or for any other applicable Governmental Entity to invoke any similar policy.
(h)Since the Lookback Date, none of the Sellers, Bioness ISR or, to the Knowledge of the Sellers, any of their respective agents, controlled Affiliates or material manufacturers (without obligation of inquiry with respect to such material manufacturers) have received written notice of, or been subject to, any material adverse inspectional finding, data integrity review, safety alert, mandatory or voluntary recall, seizure, investigation, penalty, fine, reprimand, sanction, injunction, assessment, request for corrective or remedial action, warning letter, regulatory letter, untitled letter, FDA Form 483 or other non-compliance or enforcement notice, material communication or correspondence from FDA or any other Governmental Entity, in each case, related to the Business or the Acquired Assets.
(i)All studies, tests, and preclinical and clinical research being conducted by or, to the Knowledge of the Sellers, on behalf of the Sellers or Bioness ISR, with respect to the Business, are being, and have been since the Lookback Date, conducted in material compliance with applicable Laws. Since the Lookback Date, no clinical trial conducted by or, to the Knowledge of the Sellers, on behalf of the Sellers or Bioness ISR, with respect to Business has been terminated or suspended for safety or non-compliance reasons, and neither FDA nor any other applicable Governmental Entity, clinical investigator or institutional review board that has or had jurisdiction over or participated in any such clinical trial has initiated or, to the Knowledge of the Sellers, threatened in writing to initiate, any action to place a clinical hold order on, or otherwise terminate, materially delay or suspend, any such ongoing clinical trial, or to disqualify, restrict or debar any clinical investigator or other Person involved in any such clinical trial.
(j)The Sellers and Bioness ISR have, since the Lookback Date, (i) qualified for participation in, and have current and valid supplier and provider contracts or enrollments with, each of the Governmental Healthcare Programs with which they participate or from which they receive, or have received, reimbursement with respect to the Business and have materially complied with the material terms and conditions of each such Governmental Healthcare Program, and (ii) possessed current and valid contracts in place with each Payor with which they participate with respect to the Business (each, a “Payor Agreement”) and have materially complied with the material terms and conditions of each such Payor Agreement.
(k)Since the Lookback Date, none of the Sellers, Bioness ISR, directors, managers, officers, Employees or, to the Knowledge of the Sellers, any of its agents or controlled Affiliates, has committed any act, made any statement or failed to make any statement that violates in any material respect the Federal Anti-Kickback Statute, 28 U.S.C. § 1320a-7b, the Federal False Claims Act, 31 U.S.C. § 3729, or any other similar federal, state or foreign Law applicable in the jurisdictions in which the Business operates or Acquired Assets are sold. To the extent the Sellers or Bioness ISR have provided reimbursement coding or billing advice with respect to the Business and the Acquired Assets, such advice is, and since the Lookback Date has been, accurate, true and complete and in material compliance in all material respects with the coverage, coding, and payment requirements of Governmental Healthcare Programs and Healthcare Laws. Since the Lookback Date, none of the Sellers (with respect to the Business), Bioness ISR, or, to the Knowledge of the Sellers, any agent acting on behalf of such Seller (with respect to the Business) or Bioness ISR has since the Lookback Date committed a violation in any material respect of the U.S. Foreign Corrupt Practices Act of 1977 (as amended) or any other anti-bribery or anticorruption Law (collectively, “Anti-Bribery Laws”) of any jurisdiction applicable to such Seller (with respect to the Business) or Bioness ISR. Since the Lookback Date, none of the Sellers (with respect to the Business) or Bioness ISR, or, to the Knowledge of the Sellers, any agent acting on behalf of such Seller (with respect to the Business), has received any written or to the Knowledge of the Sellers, oral communication from any Governmental Entity that alleges that any Seller (with respect to the Business) or Bioness ISR is or may be in violation of, or has or may have any Liability under, any Anti-Bribery Law in any material respect. There is no pending or, to the Knowledge of the Sellers, threatened investigation, claim, or any other Action, in each case by or from a Governmental Entity, regarding any actual or possible violation of the Anti-Bribery Laws (with respect to the Business or Bioness ISR). To the Knowledge of the Sellers, none of the Sellers (with respect to the Business), Bioness ISR or any of either their respective Representatives to the extent acting on behalf of such Seller (with respect to the Business) or Bioness ISR has, since the Lookback Date, directly or indirectly, offered, given, reimbursed, paid or promised to pay, or authorized the payment of, any material money or other thing of material value (including any fee, gift, sample, travel expense or entertainment) or any commission payment payable to (a) any Person who is an official, officer, agent, employee or representative of any Governmental Entity or of any existing or prospective customer (whether or not owned by a Governmental Entity), (b) any political party or official thereof, or (c) any candidate for political or political party office, in each case while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, reimbursed, paid or promised, directly or indirectly, in violation of the Anti-Bribery Laws of any jurisdiction applicable to the Sellers (with respect to the Business) or Bioness ISR. Since the Lookback Date, none of the Sellers (with respect to the Business) or Bioness ISR has made any written disclosures to any Governmental Entity concerning potential violations of any Anti-Bribery Laws related to their ownership or use of the Acquired Assets, the operation of the Business or Bioness ISR.
(l)Neither the Business nor Bioness ISR (i) produces, designs, tests, manufactures, fabricates, or develops any “critical technologies,” as defined in Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”), (ii) owns or operates “covered investment critical infrastructure” within the meaning of the DPA or otherwise engages in activities covered by Appendix A to 31 C.F.R. Part 800, “Covered Investment Critical Infrastructure and Functions Related to Covered Investment Critical Infrastructure,” or (iii) collects or maintains, directly or indirectly, “sensitive personal data” of U.S. citizens within the meaning of the DPA; and neither the Business nor Bioness ISR has any intention of engaging in such activities prior to the Closing.
4.14Permits. Schedule 4.14 sets forth a complete and accurate list of the Sellers’ and Bioness ISR’s Permits required to conduct the Business as currently conducted, and for the ownership and use of the Acquired Assets and assets of Bioness ISR. All such Permits have been obtained by the Sellers or Bioness ISR, as applicable, and are valid and in full force and effect and none of the Sellers or Bioness ISR is in default or violation in any material respect of any term, condition or provision of any such Permit to which it is a party. There are no Actions pending or, to the Knowledge of the Sellers, threatened that seek the revocation, cancellation or termination of any such Permit.
4.15Employee Benefit Matters.
(a)Schedule 4.15(a) contains a list of each Business Plan.
(b)Except as set forth in Schedule 4.15(b), each Business Plan and related trust complies in all material respects with all applicable Laws (including ERISA and the Code). Each Business Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from U.S. federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to the Knowledge of the Sellers, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable. With respect to any Business Plan, no event has occurred or is reasonably expected to occur that has resulted in or would subject the Sellers or Bioness ISR to a Tax under Section 4971 of the Code or the Acquired Assets to a lien under Section 430(k) of the Code.

(c)Except as set forth in Schedule 4.15(c), neither Sellers nor any of their ERISA Affiliates currently have, and at no time in the past six (6) years have had, an obligation to contribute to a plan that: (i) is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; (ii) is a “multi-employer plan” (as defined in Section 3(37) of ERISA); (iii) is a multiple employer plan (within the meaning of Section 210(a) of ERISA) or a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA); or (iv) is a “defined benefit plan” as defined in Section 3(35) of ERISA. No Seller or any ERISA Affiliate has withdrawn from any pension plan under circumstances resulting (or expected to result) in Liability.
(d)Except as set forth in Schedule 4.15(d) and other than as required under Section 4980B of the Code or other applicable Law, no Business Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death). With respect to each group health plan benefiting any current or former employee of the Sellers or their ERISA Affiliates that is subject to Section 4980B of the Code, the Sellers and their ERISA Affiliates have complied in all material respects with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.
(e)Except as set forth in Schedule 4.15(e), no Business Plan exists that could: (i) result in the payment to any employee, director, consultant or other service provider of the Sellers, Bioness ISR or their ERISA Affiliates of any amount of money or other property, or increase the compensation or benefits due to any such employee, director, consultant or other service provider; or (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any such employee, director, consultant or other service provider, in each case, as a result of the execution of this Agreement. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby could result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.
(f)With respect to each Business Plan, Sellers have made available to Buyer true and complete copies (if applicable) of (i) all current plan documents and amendments thereto, or, in the case of an unwritten Business Plan, a written description of the material terms thereof, (ii) all determination or opinion letters (as applicable) from the IRS, (iii) all current summary plan descriptions, including summaries of material modification, (iv) current trust agreements, insurance contracts and other documents relating to the funding or payment of benefits under any Business Plan, and (v) material correspondence relating to any such Business Plan between the Sellers, Bioness ISR, their ERISA Affiliates or their representatives and any government agency or regulatory body within three years prior to the date hereof.
(g)Each Business Plan and related trust has been maintained in all material respects in accordance with applicable Laws and the terms of the applicable plan. All contributions, premiums or payments under each Business Plan have been timely paid or have been accrued in accordance with, and to the extent required by, GAAP. There have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Section 406 of ERISA or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to each Business Plan.

(h)No Actions are pending or, to the Knowledge of the Sellers, threatened in writing in connection with any Business Plan.
(i)All Business Plans subject to Section 409A of the Code comply in both form and operation in all material respects with Section 409A of the Code and the rules and regulations thereunder. The Sellers and Bioness ISR have no obligation to “gross-up,” indemnify or otherwise reimburse any Employee or any other Person providing services to the Business for any Tax incurred by such Employee or Person under Section 409A or Section 4999 of the Code.
4.16Employment Matters.
(a)Neither the Sellers (with respect to the Business) nor Bioness ISR are a party to, or otherwise bound by, any collective bargaining or other agreement with a labor organization representing any of the Employees. Except as set forth in Schedule 4.16(a), since the Lookback Date, there has not been, nor, to the Knowledge of the Sellers, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting the Sellers in respect of the Business, Bioness ISR or any of the Employees, nor has any labor union, labor organization or works council made a demand for recognition or certification to the Sellers or Bioness ISR, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Sellers threatened to be brought or filed with any labor relations tribunal or authority, in each case, in respect of the Business. Bioness ISR does not have and is not subject to, and no ISR Employee benefits from, any extension order (tzav harchava), other than extension orders that apply to all employees in Israel. Bioness ISR is not, nor since the Lookback Date was, a member of any employers’ organization and is not and did not pay any handling fees.
(b)Since the Lookback Date, there have been no (i) grievances, arbitrations or legal or administrative proceedings which allege the violation of any labor agreement, (ii) unfair labor practice charges against the Sellers before the National Labor Relations Board or any comparable labor relations authority, or (iii) pending or, to the Knowledge of the Sellers, threatened grievance or proceeding with respect to any Employees, in respect of the Business. Neither the Sellers (with respect to the Business) nor Bioness ISR is or at any time since the Lookback Date has been a party to a conciliation agreement, consent decree or other agreement or order with any Governmental Entity regarding an Employee with respect to applicable employment Laws. Since the Lookback Date, no current or former Employee has filed a complaint or claim with the Sellers or Bioness ISR with respect to applicable employment Laws, as it pertains to the Business. The Sellers (with respect to the Business) have not at any time since the Lookback Date taken any action that, with regard to the US Employees, (A) would constitute a “mass layoff” or “plant closing” within the meaning of the Worker Readjustment and Notification Act (29 U.S.C. § 2101) (the “WARN Act”) or would otherwise trigger notice requirements or liability under any other Law that is comparable to the WARN Act or (B) resulted in the termination of employment of 50 or more US Employees or more than ten percent (10%) of the US Employees of the Sellers during any 90-day period. The Sellers have no plans with respect to the Business to undertake any action that would trigger the WARN Act or other similar notification requirements.

(c)The Sellers are, and have been since the Lookback Date, in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to the US Employees and individuals in the United States providing services to the Sellers in respect of the Business as independent contractors. Bioness ISR is, and has been since the Lookback Date, in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to the ISR Employees. Bioness ISR does not engage any personnel through manpower or leasing agencies. No ISR Employee’s employment by Bioness ISR requires any special license, visa, permit or other governmental authorization. Bioness ISR does not employ or engage or engage through a third party with employees to whom the Israeli Foreign Workers Law, 1991 applies.
(d)Without limiting the other provisions of this Section 4.16, with respect to the ISR Employees, unless otherwise noted in Schedule 4.16(d), all amounts that Bioness ISR is legally or contractually required either (i) to deduct from such ISR Employees’ salaries or to transfer to such ISR Employees’ managers insurance, pension or provident fund, life insurance, incapacity insurance, education fund or other similar funds or (ii) to withhold from its ISR Employees’ salaries and benefits and to pay to any Governmental Entity as required by the Israeli Tax Ordinance and the Israeli National Insurance Law, 1990, or otherwise, have, in each case, been duly deducted, transferred, withheld and paid, and Bioness ISR is not delinquent in any material respect in making any such deduction, transfer, withholding or payment. The Sellers have made available to the Buyer (A) copies of material manuals and material written policies relating to the employment of ISR Employees (if any). The obligations of Bioness ISR to provide statutory severance pay to the ISR Employees pursuant to the Israeli Severance Pay Law, 1963 (the “Section 14 Arrangement”) with respect to one hundred percent (100%) of the salary for which severance pay is due under the Israeli Severance Pay Law from the date of commencement of their employment with Bioness ISR, and Bioness ISR’s liabilities towards severance pay are fully covered under the Section 14 Arrangement. Other than their salaries, the ISR Employees are not entitled to any payment or benefit that may be reclassified as part of their determining salary for any purpose under applicable Israeli Law, including for calculating any social contributions.
(e)Schedule 4.16(e)(i) sets forth a true, correct and complete list of the names (or, if required under privacy Laws, a unique identification number), of all current Employees, setting forth each such Employee’s current (i) title or position, (ii) status as full-time or part-time, (iii) status as exempt or non-exempt (to the extent applicable under applicable Law), (iv) date of hire, (v) annual salary or hourly rate, (vi) commission, bonus, or other incentive-based compensation; (vii) primary work location, (viii) accrued but unpaid vacation, (ix) leave of absence status, and (x) employer. The employment of each of the US Employees is “at will.” No Employees hold a visa or work permit and all former Employees who worked in the United States whose employment terminated, voluntarily or involuntarily, since the Lookback Date were, legally authorized to work in the United States. Since the Lookback Date, except as set forth in Schedule 4.16(e)(ii), Sellers and Bioness ISR have not engaged independent contractors or consultant for the purpose of providing individual services to the Business.
(f)Except as set forth on Schedule 4.16(f), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent event(s)) shall (i) entitle any person to severance pay, (ii) result in any benefit becoming established or materially increased, or accelerate the time of payment or vesting of any benefit, under any agreement, (iii) otherwise increase the amount of compensation due to any person or forgive indebtedness owed by any Person, (iv) require the approval of any labor union or works council, or (v) require Bioness ISR to transfer or set aside any assets to fund or otherwise provide for any benefits for any person.
(g)Since the Lookback Date, to the Knowledge of the Sellers, neither the Sellers (with respect to the Business) nor Bioness ISR has entered into any settlement agreements related to allegations of sexual harassment, other sexual misconduct or race discrimination by any Employee with the title of senior vice president (or the equivalent title based on role, responsibility or pay grade) or above. Except as would not reasonably be expected to have a material effect on the Business, there are no performance improvements or disciplinary actions contemplated or pending against any Employees with a title of senior vice president (or the equivalent title based on role, responsibility or pay grade) or above. To the Knowledge of the Sellers, no current or former Employee is or has been at any time since the Lookback Date in any material respect in violation of any employment contract, non-disclosure, confidentiality agreement, non-competition agreement, non-solicitation agreement, restrictive covenant or consulting agreement with a former employer relating to the right of any such Employee to be engaged by to the Sellers or Bioness ISR because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others.
(h)Except as set forth in Schedule 4.16(h), as of the date hereof, no US Employee is absent from work due to family leave, short-term disability leave, long-term disability leave or any other approved leave of absence.
4.17Real Property.
(a)The Sellers (with respect to the Business) and Bioness ISR do not own any real property and have not owned any real property since the Lookback Date.
(b)Schedule 4.17(b) sets forth the addresses of all real property leased, subleased or licensed by (x) the Sellers that is Related to the Business, and (y) Bioness ISR (collectively, and together with all buildings, structures, fixtures and improvements located thereon, the “Leased Real Property”), and a list, as of the date hereof, of all leases or license agreements for each parcel of Leased Real Property (collectively, the “Leases” and such Lease to which Bioness ISR is a party, the “ISR Lease”)). Except as set forth in Schedule 4.17(b), (i) each lessee’s possession and quiet enjoyment thereof has not been disturbed in any material respect, (ii) the Leases have not been assigned nor have the premises demised thereunder been subleased or licensed, in whole or in part, by the Sellers or Bioness ISR, as applicable and (iii) the Sellers and Bioness ISR have performed all material obligations required to be performed by them to date under the Leases, as applicable.
(c)Neither the Sellers nor Bioness ISR have received any written notice of existing, pending or threatened (i) condemnation proceedings affecting the Leased Real Property, or (ii) zoning, building code or other moratorium proceedings, or similar matters which would reasonably be expected to materially and adversely affect the ability to operate the Leased Real Property as currently operated. No part of the Leased Real Property has been damaged or destroyed by fire or other casualty that has not otherwise been repaired or replaced.

(d)Immediately following the Closing, the Leased Real Property, taken together with the Transition Services Agreement, the Transferred Contracts and assets and contracts of Bioness ISR, will be sufficient to conduct the manufacturing aspects of the Business as it is presently conducted. To the Knowledge of the Sellers, all improvements of the Leased Real Property are in good condition and repair and there are no material structural deficiencies or latent defects affecting any of the improvements, and the Leased Real Property, including the current use and occupancy thereof by the Sellers and Bioness ISR, is in material compliance with all applicable Laws.
4.18Environmental Matters. (a) The Sellers, with respect to the Business, and Bioness ISR are and since the Lookback Date have been in compliance in all material respects with all Environmental, Health and Safety Requirements; (b) since the Lookback Date, neither the Sellers, with respect to the Business, nor Bioness ISR have received any written or, to the Knowledge of the Sellers, oral notice, demand, letter, claim or request for information alleging that they are in actual or potential violation of or liable under any Environmental, Health and Safety Requirements that has not been resolved; (c) neither the Sellers, with respect to the Business, nor Bioness ISR are subject to any material unsatisfied Governmental Order concerning liability under any Environmental, Health and Safety Requirements; (d) there are currently effective all material Permits required under any Environmental, Health and Safety Requirements that are necessary for the activities and operations of the Business, the Acquired Assets and Bioness ISR, and the Sellers, with respect to the Business, and Bioness ISR are and have been since the Lookback Date in compliance in all material respects with the terms and conditions of such Permits; (e) there exist no Environmental Conditions at the Leased Real Property that require material reporting, investigation, assessment, cleanup, remediation or any other type of material response action or that would otherwise give rise to material liability pursuant to any Environmental, Health and Safety Requirements or any Contract; (f) to the Knowledge of the Sellers, there are no Environmental Conditions: (i) at any property previously owned, leased, used or operated by the Sellers, with respect to the Business, or Bioness ISR or any of their respective predecessors, or (ii) at any other real property at which any Hazardous Materials generated or handled by the operation of the Sellers, with respect to the Business, or Bioness ISR or any of their respective predecessors in interest has been handled, treated, stored, recycled or disposed of, or has otherwise come to be located, that in either case would reasonably be expected to give rise to any material liability of Bioness ISR or the Business under any Environmental, Health and Safety Requirements or any Contract; (g) neither the Sellers, with respect to the Business, nor Bioness ISR have assumed, undertaken, agreed to provide indemnification for or otherwise become subject to any material Liability of any other Person relating to or arising from any Environmental, Health and Safety Requirements or Environmental Conditions; (h) the Sellers, with respect to the Business, and Bioness ISR have made available to the Buyer copies of all material documents, records and information in its possession or control concerning Environmental Conditions, compliance with or potential Liability under Environmental, Health and Safety Requirements or the exposure of any Person to any Hazardous Material in any way associated with the Business, the Acquired Assets or Bioness ISR, in each case that have been received or prepared within the last five (5) years; and (i) since the Lookback Date, the operations of the Business and Bioness ISR have not given rise to exposure of persons to Hazardous Materials in a manner that violates any Environmental, Health and Safety Requirements.

4.19Insurance. Schedule 4.19 contains a list of each insurance policy (the “Insurance Policies”) maintained by Bioness ISR and the Sellers with respect to the Business and Acquired Assets. All Insurance Policies are legal, valid, binding and in full force and effect, and all premiums due and payable thereon as of the Closing Date have been paid in full. The Sellers and Bioness ISR are not in material breach or default with respect to their obligations under any of their respective Insurance Policies. Other than as set forth on Schedule 4.19, there are no material outstanding claims related to the Business or Bioness ISR under any Insurance Policy. No written notice of cancellation, termination, denial or reduction of coverage or material premium increase has been received by the Sellers or Bioness ISR with respect to any Insurance Policy and no pending claim for coverage under any Insurance Policy is subject to a reservation of rights letter.
4.20Customers and Suppliers. Schedule 4.20 contains a true, complete and correct list of (a) the top ten (10) customers of the Business (determined by revenue) during the most recently completed fiscal year ended (the “Material Customers”), and (b) the top ten (10) suppliers of the Business (determined by the cost of items or services purchased) during the most recently completed fiscal year (the “Material Suppliers”). No Material Customer or Material Supplier has, since the Lookback Date, provided written notice to the Sellers or Bioness ISR stating its intention to cancel or otherwise terminate or materially adversely modify its relationship with the Business. The Sellers and Bioness ISR have not, since the Lookback Date, canceled or otherwise terminated or materially and adversely modified their relationships with any Material Customer or Material Supplier as it relates to the Business.
4.21Accounts Receivable; Accounts Payable. All accounts receivable included in the Acquired Assets, all accounts receivable reflected on the Interim Financial Statements and all accounts receivable of Bioness ISR are valid receivables, collectible (net of any reserve set forth on the face of the Interim Financial Statements) and represent arm’s length transactions in the ordinary course of business. To the Knowledge of the Sellers, there is no contest, claim, defense, or right of setoff with any account debtor of the Sellers or Bioness ISR relating to the amount or validity of any such accounts receivable. Schedule 4.21 sets forth the aging of accounts receivable of the Business as of March 30, 2024. The Assumed Accounts Payable and all accounts payable of Bioness ISR have arisen in bona fide arm’s-length transactions in the ordinary course of business.
4.22Inventory. The Inventory consists of a quality and quantity usable and salable in the ordinary course of business and is in all material respects merchantable and fit for the purpose for which it was procured or manufactured, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established on the Interim Financial Statements. Except as set forth on Schedule 4.22, all material items of Inventory is owned by the Sellers or Bioness ISR free and clear of all Encumbrances, other than Permitted Encumbrances, and no material items of Inventory is held on a consignment basis. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Business.

4.23Product Liability; Warranties.
(a)The Rehab Products and all other services delivered by the Sellers (with respect to the Business) or Bioness ISR (the “Products”) have conformed in all material respects with the written applicable terms and conditions of the Products and neither the Sellers nor Bioness ISR have any material Liability for replacement or repair thereof or other damages in connection therewith. There is no design defect with respect to any of the Products, each of the Products contains adequate warnings, presented in a reasonably prominent manner, in accordance with applicable Laws and current industry practice with respect to its contents and use and all product packaging and labelling is complete and accurate.
(b)Except as set forth on Schedule 4.23(b), there are no pending or, to the Knowledge of the Sellers, threatened (i) product liability or recall claims or (ii) or material warranty claims other than claims received in the ordinary course of business consistent with the warranty claim history of the Business, in each case, with respect to the Products. Neither the Sellers nor Bioness ISR have received any written claim, or to the Knowledge of the Sellers, been threatened with a claim, for material Liability arising out of any injury to individuals or property as a result of any Products, which involve or, to the Knowledge of the Sellers, could reasonably be expected to involve a cost to the Business which in the aggregate for all such claims exceeds or could reasonably be expected to exceed $25,000, which claim (or any associated defect) remains unresolved.
4.24Affiliate Contracts. Except as set forth on Schedule 4.24, the intercompany agreements to be terminated pursuant to Section 6.12 and the Overhead and Support Services, (a) none of the Sellers (with respect to the Business) or Bioness ISR, on the one hand, is a party to any Contract with, or in favor or for the benefit of, the Sellers or any of their respective Affiliates (in respect of any other business of the Sellers), on the other hand and (b) no Affiliate of any Seller or Bioness ISR (other than the Sellers) (i) owns any asset, property or right, tangible or intangible, used by the Sellers in the operation of the Business or Bioness ISR, (ii) has any claim or cause of action against any Seller related to the Business or Bioness ISR, or (iii) is owed any payment or other obligation by any Seller related to the Business or Bioness ISR. Following the Closing, except pursuant to the Transaction Agreements, none of the Sellers nor any of their respective Affiliates (other than Bioness ISR), employees, directors, officers, or Representatives will have any right, title, or interest in or to any Acquired Asset, Assumed Liability or asset or Liability of Bioness ISR.
4.25Governmental Grants and Institutional Affiliations.
(a)Except as set forth on Schedule 4.25(a), neither the Sellers in respect of the Business nor Bioness ISR have applied (since the Lookback Date) or obtained any grant, loan, incentives, benefits or other assistance from any Israeli, United States, or other federal, state or local Governmental Entity (a “Governmental Grant”).
(b)The Sellers have made available to the Buyer correct copies of all letters of approval, certificates of completion, supplements or amendments thereto for any Governmental Grants granted to the Sellers in respect of the Business or Bioness ISR, as applicable, including the most recent and updated status of account report from the IIA.

(c)Schedule 4.25(c) sets forth: (i) all material undertakings given in connection with any Governmental Grant made to the Sellers in respect of the Business or Bioness ISR; (ii) the aggregate amount of each payment made on account of any such Governmental Grant; and (iii) the aggregate outstanding obligations of the Sellers in respect of the Business or Bioness ISR, as applicable, under each such Governmental Grant with respect to royalties or other payments. The Sellers or Bioness ISR, as applicable, are, and have been since the Lookback Date, in compliance, in all material respects with the terms and conditions of any Governmental Grant made to the Sellers in respect of the Business or to Bioness ISR, including the Israeli Innovation Law (including restrictions on the transfer of know-how and manufacturing rights and obligations relating to the payment of royalties). To the Knowledge of the Sellers, no event has occurred or circumstances exist that would reasonably be expected to result in the revocation, withdrawal, suspension, cancellation or material modification of any such Governmental Grant.
(d)No written claim or challenge have been made by any Governmental Entity since the Lookback Date with respect to the entitlement of any Governmental Grants received by the Sellers or Bioness ISR or the compliance with the terms, conditions, obligations or laws relating to such Governmental Grants and to the Knowledge of the Sellers, the IIA is not expected to make any claims in connection with the Sellers’ and Bioness ISR’s obligations or restrictions under the Innovation Law. To the Knowledge of the Sellers, the Sellers and Bioness ISR are not under an audit regarding any Governmental Grant and there are no pending controversies or disputes with any applicable authority regarding any Governmental Grant.
4.26Brokers and Finders. Except for Moelis & Company LLC, no agent, broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Sellers or Bioness ISR.
4.27Regulatory Documentation. The Sellers have made available to the Buyer the Regulatory Documentation. The information contained in the Regulatory Documentation (a) is accurate and complete in all material respects and (b) accurately represents in all material respects the results of all consumer testing, laboratory testing, bench testing, nonclinical trials, clinical trials and the like performed by or on behalf of the Sellers with respect to the Rehab Products. With respect to any Rehab Product owned, held, offered, sold or otherwise exploited by the Sellers, the Sellers represent and warrant that (i) information referred to in the Regulatory Documentation relating to consumer testing, laboratory testing, bench testing, nonclinical trials, clinical trials and the like (whether or not filed with or reviewed by any Governmental Entity) that establish the Rehab Products are in compliance in all material respects with the regulatory requirements in each jurisdiction in which such products are offered or sold, and that are or have been used or relied on by the Sellers to support or justify any advertising and label claims with respect to the safety, efficacy or other characteristics of any product offered or sold by any Seller exist for each such Rehab Product and (ii) such information referred to in the Regulatory Documentation in each case are sufficient to satisfy the applicable regulatory requirements in each jurisdiction in which such Rehab Product is currently offered or sold or anyway exploited.
4.28Exclusivity of Representations.

(a)Except for the representations and warranties contained in this ARTICLE IV (as modified by the Disclosure Schedules) or the Transaction Agreements, none of the Sellers, any of their respective Affiliates or any other Person has made, makes or shall be deemed to make any other representation or warranty of any kind whatsoever, express or implied, written or oral, at law or in equity, on behalf of the Sellers, including with respect to the Business, the Acquired Assets, Bioness ISR or the Transferred Shares, and the Sellers hereby disclaim all other representations and warranties of any kind whatsoever, express or implied, written or oral, at law or in equity, whether made by or on behalf of the Sellers or any other Person (including any information, documents or material delivered to the Buyer and/or made available to the Buyer in the data room, management presentations or in any other form in expectation of the transactions contemplated hereby). The Sellers hereby disclaim all Liability and responsibility for any projection or forecast referenced in the last sentence of Section 5.11. Without limiting the foregoing, none of the Sellers, any of their respective Affiliates, or any other Person is making or has made any representation or warranty of any kind whatsoever, express or implied, written or oral, at law or in equity, to the Buyer or any of its Affiliates or any Representatives of the Buyer of any of its Affiliates regarding the future success, future profitability or value of the Business, any of the Acquired Assets, Bioness ISR or the Transferred Shares. The Buyer is not relying and has not relied on any representations or warranties whatsoever regarding the Business, the Acquired Assets, the Assumed Liabilities, Bioness ISR or the Transferred Shares, express or implied, except for the representations and warranties contained in this ARTICLE IV (including the related sections of the Disclosure Schedules) or the Transaction Agreements.
(b)The Sellers acknowledge Section 5.12.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE BUYER
The Buyer represents and warrants to the Sellers as follows:
5.1Organization, Standing and Power. The Buyer is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware and has full power and corporate authority and possesses all governmental franchises, licenses, Permits, authorizations and approvals necessary to enable it to own, lease, use or otherwise hold its properties, rights and assets and to carry on its business as presently conducted, other than such franchises, licenses, Permits, authorizations and approvals the lack of which would not reasonably be expected to materially impair or delay the Buyer’s ability to perform its obligations under this Agreement and the other Transaction Agreements or consummate the transactions contemplated hereby or thereby, taken as a whole.
5.2Authority; Execution and Delivery; Enforceability. The Buyer has the requisite power and authority to execute and deliver this Agreement and the other Transaction Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Buyer of this Agreement and the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of the Buyer. The Buyer has duly executed and delivered this Agreement and the other Transaction Agreements, and assuming the due authorization, execution and delivery by each of the other parties hereto, this Agreement the other Transaction Agreements constitute its legal, valid and binding obligations, enforceable against it in accordance with its and their terms, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions.
5.3No Conflicts; Consents.
(a)The execution, delivery and performance by the Buyer of this Agreement and the other Transaction Agreements, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) result in any violation of the Charter Documents of the Buyer, (ii) result in a breach of any of the terms or provisions of, or constitute a default or require notice or consent under any Contract to which the Buyer is a party, and (iii) violate any existing applicable Law, rule, regulation, judgment, order or decree of any Governmental Entity having jurisdiction over the Buyer; provided, however, that no representation or warranty is made in the foregoing clauses (ii) or (iii) with respect to matters that would not reasonably be expected to materially impair or delay the Buyer’s ability to perform its obligations under this Agreement and the other Transaction Agreements or consummate the transactions contemplated hereby or thereby, taken as a whole.
(b)No authorization or approval or other action by, and no notice to or filing with, any Governmental Entity will be required to be obtained or made by the Buyer in connection with the execution, delivery and performance by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated hereby, other than such as have been obtained or made or which the failure to obtain would not or would not reasonably be expected to have a material adverse effect on the Buyer’s ability to consummate the transactions contemplated hereby.
5.4Litigation. There are no (a) outstanding judgments against the Buyer, (b) Actions pending or, to the knowledge of the Buyer, threatened in writing against the Buyer, or (c) investigations by any Governmental Entity that are, to the knowledge of the Buyer, pending or threatened against the Buyer that would reasonably be expected to materially impair or delay the Buyer’s ability to perform its obligations under this Agreement and the other Transaction Agreements or to consummate the transactions contemplated hereby or thereby.
5.5Financing; Solvency.
(a)The Buyer will have on the Closing Date the necessary and immediately available funding to meet all of its obligations under this Agreement and the other Transaction Agreements to which the Buyer is a party, including its obligation to pay the Final Closing Purchase Price and all of the Buyer’s fees and expenses incurred in order to consummate the transactions contemplated by this Agreement and the other Transaction Agreements to which the Buyer is a party. The Buyer has delivered to the Sellers a true, complete and correct copy of the Equity Commitment Letter (the “Financing Commitment”), pursuant to which the parties thereto have committed, subject to the terms and conditions thereof, to invest the amount set forth therein (the “Equity Financing”). The Financing Commitment is in full force and effect and is a legal, valid and binding obligation of the Equity Financing source party thereto, enforceable against it in accordance with its term, subject to the Equitable Exceptions. Parent has named the Sellers as express third party beneficiaries in the Equity Commitment Letter on the terms set forth therein. The Financing Commitment has not been amended or modified and the commitment contained in the Financing Commitment has not been withdrawn or rescinded in any respect as of the date hereof. No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Buyer, nor, to the knowledge of the Buyer, any other party thereto, under the Financing Commitment and the Buyer has no reason to believe that it will be unable to satisfy on a timely basis any term of condition of closing to be satisfied by it in the Financing Commitment on or prior to the Closing Date. There are no conditions precedent related to the investing of the full amount of the Equity Financing other than as expressly set forth in the Financing Commitment. There are no side letters or other agreements, contracts or arrangements related to the investing of the full amount of the Equity Financing other than as expressly set forth in the Financing Commitment. Subject to the terms and conditions of the Financing Commitment, the aggregate proceeds contemplated by the Financing Commitment will be sufficient to enable the Buyer to satisfy its payment obligations hereunder and consummate the transactions contemplated hereby, including its obligation to pay the Final Closing Purchase Price and all of the Buyer’s fees and expenses incurred in order to consummate the transactions contemplated hereby. Notwithstanding anything to the contrary herein, the Buyer acknowledges that each of the Buyer’s obligations set forth in the Transactions Agreements are not contingent or conditioned upon any Person’s ability to obtain or have at Closing sufficient funds necessary for the payment of the Final Closing Purchase Price in cash or for the Buyer to perform its respective obligations with respect to the transactions contemplated hereby.
(b)Concurrently with the execution of this Agreement, the Buyer has delivered to the Sellers the duly executed Limited Guarantee in favor of the Sellers. The Limited Guarantee is in full force and effect and is a legal, valid and binding obligation of Parent and enforceable against Parent in accordance with its terms. There is no default or breach under the Limited Guarantee by Parent, and no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under the Limited Guarantee.
(c)The Buyer is and, after giving effect to the consummation of the transactions contemplated hereby, will be solvent and shall (a) be able to pay its debts and obligations as they become due, (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent Liabilities), and (c) have adequate capital to carry on its businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of any of the Buyer, its subsidiaries or other Affiliates.
5.6Capitalization. The Accelmed Sponsors own all of the issued and outstanding capital stock of the Buyer.
5.7Investment Intent. The Buyer is purchasing the Transferred Shares for the purpose of investment and not with a view to, or for resale in connection with, the distribution thereof in violation of applicable state, foreign or federal securities Laws. The Buyer has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of its investment in the Transferred Shares, and the Buyer is capable of bearing the economic risks of such investment, including a complete loss of its investment in the

Transferred Shares. The Buyer acknowledges that the Transferred Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state or foreign securities Laws, and understands that it may not sell or dispose of any of the Transferred Shares except pursuant to a registered offering in compliance with, or in a transaction exempt from, the registration requirements of the Securities Act and any other applicable state, foreign or federal securities Laws. The Buyer is an “Accredited Investor” as that term is defined in Rule 501 of Regulation D of the Securities Act.
5.8Brokers and Finders. No agent, broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Buyer for which the Sellers could have any Liability prior to or following the Closing.
5.9R&W Insurance Policy. The Buyer has delivered to the Sellers a true, correct and complete copy of the conditioned binder issued by Fusion with respect to the R&W Insurance Policy effective as of the Closing, which conditioned binder is in full force and effect as of the date hereof, conditionally bound pursuant to the terms as set forth therein.
5.10Investigation. The Buyer has such knowledge and experience in financial and business matters, and is capable of evaluating the merits and risks of the transactions contemplated hereby. The Buyer confirms that the Sellers and Bioness ISR have made available to the Buyer and its Affiliates and Representatives the opportunity to ask questions of certain officers and management of the Sellers and Bioness ISR, as well as access to documents, information and records of or with respect to Bioness ISR, the Acquired Assets, the Assumed Liabilities and the Business in order for the Buyer to conduct its own diligence review, analysis and evaluation of, Bioness ISR, the Acquired Assets, the Assumed Liabilities and the Business based on such information and access.
5.11Non-Reliance. The Buyer acknowledges that it and its Representatives have been permitted access to the books and records, facilities, equipment, Tax Returns, Contracts, and other properties and assets of the Business and Bioness ISR, including the Acquired Assets, and that the Buyer and its Representatives have had an opportunity to meet with the officers and employees of the Sellers and Bioness ISR to discuss the Business. In entering into this Agreement, the Buyer has relied solely upon its own investigation and analysis and the Sellers’ representations and warranties expressly set forth in ARTICLE IV and the Transaction Agreements and on the Sellers’ covenants and agreements in this Agreement, and without limiting the foregoing, the Buyer has not relied on any other representation or warranty (except for the Sellers’ representations and warranties expressly made in ARTICLE IV and the Transaction Agreements) and except as set forth in this Agreement, neither the Sellers nor any other Person (including any Representative of the Sellers) shall have or be subject to any Liability to the Buyer, or any other Person, resulting from the Buyer’s use of any information, documents or material made available to the Buyer in the Electronic Data Room, management presentations, due diligence or in any other form in expectation of the transactions contemplated hereby. THE REPRESENTATIONS AND WARRANTIES OF THE SELLERS EXPRESSLY SET FORTH IN ARTICLE IV AND THE TRANSACTION DOCUMENTS CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE SELLERS TO BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED

HEREBY, AND THE BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE EXPRESSED OR IMPLIED (INCLUDING ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, PROJECTIONS OR FORECASTS WITH RESPECT TO BIONESS ISR, THE ACQUIRED ASSETS, ASSUMED LIABILITIES OR THE BUSINESS, OR THE QUALITY, QUANTITY OR CONDITION OF THE ACQUIRED ASSETS OR ASSETS OF BIONESS ISR) ARE SPECIFICALLY DISCLAIMED BY THE SELLERS AND THEIR AFFILIATES AND SHALL NOT (EXCEPT AS OTHERWISE EXPRESSLY REPRESENTED TO IN ARTICLE IV) FORM THE BASIS OF ANY CLAIM AGAINST THE SELLERS OR ANY OF THEIR AFFILIATES OR REPRESENTATIVES, WITH RESPECT TO ANY BREACH OF A REPRESENTATION OR WARRANTY. NONE OF THE SELLERS, ANY OF THEIR AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON MAKES OR PROVIDES, AND THE BUYER HEREBY WAIVES, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO SAMPLES, OR CONDITION OF THE TRANSFERRED SHARES, THE ACQUIRED ASSETS OR ASSETS OF BIONESS ISR OR ANY PART THEREOF, AND THE BUYER ACKNOWLEDGES THAT IT IS ACQUIRING THE ACQUIRED ASSETS AND TRANSFERRED SHARES IN AN “AS-IS” CONDITION AND ON A “WHERE-IS” BASIS, EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE IV. With respect to any projection or forecast of the Business, the Acquired Assets, the Assumed Liabilities, Bioness ISR or the Transferred Shares delivered by or on behalf of the Sellers or any of their Affiliates to the Buyer, the Buyer acknowledges that (w) there are uncertainties inherent in attempting to make such projections and forecasts, (x) the accuracy, completeness and correctness of such projections and forecasts may be affected by information which may become available through discovery or otherwise after the date of such projections and forecasts, (y) it is familiar with each of the foregoing and (z) none of the Sellers, any of their Affiliates or Representatives or any other Person is making any representation or warranty with respect to such projections or forecasts, including the reasonableness of the assumptions underlying such projections or forecasts.
5.12Exclusivity of Representations. No representation or warranty is made by the Buyer other than as expressly set forth in this ARTICLE V or the Transaction Agreements. Without limiting the generality of the foregoing, except as expressly set forth in this ARTICLE V, the Buyer disclaims all other representations and warranties, whether express or implied.
ARTICLE VI
COVENANTS
6.1Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by the Buyer (which consent shall not be unreasonably withheld or delayed), the Sellers shall, and shall cause Bioness ISR to, (a) conduct the Business in the ordinary course of business; and (b) use commercially reasonable efforts to maintain and preserve intact the current Business organization and operations and to preserve the rights, goodwill and relationships of their Employees, customers, suppliers, regulators and others having relationships with Bioness ISR or Related to the Business. From the date hereof until the Closing Date or earlier termination of the Agreement, except as set forth on Schedule 6.1 or as consented to in writing by the Buyer (which consent shall not be unreasonably withheld or delayed), the Sellers shall not, and shall cause Bioness ISR not to, take, or fail to take, any action that would cause any of the changes, events or conditions described in Section 4.12 to occur.
6.2Access to Information
. From the date hereof until the Closing or earlier termination of this Agreement, the Sellers shall, and shall cause Bioness ISR to, (a) afford the Buyer and its Representatives reasonable access to and the right to inspect all of the properties, assets, books and records, Transferred Contracts, Material Subsidiary Contracts, Regulatory Documentation and other documents and data Related to the Business and Bioness ISR; (b) furnish the Buyer and its Representatives with such financial, operating and other data and information Related to the Business and Bioness ISR as the Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of the Sellers and Bioness ISR to reasonably cooperate with the Buyer in its investigation of the Business and Bioness ISR; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to the Sellers or Bioness ISR, as applicable, under the supervision of the Sellers’ or Bioness ISR’s personnel, as applicable, and in such a manner as not to unreasonably interfere with the conduct of the Business or any other businesses of the Sellers or Bioness ISR; and provided further, that the Buyer’s right to inspect the properties and assets of the Business and Bioness ISR prior to the Closing shall not include the right to take samples of any environmental media (including sampling of any soils, soil gas, groundwater, indoor air, drinking water, or building materials) at any of the Leased Real Property without the Sellers’ express written permission. Notwithstanding anything to the contrary in this Agreement, the Sellers and Bioness ISR shall not be required to disclose any information to the Buyer or its Representatives if such disclosure would, in the Sellers’ sole discretion: (x) cause significant competitive harm to the Sellers or Bioness ISR, as applicable, and their respective businesses, including the Business, if the transactions contemplated hereby are not consummated; (y) result in the waiver or forfeiture of any attorney-client or similar privilege; or (z) contravene any applicable Law or binding agreement entered into prior to the date of this Agreement. Prior to the Closing, without the prior written consent of the Sellers, which may be withheld for any reason, the Buyer shall not contact any suppliers or licensor to, or customers of, the Business in connection with the transactions contemplated hereby. Notwithstanding the foregoing, nothing in this Section 6.2 shall prohibit the Buyer or its Affiliates from contacting the customers, suppliers and licensors of the Business in the ordinary course of the Buyer’s businesses or for any other purpose unrelated to the Business or the transactions contemplated hereby; provided, however, that if the Sellers or Bioness ISR seek to withhold information or access from the Buyer and its Representatives for any of the foregoing reasons, the Sellers and Bioness ISR will cooperate reasonably and in good faith to implement appropriate and mutually agreeable measures to permit the disclosure of such information or to provide such access in a manner to remedy the basis for the objection, including by arrangement of appropriate clean team procedures, redactions or entry into a customary joint agreement with respect to any information or access so provided. The parties agree that the provisions of the Confidentiality Agreement shall continue in full force and effect following the execution and delivery of this Agreement, and all information obtained pursuant to this Section 6.2 or otherwise concerning the Sellers, Bioness ISR and/or the Business furnished to the Buyer in connection with the transactions contemplated hereby shall be kept confidential in accordance with the Confidentiality Agreement.

6.3Further Action; Efforts.
(a)Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to consummate the transactions contemplated hereby as soon as practicable after the date hereof. Subject to the terms and conditions of this Agreement, without limiting the foregoing, (i) each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements under applicable Law that may be imposed on itself with respect to the transactions contemplated hereby (which actions shall include furnishing all information requested in connection with approvals of or filings with any Governmental Entity) and shall promptly cooperate with and furnish information to each other in connection with any such requests to any of them or any of their Affiliates in connection with the transactions contemplated hereby and (ii) each of the parties hereto shall use its reasonable best efforts to obtain (and shall cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity required or advisable to be obtained or made by the Sellers or the Buyer or any of their Affiliates in connection with the transactions contemplated hereby. Subject to the terms and conditions set forth in this Agreement, each of the parties hereto agrees to make all appropriate filings, notices and registrations with any Governmental Entity with respect to the transactions contemplated hereby as promptly as practicable after the date of this Agreement in order to obtain any consent, authorization, order or approval of, or any exemption by, any Governmental Entity required or advisable to be obtained or made by the parties hereto or any of their Affiliates in connection with the taking of any action contemplated thereby or by this Agreement.
(b)Each party to this Agreement shall promptly notify the other party of any communication it receives from any Governmental Entity relating to the matters that are the subject of this Agreement, shall permit the other party to review in advance any proposed communication by such party to any Governmental Entity, and shall provide each other with copies of all correspondence or communications between them or any of their Affiliates, on the one hand, and any Governmental Entity or members of its staff, on the other hand, subject to this Section 6.3. No party to this Agreement shall agree to participate in any meeting with any Governmental Entity in respect of any such filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Entity, gives the other parties the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement and to this Section 6.3(b), the parties to this Agreement will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing.
(c)The Sellers shall use reasonable best efforts to obtain any consent of any Person (other than Governmental Entities) required to consummate and make effective the transactions contemplated hereby. The Buyer agrees to cooperate reasonably with the Sellers in obtaining such consents. To the extent that the Sellers and the Buyer are unable to obtain any required Third Party Consents prior to the Closing, the parties shall seek such consents following the Closing in accordance with Section 6.11. For purposes of this Section 6.3, the term “reasonable best efforts” shall not be deemed to require any Person to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any consent or waiver may be required.

(d)The Buyer shall use its reasonable best efforts to prepare and submit all filings and to obtain all Permits set forth on Schedule 7.2(e), and the Sellers shall provide reasonable assistance to the Buyer in connection with the Buyer’s efforts to prepare and submit any required information to the applicable Governmental Entities in a timely manner in order to obtain such Permits prior to Closing and to promptly obtain after Closing all other Permits necessary to operate the Business. All filing fees, application fees, and any related out-of-pocket costs, expenses or fees for such Permits shall be paid by the Buyer. The obligation to prepare and submit all filings and obtain such Permits shall solely be the responsibility of the Buyer. The Sellers shall not have any obligation to take any action that would cause the Sellers to incur any Liability, pay any consideration or otherwise expend any money (other than reasonable internal costs), commence an Action or offer or grant any accommodation (financial or otherwise) to any other Person in connection with the Buyer’s efforts to obtain such Permits. The Buyer hereby agrees and acknowledges that the Sellers shall not be deemed to be in breach or in non-compliance with this Section 6.3 as a result of any failure by the Buyer to obtain any such Permits.
(e)With respect to the Valencia TSA Quality Agreement, the parties shall (i) submit the Valencia TSA Quality Agreement for approval to the Sellers’ scheme manager at BSI within seven (7) days of the date hereof; (ii) work together to modify, amend or alter the Valencia TSA Quality Agreement to the extent necessary to address any comments of BSI; and (iii) obtain approval from BSI of the final Valencia TSA Quality Agreement prior to Closing.
6.4Publicity. No party to this Agreement will make or issue or cause to be made or issued any public announcement, statement or filing concerning this Agreement or any other Transaction Agreements or the transactions contemplated hereby or thereby or any other aspect of the dealings between the parties as contemplated hereby without the prior written consent of the other party (which consent may not be unreasonably withheld, conditioned or delayed); provided, however, that the Sellers and their respective Affiliates shall be permitted to make public announcements, statements and filings regarding this Agreement, the other Transaction Agreements and the terms of the transactions contemplated hereby and thereby to the extent required by applicable Law or by any securities exchange (in the reasonable opinion of counsel); provided that the Buyer is provided reasonable notice and the opportunity to provide comments, which the Sellers will consider in good faith, in advance of such public announcement, statement or filing.
6.5Confidentiality.
(a)For a period of five (5) years following the Closing Date, the Sellers shall not, and shall cause their respective Affiliates not to, directly or indirectly, use or disclose to any Person any Business Confidential Information. In the event that the Sellers or any of their respective Affiliates, are requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Business Confidential Information, to the extent permitted by Law, the Sellers shall use commercially reasonable efforts to promptly notify the Buyer of the request or requirement so that the Buyer may seek, at its sole cost and expense, an appropriate protective order or waive compliance with the provisions of this Section 6.5(a). If, in the absence of a protective order or the receipt of a waiver hereunder, the Sellers are, on the advice of counsel, legally required to disclose any Business Confidential Information, the Sellers may disclose such information to the requesting authority; provided, however, that the Sellers shall use commercially reasonable efforts to obtain, at the reasonable request of the Buyer and at the Buyer’s sole cost, an order or other assurance that confidential treatment will be accorded to such portion of the Business Confidential Information required to be disclosed as the Buyer shall designate in good faith. The Sellers shall hold in confidence all trade secrets of the Business in perpetuity, or to the maximum period permitted under the Law, so long as such trade secrets remain confidential to the Buyer and protected under all applicable Laws.
(b)For a period of five (5) years following the Closing Date, the Buyer shall not, and shall cause its Affiliates not to, use or disclose to any Person any documents or information concerning the Sellers or any of their respective Affiliates, furnished to it by the Sellers or their respective Representatives in connection with this Agreement or the transactions contemplated hereby, in each case other than the Business Confidential Information. In the event that the Buyer or any of its Affiliates, is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any such information, to the extent permitted by Law, the Buyer shall use commercially reasonable efforts to promptly notify the Sellers of the request or requirement so that the Sellers may seek, at their sole cost and expense, an appropriate protective order or waive compliance with the provisions of this Section 6.5(b). If, in the absence of a protective order or the receipt of a waiver hereunder, the Buyer is, on the advice of counsel, legally required to disclose any such information, the Buyer may disclose such information to the requesting authority; provided, however, that the Buyer shall use commercially reasonable efforts to obtain, at the reasonable request of the Sellers and at the Sellers’ sole cost, an order or other assurance that confidential treatment will be accorded to such portion of the information required to be disclosed as the Sellers shall designate in good faith.
6.6Non-Competition; Non-Solicitation.
(a)Restrictions on Competing Activities Following Closing:
(i)The Sellers shall not, and Bioventus shall cause its subsidiaries and Bioventus Inc. not to, directly or indirectly, whether actively or passively, for a period of three (3) years following the Closing Date, develop, manufacture, distribute, market or sell a Competing Product, or operate, engage, establish, have an ownership interest in or acquire any businesses anywhere in the world that involve the developing, manufacture, distribution, marketing or sale of a Competing Product, nor directly or indirectly engage in, invest, manage, operate, or provide consulting or manufacturing services to any Person engaged in the development, manufacture, marketing, distribution or sale of a Competing Product (the “Competing Activities”). Notwithstanding the preceding sentence, but subject to the terms below, the Sellers and each of their subsidiaries shall be permitted to (A) continue to conduct their current businesses (including operation of the Implantables Business) and extensions thereof (other than the Business and the Competing Activities); (B) passively acquire and own interests of any Person engaged in Competing Activities, so long as such interests do not represent ten percent (10%) or more of such Person’s voting securities; (C) acquire, own and operate, or otherwise invest in, a Person that engages in Competing Activities (so long as the portion of the revenue of such Person derived solely from Competing Activities does not exceed seven and one half percent (7.5%) of the consolidated revenue of such business or enterprise during its most recently completed fiscal year); and (D) be acquired by, merge, consolidate, combine or amalgamate with one or more entities that own(s) a business that engages in Competing Activities (and, without limiting the restrictions on the Sellers and their subsidiaries in this Section 6.6(a)(i), shall not prohibit such acquirer from engaging in Competing Activities).
(ii)The parties mutually agree that this Section 6.6 is reasonable and necessary to protect and preserve the Sellers’ and the Buyer’s legitimate business interests and the value of the Business, the Acquired Assets, the Transferred Shares and the Sellers’ other businesses, and to prevent any unfair advantage conferred on any party and their respective successors.
(b)The Sellers agree not to, for a period of two (2) years following the Closing Date, directly or indirectly hire or solicit for hire any Transferred Employee for so long as such individual is or was at any time in the preceding three (3) months employed by the Buyer or any Affiliate of the Buyer; provided, however, that the Sellers and their subsidiaries shall not be prohibited from soliciting or hiring any such individual who contacts the Sellers or any subsidiary in response to any general solicitation or advertising not specifically directed at any such individual or group of individuals.
(c)The Buyer agrees not to, for a period of two (2) years following the Closing Date, directly or indirectly hire or solicit for hire any (i) senior management-level employees of the Sellers or their subsidiaries or (ii) employees of the Sellers or their subsidiaries with whom the Buyer had substantial contact or first became aware in connection with the transactions contemplated by this Agreement, in each case, other than the Transferred Employees, for so long as such individual is or was at any time in the preceding three (3) months employed by the Sellers or any Affiliate of the Sellers; provided, however, that the Buyer and its subsidiaries shall not be prohibited from soliciting or hiring any such individual who contacts the Buyer or any subsidiary in response to any general solicitation or advertising not specifically directed at any such individual or group of individuals.
(d)If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in this Section 6.6 is invalid or unenforceable, then the parties agree that the court or tribunal will have the power (but without affecting the right of the parties hereto to obtain the relief provided for in this Section 6.6 in any jurisdiction other than such court’s or tribunal’s jurisdiction) to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. To the extent it may effectively do so under applicable Law, each of the parties hereto hereby waives on its own behalf and on behalf of its successors, any provision of Law which renders any provision of this Section 6.6 invalid, void or unenforceable in any respect.
(e)Each of the parties hereto acknowledges and agrees that the remedies at Law for any breach of the requirements of this Section 6.6 would be inadequate, and agrees and consents that without intending to limit any additional remedies that may be available, temporary and permanent injunctive and other equitable relief may be granted without proof of actual damage (or posting of any bond) or inadequacy of legal remedy, in any proceeding which may be brought to enforce any of the provisions of this Section 6.6.
6.7Employees and Employee Benefits.
(a)Within fifteen (15) days of the date hereof, the Buyer shall, or shall cause an Affiliate of the Buyer to, offer employment effective on the Closing Date (subject to the terms of the Valencia TSA with respect to the Transition Employee, as defined therein), to substantially all US Employees (the US Employees who accept such employment and commence employment on the Closing Date, the “Transferred US Employees”) pursuant to a written offer letter in form reasonably acceptable to Bioventus providing for the terms as set forth in the first sentence of Section 6.7(b) below. Notwithstanding the foregoing, Buyer acknowledges and agrees that the individual(s) identified in Schedule 4.16(h) shall be offered employment in accordance with the first sentence of this Section 6.7(a). Nothing contained in this Agreement, express or implied, shall confer upon any Transferred Employee any right to continued employment for any period or continued receipt of any specific employee benefit.
(b)During the period commencing on the Closing Date and ending on the date which is twelve (12) months from the Closing (or if earlier, the date of the Transferred Employee’s termination of employment with the Buyer or an Affiliate of the Buyer), the Buyer shall, or shall cause an Affiliate of the Buyer to, provide each Transferred Employee with: (i) base salary or hourly wages which are no less than the base salary or hourly wages provided by the Sellers or Bioness ISR or their respective subsidiaries, as applicable, immediately prior to the Closing; (ii) retirement and health and welfare benefits that are not materially less favorable in the aggregate than the retirement and health and welfare benefits provided by the Sellers or Bioness ISR or their respective subsidiaries, as applicable, immediately prior to the Closing; and (iii) target bonus and commission opportunities which are no less than the target bonus and commission opportunities provided by the Sellers or Bioness ISR or their respective subsidiaries, as applicable, immediately prior to the Closing. The Buyer further acknowledges and agrees that, subject to the last sentence of this Section 6.7(b), it shall: (x) maintain the Sales Compensation Plans in effect immediately prior to the Closing for the twelve (12) months from the Closing and (y) maintain the annual bonus opportunities for non-sales employees at the same individual target bonus percentages (as set forth in the subject Employees’ operative offer letter(s) with Bioventus or Bioness ISR) for the twelve (12) months from the Closing. The Buyer shall: (1) provide, or cause to provide, Transferred Employees with commissions on all sales revenue earned pursuant to the terms and conditions of the operative Sales Compensation Plan(s) from Closing through December 31, 2024 (excluding Bioness ISR employees who have no such eligibility or entitlement) and (2) pay the outstanding amount of any guaranteed commissions (as set forth in the subject Employees’ operative offer letter(s) with Bioventus or Bioness ISR) which are earned and/or otherwise payable following the Closing Date; provided, that any guaranteed commissions which are payable following December 31, 2024 shall be set forth on Schedule 6.7(b). For the avoidance of doubt, and notwithstanding the foregoing, after the Closing Date, the Buyer shall retain sole discretion to determine the metrics of any annual bonus payments and payments to Transferred Employees pursuant to any Buyer sales compensation plan(s), including but not limited to, individual and company-related performance metrics, payment terms (e.g., timing, eligibility requirements), and the final amount of incentive payments, if any.

(c)With respect to any employee benefit plan maintained by the Buyer or an Affiliate of the Buyer for the benefit of any Transferred Employee, effective as of the Closing, the Buyer shall, or shall cause its Affiliate to (i) recognize all service of the Transferred Employees with the Sellers or Bioness ISR or their respective subsidiaries, as applicable, as if such service were with the Buyer, for vesting and eligibility purposes; provided, however, such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits, (y) such service was not recognized under the corresponding Business Plan or (z) it relates to any defined benefit pension plan and (ii) for purposes of satisfying any deductibles, co-pays and out-of-pocket maximums during the coverage period that includes the Closing Date, any payment made by any Transferred Employee towards deductibles, co-pays and out-of-pocket maximums in any health and welfare plan or other insurance plan of the Sellers or Bioness ISR or their respective subsidiaries, as applicable, during the coverage period that includes the Closing Date.
(d)The Buyer shall ensure that any of its health or welfare plans that cover Transferred Employees (i) waive any pre-existing condition exclusion (to the extent such exclusion was waived under applicable health and welfare plans offered to the Transferred Employees by the Sellers or their respective subsidiaries, as applicable) and proof of insurability and (ii) recognize as dependents of the Transferred Employees the dependents recognized by the Sellers’ or the applicable subsidiary’s, as applicable, medical and dental plans. The Sellers or their subsidiaries (or their applicable insurance carriers, providers or third-party administrators) shall provide to the Buyer such information reasonably requested by the Buyer as is necessary to implement the provisions of Section 6.7(c) and this Section 6.7(d).
(e)All severance, accrued vacation, holiday, commission, bonus, other incentive-based compensation and sick pay unpaid by the Sellers or their respective subsidiaries as of the Closing Date with respect to the Transferred US Employees that is attributable to any period or partial period of employment by the Sellers or their respective subsidiaries of the Transferred US Employees prior to the Closing Date, shall be deemed Excluded Liabilities and paid by the Sellers in connection with the termination of such Transferred Employees on the Closing Date in jurisdictions where statutorily required and shall be paid in the next ordinary payroll period in all other jurisdictions. Notwithstanding the foregoing, the Buyer agrees to be responsible for up to two hundred thousand dollars ($200,000) in actual severance and continuation coverage costs (including costs associated with health coverage under the Consolidated Omnibus Budget Reconciliation Act) in connection with the separation of any employees identified in Schedule 6.7(e) who may be impacted in connection with Closing.
(f)Effective as of the Closing, the Transferred US Employees shall cease active participation in the Business Plans, with the exception of certain health plans, where participant coverage will end the last day of the month of the Closing.
(g)The Sellers and Bioness ISR shall provide, or cause to provide, Employees, as applicable, with: (i) their accrued discretionary bonuses based upon the Global Annual Incentive Plan, at target, pro-rated from January 1, 2024 through Closing; and (ii) commissions on all sales revenue earned pursuant to the terms and conditions of the operative Sales Compensation Plan(s) as of Closing (excluding Bioness ISR employees who have no such eligibility or entitlement), including any guaranteed commission amounts (as set forth in the subject Employees’ operative offer letter(s) with Bioventus or Bioness ISR) earned as of the

Closing Date (the payments for each of (i) and (ii) herein to be provided on the first regularly scheduled payroll date for such items following the Closing).
(h)This Section 6.7 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.7, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.7. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 6.7 shall not create any right in any Transferred Employee or any other Person to any continued employment with the Buyer or any of its Affiliates or compensation or benefits of any nature or kind whatsoever. For the avoidance of doubt, all ISR Employees shall continue as employees of Bioness ISR following the Closing in connection with the Stock Purchase pursuant to Section 2.1.
6.8Mutual Books and Records. Each of the Buyer and the Sellers shall preserve and keep the records held by it relating to the Business, Bioness ISR and/or the Acquired Assets for a period of five (5) years following the Closing Date (or longer if required by applicable Law) and shall make such records (or copies) and reasonably appropriate personnel available, at reasonable times and upon reasonable advance notice, to the other party, at such party’s sole cost and expense, as may be reasonably required in connection with any insurance claims by or against, Actions by or against, discharge of Excluded Liabilities, Tax audits against, governmental investigations of, or compliance with applicable Laws by, the Buyer or the Sellers, as applicable; provided, that neither the Buyer nor the Sellers shall be required to make available for inspection, or provide or make available copies of, any books, records or other documents that (a) constitute a non-financial trade secret or (b) would require such party to disclose information that, in the reasonable judgment and good faith of counsel to such party, is subject to attorney-client privilege or may conflict with any applicable Law or confidentiality obligations to which such party is bound, but excluding, in each case, with respect to the Sellers, to the extent related to any Acquired Assets, Assumed Liabilities or Bioness ISR. After the Closing, upon reasonable notice and at the Sellers’ sole cost and expense, the Buyer shall furnish or cause to be furnished to the Sellers and their employees, counsel, auditors and other Representatives reasonable access (including the ability to make copies), during normal business hours, to such employees, counsel, auditors and other Representatives to the books and records of the Business within the control of the Buyer or any of its Affiliates as is reasonably necessary for (i) financial reporting, Tax and accounting matters and (ii) defense or prosecution of litigation and disputes with third parties; provided that, subject to the proviso in the penultimate sentence of Section 6.2 (which shall apply mutatis mutandis) the Buyer is not required to disclose information that, in the reasonable judgment and good faith of counsel, is subject to attorney-client privilege or may conflict with any applicable Law or confidentiality obligations to which the Buyer is bound. For the avoidance of doubt, this Section 6.8 is subject to Section 6.5.
6.9Tax Matters.
(a)Notwithstanding anything to the contrary, the Sellers, on the one hand, and the Buyer, on the other hand, each shall be responsible for fifty percent (50%) of any and all Transfer Taxes, regardless of the Person liable for such Transfer Taxes under applicable Law. The party that has the primary obligation to do so under applicable Law shall timely file any Tax Return or other document required to be filed with respect to such Transfer Taxes, and the other party shall join in the execution of any such Tax Return or document if required by applicable Law. The parties shall cooperate in good faith to reduce or otherwise eliminate any such Transfer Taxes in accordance with applicable Law.
(b)In the case of any Straddle Period, (i) any real, personal and intangible property Taxes, ad valorem Taxes and similar Taxes imposed with respect to the Acquired Assets or that are Taxes of Bioness ISR shall be apportioned to the periods before and after the Closing Date pro rata, based on the number of days of such Straddle Period in the period before and ending on the Closing Date and the number of days of such Straddle Period in the period beginning after the Closing Date and (ii) all other Taxes imposed with respect to the Acquired Assets or that are Taxes of Bioness ISR (other than Transfer Taxes which shall be borne as provided in Section 6.9(a)) shall be calculated by assuming that the Straddle Period consisted of two taxable periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and such Taxes shall be allocated between two such taxable periods on a “closing of the books basis” by assuming that the books of the Sellers were closed at the end of the Closing Date.
(c)The Sellers and the Buyer shall provide each other with such assistance as may reasonably be requested by the other in connection with the preparation of any Tax Return, any audit or other examination by any Taxing Authority, any judicial or administrative proceedings relating to Liabilities for Taxes or any other matter for which cooperation and assistance is reasonable requested, in each case, with respect to the Business or the Acquired Assets. In addition, the Buyer shall (i) deliver a written notice to the Sellers promptly following any demand, claim, or notice of commencement of a claim, proposed adjustment, assessment, examination or other administrative or court proceeding with respect to Taxes of Bioness ISR for which the Sellers may be liable under Section 8.2(a) or (d) (a “Tax Contest”), (ii) keep the Sellers informed of all material developments and events relating to such Tax Contest, (iii) allow the Sellers to participate in (but not control) the defense of such Tax Contest (including participation in all communications relating to such Tax Contest), and (iv) not settle, compromise, or otherwise resolve such Tax Contest without the consent of the Sellers (which consent shall not be unreasonably withheld, conditioned or delayed).
(d)To the extent not previously filed prior to the Closing Date, (i) the Buyer shall prepare or cause to be prepared, and file or cause to be filed, on a timely basis, all Pre-Closing Period Tax Returns and Straddle Period Tax Returns required to be filed after the Closing Date by Bioness ISR or any of its subsidiaries, and (ii) all such Pre-Closing Period Tax Returns and Straddle Period Tax Returns of Bioness ISR and its subsidiaries shall be prepared in a manner consistent with the past practices employed with respect thereto by Bioness ISR and its subsidiaries, as the case may be, unless otherwise required by applicable Law. Notwithstanding anything to the contrary set forth herein, unless otherwise required by Law, any deduction related to the accrual of Transaction Expenses shall be reflected on the applicable Pre-Closing Period Tax Return or Straddle Period Tax Return (and allocated to the portion of such Straddle Period ending on or before the Closing Date), as the case may be. The Buyer shall deliver or cause to be delivered drafts of each Pre-Closing Period Tax Return and Straddle Period Tax Return to the Sellers for their review at least thirty (30) days prior to the due date of such Pre-Closing Period Tax Return or Straddle Period Tax Return (taking into account extensions, and, in the case of a Tax Return due less than thirty (30) days following the Closing Date, as promptly as practicable), as the case may be, and with respect to any Straddle Period Tax Return, shall notify the Sellers in writing of the Buyer’s calculation of the Sellers’ share of the Taxes relating to such Straddle Period (determined in accordance with Section 6.9(b)); provided, however, that such draft of such Pre-Closing Period Tax Return, Straddle Period Tax Return, and the calculation of the Sellers’ share of the Tax liability for such Straddle Period (determined in accordance with Section 6.9(b)), in each case, shall be subject to the Sellers’ review and approval (not to be unreasonably withheld, conditioned, or delayed). If the Sellers dispute any item on such Pre-Closing Period Tax Return, Straddle Period Tax Return, and/or the calculation of the Sellers’ share of liability for such Straddle Period, they shall notify the Buyer of such disputed item (or items) and the basis for their objection. The Buyer and the Sellers shall act in good faith to resolve any dispute as promptly as practicable. If the Buyer and the Sellers cannot resolve any disputed item, the item in question shall be resolved by the Accounting Firm as promptly as practicable, whose determination shall be final and conclusive for purposes of this Section 6.9(d). The fees and expenses of the Accounting Firm shall be paid fifty percent (50%) by the Buyer, on the one hand, and fifty percent (50%) by the Sellers, on the other hand. Notwithstanding the foregoing, if the Accounting Firm has not resolved the dispute by an applicable due date, the Buyer shall file or cause to be filed, the applicable Tax Return, and the Buyer shall amend or cause to be amended such Tax Return to the extent necessary to conform to the Accounting Firm’s final determination. The Sellers shall, promptly following the filing of any such Tax Return, remit to the Buyer the amount of Taxes shown as due on such Tax Return for which the Sellers are liable pursuant to Section 8.2(c) or Section 8.2(d) (and, in the case of an adjustment to the amount of such Taxes pursuant to the Accounting Firm’s final determination, the parties shall promptly make payments as between themselves to account for any such adjustment).
(e)Any refunds of Taxes (or credits against current cash Taxes in lieu thereof), plus any interest attributable thereto, that are received by the Buyer and/or its Affiliates or Bioness ISR and/or its subsidiaries that relate to Pre-Closing Periods and Straddle Periods of Bioness ISR and/or its subsidiaries (such refund and credit for a Straddle Period to be allocated in accordance with the principles of Section 6.9(b)), other than any such refund or credit taken into account in the Final Closing Purchase Price, shall be for the account of the Sellers, and the Buyer shall pay (or cause to be paid) to the Sellers (in immediately available funds) any such refund or the amount of such credit within fifteen (15) days after actual or constructive receipt or utilization thereof. For purposes of this Section 6.9(e), the Buyer and its Affiliates and Bioness ISR and its subsidiaries shall be deemed to have received a refund or credit of Taxes to the extent that the Buyer and/or its Affiliates or Bioness ISR and/or its subsidiaries elects to apply such refund or credit, which it would otherwise would have been entitled to receive, to offset or reduce current cash Taxes relating to any period (or portion of any Straddle Period, determined in accordance with the principles of Section 6.9(b)) beginning after the Closing Date. The Buyer shall and shall cause its Affiliates and Bioness ISR and its subsidiaries to use reasonable efforts to cooperate with the Sellers in obtaining refunds and credits of Bioness ISR and/or its subsidiaries relating to Pre-Closing Periods and Straddle Periods (including through amendment of Tax Returns).
(f)The Buyer shall be permitted to make an election under Section 338(g) of the Code (or similar provision under state, local or non-U.S. Tax Law) with respect to its acquisition of Bioness ISR pursuant to the terms of this Agreement, but only with the prior written consent of the Sellers (which consent shall not be unreasonably withheld, conditioned or delayed).

(g)The Sellers shall bear no Liability whatsoever for any Taxes resulting from or in connection with (i) any amendment, restatement, or other refiling of any Tax Return of Bioness ISR relating to any taxable period (or portion thereof) beginning on or before the Closing Date (other than as contemplated by Section 6.9(d)), or (ii) any optional election with respect to Taxes after the Closing having effect on the period prior to the Closing.
6.10Intellectual Property Licenses; Change of Name; Phase Out.
(a)At the Closing, Bioness and the Buyer shall enter into a patent license agreement in the form attached hereto as Exhibit H (the “Patent License Agreement”).
(b)At the Closing, Bioness and the Buyer shall enter into a balance sensor license agreement in the form attached hereto as Exhibit I (the “BITS Balance Sensor license Agreement”).
(c)The Buyer hereby grants to the Sellers and their Affiliates and agents a worldwide license to use the “Bioness” names and logos or any combination marks or dual marks for which any of the foregoing is included, including the marks set forth on Schedule 6.10(c) (the “Names”), in the businesses of the Sellers including in relation to the Implantables Products, for a period commencing on the Closing Date and ending one hundred twenty (120) days after the Closing Date. As promptly as practicable, but no later than one hundred twenty (120) days after the Closing Date, the Sellers shall, and shall cause their Affiliates to, remove or procure the removal of all references to and reproductions of the Names, including from the Implantables Products, packaging or printed advertising and promotional material, invoices, letterhead, company form, business cards, product instructions or like materials, buildings, signs and vehicles, production molds and other equipment, and electronic databases, websites, social media, business registrations and legal entity names.
6.11Limitation on Assignment of Acquired Assets; Third Party Consents.
(a)Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to sell, transfer, convey, assign or deliver any Acquired Asset or any right thereunder if an attempted sale, transfer, conveyance, assignment or delivery thereof without the consent, approval or other action of any Person would constitute a breach of any applicable restriction upon such sale, transfer, conveyance, assignment or delivery, trigger or accelerate rights of any Person, constitute a violation of or be ineffective under applicable Law and such consent or approval has not been obtained from, or other action has not been taken by, such Person on or prior to the Closing Date (collectively, the “Non-Assignable Assets”).
(b)Following the Closing Date, the Sellers and the Buyer shall use commercially reasonable efforts to cooperate to obtain any consents or approvals required from third parties to assign, convey or transfer the Non-Assignable Assets in connection with the consummation of the transactions contemplated hereby and the other Transaction Agreements (such consents, the “Third Party Consents”).
(c)If any Third Party Consent is not obtained prior to the Closing, the Sellers shall use commercially reasonable efforts to cooperate with the Buyer in any arrangement reasonably acceptable to the Buyer and the Sellers intended to (i) provide the Buyer, or Affiliates of the Buyer designated by the Buyer, to the fullest extent practicable, the rights and benefits of the applicable Non-Assignable Assets (including by means of any subcontracting, sublicensing, subleasing or similar back-to-back arrangement, if permissible under the terms of any applicable Contract and applicable law and including the right to receive all fees, royalties, commissions and other payments in connection therewith) as the Buyer or its designee would be entitled to had such Third Party Consent been obtained and had such Non-Assignable Asset been assigned as of the Closing and (ii) cause the Buyer, or such designated Affiliates of the Buyer, to bear all obligations, costs and Liabilities thereunder from and after the Closing to the extent that the Buyer, or such designated Affiliates of the Buyer, receives the rights and benefits of such Non-Assignable Assets from and after the Closing. In furtherance of the foregoing, the Buyer shall, or shall cause its applicable Affiliates to, promptly pay, perform or discharge when due any related Liabilities arising under such Non-Assignable Assets after the Closing Date to the extent that the Buyer, or such designated Affiliates of the Buyer, actually receives the rights and benefits of such Non-Assignable Assets and to indemnify and hold harmless the Sellers and their respective Affiliates for any such Liabilities. If such Non-Assignable Asset is a Transferred Contract, such subcontract, sublicense, sublease or similar back-to-back agreement or arrangement and the relevant parties’ rights and obligations thereunder, shall continue in effect until the earlier of (x) receipt of the Third Party Consent and the valid assignment of such Transferred Contract to the Buyer or its designee and (y) the expiration or termination (but, in the case of voluntary termination, only with the prior written consent of the Buyer) of such Transferred Contract in accordance with its terms.
(d)If, following the Closing, any Third Party Consent with respect to a Non-Assignable Asset is obtained, the applicable Acquired Asset shall be deemed to have been automatically assigned and transferred to the Buyer on the terms set forth in this Agreement for no additional consideration without the requirement of any further action of any other person, as of the Closing, except to the extent the date of such Third Party Consent is deemed by applicable Law to have occurred on another date, in which case, as of such date.
(e)The parties acknowledge and agree that any Permit listed on Schedule 2.3(e) that may not be assigned to the Buyer under applicable Law shall not be governed by this Section 6.11 and shall be the responsibility of the Buyer to obtain, subject to the terms of the Valencia TSA.
(f)Without limiting the foregoing, the Sellers and the Buyer shall prepare and submit, in accordance with Federal Acquisition Regulation (the “FAR”) Subpart 42.12 and any applicable agency regulations or policies or as may be directed by a Governmental Entity, a written request and all documentation meeting the requirements of FAR 42.1204, as reasonably interpreted by the Responsible Contracting Officer, as such term is defined in FAR 42.1202, to the Responsible Contracting Officer for the applicable Governmental Entity (i) to recognize the Buyer as the successor-in-interest of such Seller to each Government Contract and (ii) to enter into a novation agreement, in the form and substance set forth in FAR 42.1204(i) (the “Novation Agreement”), that shall be deemed reasonably satisfactory to the Buyer and the Sellers, pursuant to which, and subject to the requirements of FAR Subpart 42.12, all of the right, title, and interest of such Seller in and to, and all of the obligations and liabilities of such Seller under, each Government Contract shall be validly conveyed, transferred, assigned and novated to the Buyer. The Sellers hereby assign all direct communications with respect to the novation to the Buyer post-Closing. The Sellers and the Buyer shall each use commercially reasonable efforts to obtain all consents, approvals, and waivers required for the purpose of processing, entering into, and completing the Novation Agreement, including, and in coordination with the other party, promptly responding to any requests from any contracting officer or Governmental Entity relating to such Novation Agreement. Until each applicable Government Contract is validly conveyed, transferred, assigned and novated to the Buyer, the parties will cooperate in good faith to perform and enforce the applicable Seller’s obligations and rights under each such Government Contract for the benefit of the Buyer as set forth in Section 6.11(c).
6.12Intercompany Agreements. Prior to the Closing, the Sellers shall terminate (without any Liability to Bioness ISR) Bioness ISR’s involvement in each of the intercompany agreements with each Seller or its Affiliates (including any guarantees by Bioness ISR for the benefit of any Seller or its Affiliates) as a party thereto, and settle all intercompany payables amongst Bioness ISR and the Sellers and their other Affiliates, with no further obligations or Liabilities of the parties thereunder.
6.13Wrong Pockets; Refunds and Remittances.
(a)To the extent that, from time to time after the Closing, the Sellers or the Buyer or any of their respective Affiliates identifies any asset that would have been an Acquired Asset had it been identified by the Sellers or the Buyer, as applicable, as of the Closing that is in the possession of any of the Sellers (each, an “Additional Transferred Asset”), such party will notify the other parties of such asset and use commercially reasonable efforts to locate such asset, if applicable, and, if requested by the Buyer, take commercially reasonable efforts to put the Buyer or one of its Affiliates in actual possession thereof. To the extent that, from time to time after the Closing, the Sellers or the Buyer or any of their respective Affiliates identifies any asset that would have been an Excluded Asset had it been identified by the Sellers or the Buyer, as applicable, as of the Closing that is in the possession of the Buyer or any of its Affiliates, such party will notify the other party of such asset and use commercially reasonable efforts to locate such asset and take such action as is necessary to put the Sellers in actual possession thereof. To the extent any Additional Transferred Asset is a Non-Assignable Asset, the parties shall treat such Non-Assignable Asset in accordance with Section 6.11.
(b)If after the Closing the Sellers or any of their respective Affiliates receives any amount which is an Acquired Asset or is otherwise properly due and owing to Bioness ISR or the Buyer under this Agreement, the Sellers shall promptly remit, or shall cause to be remitted, such amount to the Buyer. If after the Closing the Buyer or any of its Affiliates receives any amount which is an Excluded Asset or is otherwise properly due and owing to the Sellers under this Agreement, the Buyer shall promptly remit, or shall cause to be remitted, such amount to the Sellers.
6.14Transfer of Inventory and Transferred Personal Property. No later than thirty (30) days following the Closing, the Sellers shall make ready and available the Transferred Inventory and Transferred Personal Property in the Sellers’ possession (excluding, for the avoidance of doubt, any Transferred Inventory in the possession of customers of the Business or any Transferred Inventory located at the Leased Real Property) for pick-up and acceptance by the Buyer, at the premises of the Sellers.
6.15Director and Officer Indemnification.

(a)For a period of seven (7) years from Closing, the Buyer shall cause Bioness ISR to perform its obligations under, and will not permit Bioness ISR to amend, repeal or otherwise modify any provision of, the Charter Documents of Bioness ISR relating to indemnification, advancement of expenses or exculpation in any manner that would adversely affect the right thereunder of any present and former manager, director and officer of Bioness ISR (each, a “D&O Indemnified Party”) in respect of any acts or omissions occurring prior to the Closing, unless and only to the extent such modification is required by applicable Law. In addition, in the event of any claim against D&O Indemnified Parties, the Buyer shall cause Bioness ISR to indemnify the D&O Indemnified Parties to the fullest extent permitted by applicable Law and the Charter Documents of Bioness ISR. The Sellers shall purchase a D&O tail policy in the name of the Sellers (at the Sellers’ sole cost and expense) to fully fund the indemnification obligations of the Buyer and Bioness ISR set forth in this Section 6.15(a) that provides coverage terms that are no less favorable in the aggregate to the D&O Indemnified Parties than any coverage and indemnification available to the D&O Indemnified Parties immediately prior to Closing, and shall provide evidence of such D&O tail policy to the Buyer at or prior to Closing. Notwithstanding the foregoing or anything to the contrary herein, no person serving as a manager, director, officer, employee or agent of Bioness ISR shall have any right to indemnification, advancement, contribution, reimbursement of expenses or recovery from the Buyer or any of its Affiliates (including, following the Closing, Bioness ISR) in respect of any claims by the Buyer or any of its Affiliates in respect of this Agreement, the Transaction Agreements or the transactions contemplated hereby or thereby. The obligations of the Buyer under this Section 6.15 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the express written consent of such affected D&O Indemnified Party.
(b)If the Buyer, Bioness ISR or any of their respective successors or assigns (i) consolidates or merges into any other Person and the Buyer or Bioness ISR, as the case may be, shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made prior to or concurrently with the consummation of such transaction so that the successors and assigns of the Buyer or Bioness ISR, as the case may be, shall, from and after the consummation of such transaction, honor the indemnification and other obligations set forth in this Section 6.15.
6.16R&W Insurance Policy. The Buyer shall not and shall cause its Affiliates not to, amend, modify or otherwise change, terminate or waive any provision of the R&W Insurance Policy (a) with respect to the waiver of subrogation set forth therein, (b) in any manner that would be reasonably likely to increase or expand the ability or rights of the insurer thereunder to bring an Action against, or otherwise seek recourse from the Sellers, or (c) in any manner that would be reasonably likely to reduce the Buyer’s (or its Affiliates’) access to the R&W Insurance Policy’s coverage or cause any coverage provided under the R&W Insurance Policy to be more difficult for the Buyer (or its Affiliates) to access, in each case without the prior written consent of the Sellers (which consent may be withheld by the Sellers in their sole discretion). The Buyer shall further use commercially reasonable efforts to cause the R&W Insurance Policy to remain in full force and effect after the Closing until the expiration thereof pursuant to its terms, including (i) complying with and maintaining the R&W Insurance Policy in full force and effect pursuant to its terms, (ii) paying when due all premiums, fees, costs and Taxes payable thereunder, including all diligence fees, underwriting fees and commissions, and (iii) satisfying on a timely basis all conditions necessary for the issuance of or continuance of coverage under the R&W Insurance Policy. The Buyer, on the one hand, and the Sellers, on the other hand, shall each be responsible for fifty percent (50%) of the costs of obtaining and thereafter maintaining the R&W Insurance Policy, including the payment of, and/or any liabilities or losses relating to, any retention pursuant to the R&W Insurance Policy; provided that the cost of obtaining the R&W Insurance Policy in excess of the amount as set forth on Schedule 6.16 shall be borne one hundred percent (100%) by the Sellers.
6.17Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Acquired Assets to the Buyer.
6.18Equity Financing
(a)Subject to the terms and conditions of this Agreement and the applicable terms and conditions of the Equity Commitment Letter, the Buyer shall use reasonable best efforts to take (or cause to be taken) all actions and do (or cause to be done) all things necessary, proper or advisable to (i) obtain the Equity Financing contemplated by the Equity Commitment Letter, (ii) maintain in effect the Equity Commitment Letter, (iii) satisfy on a timely basis all conditions applicable to the Buyer set forth in the Equity Commitment Letter that are within its control, (iv) consummate the Equity Financing contemplated by the Equity Commitment Letter at or prior to the Closing and (v) enforce the rights of the Buyer under the Equity Commitment Letter. Without limiting the Sellers’ rights under the Equity Commitment Letter, the Buyer shall not amend, alter or waive, or agree to amend, alter or waive (in any case whether by action or inaction), any term of the Equity Commitment Letter in a manner that would reasonably be expected to materially and adversely impact the availability of the Equity Financing without the prior written consent of the Sellers.
(b)The Buyer shall give the Sellers prompt written notice if and when the Buyer becomes aware that any portion of the Equity Financing contemplated by any Financing Commitment may not be available for the purposes of consummating the transaction contemplated by this Agreement.
(c)Notwithstanding anything to the contrary herein, the Buyer expressly acknowledges and agrees that the Buyer’s obligations under this Agreement are not conditioned in any manner whatsoever upon the Buyer or any of its Affiliates obtaining any financing or the receipt of proceeds therefrom.
6.19Warranty Claims. The Sellers acknowledge that the Retained Warranty Liabilities are Excluded Liabilities. Without limiting the foregoing, to maintain customer satisfaction, the Buyer shall process and service such Retained Warranty Liability claims in accordance with the Transition Services Agreement. The Buyer shall notify the Sellers of any such claims and the nature of such claims. For the avoidance of doubt, without limiting Section 8.2, the Sellers shall not have any obligation to process and service any warranty claims, and the Sellers shall forward any such warranty claims to the Buyer in a timely manner, so that the Buyer may process and service such warranty claims. Nothing in this Section 6.19 will limit Section 8.2 in any respects.

6.20Director and Officer Resignations. At or prior to the Closing, the Sellers shall obtain and deliver to the Buyer resignations of each director and each officer of Bioness ISR as designated by the Buyer prior to Closing.
6.21Insurance.
(a)Bioventus shall use commercially reasonable efforts to maintain the coverage provided to the Business or Bioness ISR through any of Bioventus’s third-party insurance policies (the “Seller Insurance Policies”), in full force and effect until the Closing.
(b)From and after the Closing Date, at the Buyer’s cost and expense (including in respect of any increase in premiums payable by Bioventus as a result of a Pre-Closing Occurrence), and to the extent reasonably requested by the Buyer in writing, (i) Bioventus shall use commercially reasonable efforts to report in good faith to the applicable third-party insurance provider all events, acts, errors, accidents, omissions, incidents, injuries or other forms of occurrences to the extent relating to the Business or the properties, assets, operations, employees, officers or directors of the Business, that, in each case, occur prior to the Closing and are potentially covered by an occurrence-based Seller Insurance Policy (collectively, the “Pre-Closing Occurrences”) and otherwise reasonably cooperate with the Buyer and each of its Affiliates to comply with applicable claim reporting and other applicable material Seller Insurance Policy requirements, in each case with respect to Pre-Closing Occurrences, (ii) the Buyer shall comply with the terms of the applicable Seller Insurance Policy as provided by Bioventus to the Buyer, and (iii) Bioventus shall use commercially reasonable efforts to obtain the benefit of the applicable insurance coverage under any applicable Seller Insurance Policy and pay such benefit to the Buyer; provided, the Buyer shall be financially and otherwise responsible, including engaging and paying for insurance coverage counsel, for responding to any reservation of rights or denial of coverage from any insurer and litigating with any insurer. In any dispute with any insurer, Bioventus’s participation, at the Buyer’s cost and expense, shall be minimal and only as needed to establish standing to pursue the insurance claim. Notwithstanding the foregoing, this Section 6.21 shall not apply in the event the Buyer seeks indemnification in respect of such Pre-Closing Occurrence under Article VIII.
(c)Prior to or concurrent with the Closing, Bioventus shall purchase, at its sole cost and expense, a non-cancellable run-off “tail” insurance policy of not less than the existing products liability coverage amount to provide products liability insurance coverage of claims relating to product liabilities or recall liabilities with respect to Rehab Products sold by the Sellers prior to the Closing.
6.22Regulatory Matters. Without in any way limiting Section 6.6, during the period from Closing until the end of the Earnout Period, the Sellers shall use commercially reasonable efforts to ensure that none of the Sellers nor any HCPs (if and to the extent employed or contracted by a Seller) engages in sales, marketing or promotion of the Rehab Products that could be reimbursed under a Federal Health Care Program and whose revenue impacts the determination of the 2025 Revenue, 2025 EBITDA, 2026 Revenue or 2026 EBITDA. For avoidance of doubt, for purposes of this Section 6.22, the services provided by the Sellers to the Buyer under the other Transaction Agreements following the Closing shall not be considered sales, marketing or promotion of the Rehab Products.

6.23Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated hereby and the other Transaction Agreements.
6.24QAD and IT Systems Standup. The Buyer shall use commercially reasonable efforts to standup and operationalize the QAD enterprise resource planning system and information technology systems within three (3) months following the date hereof. Such commercially reasonable efforts of the Buyer shall include: (a) standing up the required network and infrastructure to host QAD, (b) setting up the required security measures for the network and infrastructure, (c) configuring financial and operational processes in QAD to be operational as of the Closing in the United States and markets outside of the United States, (d) implementing required integration with conveying applications without any dependency on the Sellers’ environment and (e) completing the scope of work as set forth in that certain Statement of Work between NWN Corporation and the Buyer, in form as delivered to the Sellers, to be entered into promptly following the date hereof.
ARTICLE VII
CONDITIONS TO CLOSING
7.1Conditions to the Obligations of Each Party
. The respective obligations of each party to consummate the transactions contemplated hereby will be subject to the satisfaction or waiver (if permitted by applicable Law), prior to or at the Closing, of each of the following express conditions precedent:
(a)No Governmental Order. There shall be no Governmental Order in existence that prohibits or materially restrains the sale of the Acquired Assets and the Transferred Shares or the transactions contemplated hereby, and there shall be no proceeding pending by any Governmental Entity seeking such a Governmental Order.
7.2Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated hereby are subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing, of each of the following conditions:
(a)Representations and Warranties. (a) The representations and warranties of the Sellers in ARTICLE IV of this Agreement, other than the Fundamental Representations, shall be true and correct in all respects (without giving effect to any materiality or Material Adverse Effect or similar qualifications contained in such representations and warranties) as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties expressly stated to relate to a specific date, in which case such representations and warranties shall be true and correct on such earlier date), except where the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect, (b) the Fundamental Representations shall be true and correct in all respects in all respects, except for de minimis inaccuracies, as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties expressly stated to relate to a specific date, in which case such representations and warranties shall be true and correct on such earlier date) and (c) Section 4.12(b)(i) shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date.
(b)Performance of Covenants. The Sellers shall have performed or complied with, in all material respects, all of the covenants and obligations required to be performed or complied with by the Sellers under this Agreement prior to or at the Closing.
(c)No Material Adverse Effect. Since the date hereof, no Material Adverse Effect shall have occurred.
(d)Closing Deliverables. The Sellers shall have delivered or caused to have been delivered to the Buyer the items set forth in Section 3.3.
(e)Permits. The Buyer shall have obtained, either on the Closing Date or promptly following the Closing, those Permits set forth on Schedule 7.2(e).
7.3Conditions to Obligations of the Sellers
. The obligations of the Sellers to consummate the transactions contemplated hereby are subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing, of each of the following conditions:
(a)Representations and Warranties. (a) The representations and warranties of the Buyer in ARTICLE V of this Agreement, other than the Fundamental Representations, shall be true and correct in all respects (without giving effect to any materiality or material adverse effect or similar qualifications contained in such representations and warranties) as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties expressly stated to relate to a specific date, in which case such representations and warranties shall be true and correct on such earlier date), except where the failure of such representations and warranties to be so true and correct would not have a material adverse effect on the Buyer’s ability to consummate the transactions contemplated hereby and (b) the Fundamental Representations shall be true and correct in all respects in all respects, except for de minimis inaccuracies, as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties expressly stated to relate to a specific date, in which case such representations and warranties shall be true and correct on such earlier date).
(b)Performance of Covenants. The Buyer shall have performed or complied with, in all material respects, all of the covenants and obligations required to be performed or complied with by it under this Agreement prior to or at the Closing.
(c)Closing Deliverables. The Buyer shall have delivered or caused to have been delivered to the Sellers the items set forth in Section 3.2.
7.4Frustration of Closing Conditions. None of the parties hereto may rely on the failure of any condition set forth in this ARTICLE VII to be satisfied if such failure was caused by such party’s or its Affiliates’ failure to act in good faith or to use its commercially reasonable efforts or otherwise take the actions required of any such Person to cause the Closing to occur, as required by Section 6.3.

ARTICLE VIII
SURVIVAL; INDEMNIFICATION
8.1Survival. Subject to Section 8.4, except in the case of Fraud, the representations and warranties of the parties (other than the Fundamental Representations) contained in this Agreement shall survive until the eighteen (18) month anniversary of the Closing Date; provided, however, that (a) the Fundamental Representations shall survive until the expiration of the applicable statute of limitations with respect to the subject matter of such representation and warranty and (b) the representations and warranties set forth in Section 4.9 (Taxes) shall survive until the date that is sixty (60) days after the expiration of the applicable statute of limitations. Each of the covenants and agreements set forth in this Agreement shall survive the Closing Date in accordance with their terms; provided, however, that to the extent no term is specified, such covenants shall survive for the applicable statute of limitations (for the avoidance of doubt, the covenants of the parties under Section 8.2(c), and Section 8.3(c) shall survive indefinitely). If any party hereto asserts a claim for indemnification, in good faith, prior to the expiration of the applicable survival period for any breach thereof, the applicable survival period shall survive with respect to such claim until such claim is finally resolved.
8.2Indemnification by the Sellers. Subject to the provisions of this ARTICLE VIII, the Sellers shall (jointly and severally) indemnify, defend and hold harmless the Buyer and its Affiliates and its and their respective officers, directors, employees, successors and assigns (collectively, the “Buyer Indemnified Parties”), from and against any and all Losses incurred or suffered by any of the Buyer Indemnified Parties, to the extent arising out of or relating to:
(a)any inaccuracy or breach of any representation or warranty of the Sellers contained in ARTICLE IV or in any certificate delivered in accordance herewith;
(b)any breach, violation or non-fulfillment of or failure to perform any covenant or agreement of the Sellers contained in this Agreement;
(c)any Excluded Liabilities; and
(d)any (i) Bioness ISR Pre-Closing Taxes, except to the extent such Bioness ISR Pre-Closing Taxes are taken into account in the Final Closing Purchase Price, and (ii) Taxes required to be withheld with respect to any consideration allocated under this Agreement to the sale of the Transferred Shares (net of any Taxes previously withheld by the Buyer).
8.3Indemnification by the Buyer. Subject to the provisions of this ARTICLE VIII, the Buyer shall indemnify, defend and hold harmless the Sellers, their respective Affiliates and their respective officers, directors, employees, successors and assigns (collectively, the “Seller Indemnified Parties” and together with the Buyer Indemnified Parties, the “Indemnified Parties”), from and against any and all Losses incurred or suffered by any of the Seller Indemnified Parties, to the extent arising out of or relating to:
(a)any inaccuracy or breach of any representation or warranty of the Buyer contained in ARTICLE V or in any certificate delivered in accordance herewith;
(b)any breach, violation or non-fulfillment of or failure to perform any covenant or agreement of the Buyer contained in this Agreement; and

(c)any Assumed Liabilities.
8.4Limitation on Indemnification Obligations.
(a)Except in the case of Fraud or with respect to breaches of the Fundamental Representations or the representations and warranties set forth in Section 4.9 (Taxes), the Indemnifying Parties shall not have any obligation to indemnify the Indemnified Parties pursuant to Section 8.2(a) or Section 8.3(a), as applicable, until the aggregate amount of Losses that would otherwise be subject to indemnification pursuant to Section 8.2(a) or Section 8.3(a), as applicable, exceeds an amount equal to $75,000 (the “Deductible”), whereupon the Buyer Indemnified Parties or the Seller Indemnified Parties, as applicable, shall be entitled to receive amounts for only those Losses in excess of the Deductible.
(b)Except in the case of Fraud or with respect to breaches of the Fundamental Representations or the representations and warranties set forth in Section 4.8(c)(ii) or Section 4.9, in no event shall the cumulative indemnification obligations of the Sellers pursuant to Section 8.2(a) in the aggregate exceed $2,500,000.
(c)Except in the case of Fraud or with respect to Excluded Liabilities described in Section 2.6(k), in no event shall the cumulative indemnification obligations of the Sellers pursuant to Section 8.2(a) with respect to the representations and warranties set forth in Section 4.8(c)(ii) and Section 8.2(c) in the aggregate exceed an amount equal to $10,000,000.
(d)Except in the case of Fraud, in no event shall the cumulative indemnification obligations of the Sellers pursuant to Section 8.2 in the aggregate exceed the Base Amount. Except in the case of Fraud, in no event shall the cumulative indemnification obligations of the Buyer pursuant to Section 8.3 in the aggregate exceed the Base Amount.
(e)Claims for indemnification shall be satisfied in the following manner:
(i)Any amounts owing to any Buyer Indemnified Party pursuant to Losses claimed under Section 8.2(a) (except with respect to a breach of Fundamental Representations or the representations and warranties set forth in Section 4.9 (Taxes)) after the Deductible has been exceeded, shall be recovered in the following order: (A) first from the Sellers until the retention amount under the R&W Insurance Policy has been satisfied, and then (B) after the retention amount under the R&W Insurance Policy has been satisfied, any further amounts owing to any Buyer Indemnified Party pursuant to Losses claimed under Section 8.2(a) (except with respect to a breach of Fundamental Representations or the representations and warranties set forth in Section 4.9 (Taxes)) shall be recoverable under the R&W Insurance Policy until the R&W Insurance Policy has been exhausted (or recovery for such Loss is not available under the R&W Insurance Policy (taking into account all applicable limits to such recovery, including any cap, exclusion or survival period)), and then (C) directly from the Sellers.
(ii)Any amounts owing to any Buyer Indemnified Party pursuant to Losses claimed under (x) Section 8.2(a) arising out of any breach of any of the Fundamental Representations or the representations and warranties set forth in

Section 4.9 (Taxes) and (y) Section 8.2(d) shall be recovered in the following order: (A) first, to the extent the R&W Insurance Policy includes a retention in respect of breaches of Fundamental Representations, from the Sellers until such Fundamental Representations retention amount under the R&W Insurance Policy has been satisfied, and then (B) from the R&W Insurance Policy until the R&W Insurance Policy has been exhausted (or recovery for such Loss is not available under the R&W Insurance Policy (taking into account all applicable limits to such recovery, including any cap, exclusion or survival period)), and then (C) directly from the Sellers.
(iii)Any amounts owing to any Buyer Indemnified Party pursuant to Losses claimed under Section 8.2(b) shall be recovered directly from the Sellers.
(iv)Subject to Section 8.4(e)(v), any amounts owing to any Buyer Indemnified Party pursuant to Losses claimed under Section 8.2(c) shall be recovered directly from the Sellers.
(v)Notwithstanding the foregoing, Losses that may be claimed under Section 8.2(a), Section 8.2(c) or Section 8.2(d) that arise from a claim for which recovery may be available under the R&W Insurance Policy (taking into account all applicable limits to such recovery, including exhaustion of the policy, any cap, exclusion or survival period) shall be made by the applicable Buyer Indemnified Party first against the R&W Insurance Policy in accordance with Section 8.4(e)(i) and Section 8.4(e)(ii) above, as the case may be, and thereafter (or for the avoidance of doubt, to the extent recovery is not available under the R&W Insurance Policy (taking into account all applicable limits to such recovery, including exhaustion of the policy, any cap, exclusion or survival period first)), directly against the Sellers, subject to the limitations set forth above.
(vi)Any amounts owing to any Seller Indemnified Party pursuant to Losses claimed under Section 8.3 shall be recovered directly from the Buyer.
(vii)For the avoidance of doubt, the foregoing limitations set forth in this Section 8.4(e) shall not apply in the case of Fraud.
(viii)Without limiting Sections 8.4(e) – 8.4(k) (but subject to such Sections), (A) an Indemnified Party may, in its sole discretion, but without duplication, claim Losses under any applicable provision of Section 8.2 or Section 8.3, as the case may be, and (B) the limits under Sections 8.4(a) – 8.4(e) specific to one claim shall not limit any other claim (unless such limit is specific thereto).
(f)No Indemnified Party shall be entitled to recover any Loss under Section 8.2 or Section 8.3 to the extent that the amount of such Loss has been expressly included in or reserved or accrued for in the calculations of the Final Working Capital.
(g)No Indemnified Party shall be entitled to recover from the Indemnifying Party more than once in respect of the same Losses resulting from a single claim or series of Related Claims, whether recovering from an Indemnifying Party, R&W Insurance Policy or other available insurance policy. Any Liability for indemnification hereunder shall be determined without duplication of actual recovery solely by reason of the state of facts giving rise to such Liability constituting a breach of more than one representation, warranty, covenant or agreement.
(h)Without limiting a party’s obligation to indemnify hereunder, each of the Buyer and the Sellers shall take, and shall each cause the other Buyer Indemnified Parties and Seller Indemnified Parties, as applicable, to take, all commercially reasonable steps to mitigate any Losses upon becoming actually aware of any event or circumstance that would be reasonably expected to, or does, give rise to any Losses, including by incurring indemnifiable costs to the extent necessary or reasonably required to remedy the breach that gives rise to such Losses, or seeing to recover any Losses from applicable insurance policies or third parties. If any Indemnified Party recovers any amounts in respect of Losses from any third party at any time after any Indemnifying Party has paid all or a portion of such Losses to the Indemnified Party pursuant to the provisions of this ARTICLE VIII, and such Indemnified Party has therefore recovered from the Indemnifying Party and any relevant third party an amount which is greater than the Losses suffered or incurred by the Indemnifying Party (such amount, net of all Losses (net of any applicable deductibles, retroactive or other premium adjustments reasonably attributable thereto) arising out of or relating to the recovery or collection of such amount, being an “Excess Recovery”), then the Indemnified Party shall repay to the Indemnifying Party an amount (in aggregate) equal to the lesser of (i) the Excess Recovery; and (ii) the amount the Indemnifying Party has paid to the Indemnified Party in respect of the relevant Losses.
(i)Notwithstanding anything to the contrary in this Agreement, no Indemnifying Party shall be liable to any Indemnified Party for any punitive or incidental damages relating to the breach or alleged breach of this Agreement, except as awarded to a third party by a Governmental Entity.
(j)For purposes of determining (a) whether any breach of any representation or warranty contained in this Agreement has occurred and (b) the amount of Loss resulting from any such breach, the determination shall, in each case, be made without references to the terms “material,” “materiality,” “Material Adverse Effect,” “material adverse effect” or other similar qualifications as to materiality (other than specific monetary thresholds) contained in any such representation or warranty.
(k)In calculating any Loss of a Buyer Indemnified Party, there shall be deducted any net Tax benefit actually realized by Bioness ISR and/or its Affiliates (that has the effect of either reducing the net Taxes payable by Bioness ISR and/or its Affiliates or increasing the amount of any refund payable to Bioness ISR and/or its Affiliates) as a result of the recognition of such Loss in the Tax year in which such Loss was incurred or in the two (2) succeeding Tax years, which Tax benefit shall be calculated on a with and without basis (i.e., with and without recognition of such Loss). Any such net Tax benefit received by Bioness ISR and/or its Affiliates with respect to any indemnification claim after a Buyer Indemnified Party has received an indemnity payment hereunder shall be promptly paid over to the indemnifying person.
(l)All indemnification payments made pursuant to this ARTICLE VIII will be treated as an adjustment to the Total Tax Consideration for all Tax purposes unless otherwise required by applicable Law.

8.5Indemnification Claim Process for Third Party Claims.
(a)If any Indemnified Party receives notice of the assertion of any claim for Losses or the commencement of any Action by a third party with respect to a matter subject to indemnity hereunder (a “Third Party Claim”), notice thereof (a “Third Party Claim Notice”) shall promptly be given to the Indemnifying Party. The failure of any Indemnified Party to give timely notice hereunder shall not affect such Indemnified Party’s rights to indemnification hereunder, unless (and then solely to the extent) the Indemnifying Party is materially prejudiced or damaged in any manner by such delay. After receipt of a Third Party Claim Notice, if the Indemnifying Party produces a notice of election within thirty (30) days of receiving the Third Party Claim Notice, the Indemnifying Party shall have the right, at its sole cost and expense, but not the obligation to (i) take control of the defense and investigation of such Third Party Claim, (ii) employ and engage attorneys of its own choice to handle and defend the same, and (iii) compromise or settle such Third Party Claim, which compromise or settlement shall be made only with the written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed); provided that such consent will not be required if such settlement includes an unconditional release of the Indemnified Party and provides solely for payment of monetary damages for which the Indemnified Party will be indemnified in full. Notwithstanding the foregoing, the Indemnifying Party will not have the right to assume the defense of a Third Party Claim if (A) Indemnified Party has received written advice from outside counsel that an actual or potential conflict exists between the Indemnified Party and the Indemnifying Party in connection with the defense of such Third Party Claim, or (B) such Third Party Claim seeks a finding or admission of a violation of any criminal or regulatory (including Healthcare Law) Law by the Indemnified Party.
(b)In the event that the Indemnifying Party defends the Indemnified Party against a Third Party Claim, the Indemnified Party shall cooperate in all reasonable respects, at the Indemnifying Party’s request, with the Indemnifying Party and its attorneys in the investigation, trial and defense of such Third Party Claim and any appeal arising therefrom, including, if appropriate and related to such Third Party Claim, in making any counterclaim against the third party claimant, or any cross complaint against any Person, in each case, at the expense of the Indemnifying Party. The Indemnified Party may, at its own sole cost and expense, monitor and further participate in the Third Party Claim; provided that (i) the Indemnifying Party shall control the investigation, trial and defense of such Third Party Claim and any appeal arising therefrom and any settlement thereof, (ii) the Indemnified Party shall not file any papers or consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnifying Party and (iii) such participation would not result in the waiver or forfeiture of any attorney-client privilege.
(c)Notwithstanding anything to the contrary herein, if the Indemnifying Party does not assume such defense and investigation, then the Indemnified Party shall have the right to retain separate counsel of its choosing, defend such Third Party Claim and have the sole power to direct and control such defense (all at the cost and expense of the Indemnifying Party if it is ultimately determined that the Indemnified Party is entitled to indemnification hereunder); provided that the Indemnifying Party (i) shall have the right to participate in the defense of the Third Party Claim at its sole cost and expense and (ii) may, at any time following the Indemnified Party’s undertaking of the defense, assume defense of the Third Party Claim (subject to the terms of Section 8.5(a)), in which event the Indemnifying Party shall bear the reasonable fees, costs and expenses of the Indemnified Party’s counsel incurred prior to the assumption by the Indemnifying Party of defense of the Third Party Claim. If the Indemnified Party assumes the defense of any such Third Party Claim in accordance with the terms hereof and proposes to settle such Third Party Claim prior to a final judgment thereon, then the Indemnified Party shall give the Indemnifying Party prompt written notice thereof, and the Indemnified Party may not settle such Third Party Claim without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided that such consent will not be required if such settlement does not involve monetary damages (or provides solely for payment of monetary damages for which the Indemnifying Party will be indemnified in full), does not result in the admission or finding of a violation by the Indemnifying Party or its Affiliates, would not restrict future activities of the Indemnifying Party or its Affiliates, and includes an unconditional release of the Indemnifying Party.
(d)The Indemnified Party and the Indemnifying Party shall use commercially reasonable efforts to avoid production of confidential information (consistent with Law), and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.
(e)This Section 8.5 shall not control Third Party Claims relating to Taxes, which shall be governed by Section 6.9(c).
8.6Indemnification Claim Process for Non-Third Party Claims. No claim other than a Third Party Claim shall be brought under Section 8.2 unless the Buyer Indemnified Parties (or any of them), or under Section 8.3 unless the Seller Indemnified Parties (or any of them), as applicable, at any time prior to the expiration of the applicable survival period, give the applicable Indemnifying Party written notice, but in no event more than forty-five (45) days following such Indemnified Party’s knowledge of such claim and that such claim would reasonably be expected to result in a Loss, stating the nature and basis of such claim, and its good faith calculation of the amount or estimated amount of such Losses (a “Direct Claim Notice”), which such Direct Claim Notice shall also (i) state the amount, to the extent then calculatable, if any, the Indemnified Party has paid or properly accrued Losses or anticipates that it will incur liability for Losses for which such Indemnified Party is entitled to indemnification pursuant to this Agreement, to the extent then calculatable, and (ii) the date such item was paid or accrued; provided that no delay on the part of the Indemnified Parties in notifying the Indemnifying Party shall relieve the Indemnifying Party from any liability hereunder, unless (and then solely to the extent) the Indemnifying Party is materially prejudiced or damaged in any manner by such delay. The Indemnifying Party shall have thirty (30) days after its receipt of a Direct Claim Notice to respond in writing to such Direct Claim Notice. During such thirty (30) day period, the Indemnified Party shall allow the Indemnifying Party and its Representatives (at the Indemnifying Party’s sole cost and expense) to investigate the matter or circumstance alleged to give rise to such claim and shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party and its Representatives may reasonably request; provided that (A) any such access shall be conducted in a manner not to unreasonably interfere with the businesses or operations of the Indemnified Party and its Affiliates, and (B) the Indemnified Party and its Affiliates and their Representatives shall not be required to provide any (1) access or information that would result in violation of any applicable Laws, or (2) information the disclosure of which would jeopardize any applicable privilege (including attorney-client privilege) applicable to the Indemnified Party or its Affiliates. If the applicable Indemnifying Party notifies the Indemnified Party that they do not dispute the claim described in such Direct Claim Notice within thirty (30) days following receipt of such Direct Claim Notice, the Losses identified in the Direct Claim Notice will be conclusively deemed a Liability of the Indemnifying Party under Section 8.2 or Section 8.3 as applicable. If the Indemnifying Party rejects such claim or fails to respond during such thirty (30) day period (in which case the Indemnifying Party shall be deemed to have rejected such claim), the parties shall negotiate in good faith for a period of thirty (30) days to resolve such matter. If the parties cannot resolve the dispute during such thirty (30) day period they shall have all rights and remedies available to them under applicable Law.
8.7Exclusive Remedy. Notwithstanding anything to the contrary in this Agreement, except (a) in the case where a party seeks to obtain specific performance or injunctive relief pursuant to Section 10.13, (b) for the purchase price adjustment procedures set forth in Section 2.7(c) and Section 2.10(c), (c) for amounts recoverable under the R&W Insurance Policy, (d) in the case of Fraud, (e) in accordance the other Transaction Agreements, or (f) for the termination of this Agreement in accordance with Section 9.1(a) prior to Closing, the rights of the parties to indemnification pursuant to the provisions of this ARTICLE VIII shall be the sole and exclusive remedy for the parties hereto against the Buyer, the Sellers, their respective Affiliates and any of their respective Representatives with respect to any matter set forth in this Agreement (including representations, warranties, covenants and agreements) and the transactions contemplated hereby, in each case, whether based in contract or tort, whether at Law or in equity, or otherwise and the parties hereby agree that except as specifically set forth by this Section 8.7, the Buyer Indemnified Parties and the Seller Indemnified Parties shall have no remedy or recourse with respect to any of the foregoing other than pursuant to, and subject to the terms and conditions of, this ARTICLE VIII. The parties acknowledge and agree that the Buyer Indemnified Parties may not avoid such limitation on liability by (x) seeking damages for breach of contract, tort or pursuant to any other theory of liability, all of which are hereby waived or (y) asserting or threatening any claim against any Person that is not a party hereto (or a successor to a party hereto) for breaches of the representations, warranties and covenants contained in this Agreement.
8.8Payments. The Indemnifying Party shall pay or cause to be paid to the Indemnified Party any Losses subject to indemnification hereunder, subject in each case to the limitations set forth in this ARTICLE VIII, within five (5) Business Days following the determination in accordance with this ARTICLE VIII that such payment is due to such Indemnified Party.
ARTICLE IX
TERMINATION
9.1Termination of Agreement.
(a)This Agreement may be terminated:
(i)at any time prior to the Closing Date by mutual written consent of the Buyer and the Sellers;

(ii)by either the Buyer or the Sellers if the Closing shall not have occurred by February 28, 2025 (the “End Date”); provided, that the right to terminate this Agreement under this Section 9.1(a)(ii) shall not be available to any party whose failure to take any action required to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date, or if such party is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;
(iii)by either the Buyer, on the one hand, or the Sellers, on the other hand, by written notice to the other, if any event, fact or condition (including a breach of a material representation and warranty, covenant or other agreements contained in this Agreement by the non-terminating party) occurs or exists which otherwise makes a condition precedent to the terminating party’s obligations to consummate the transactions contemplated hereby not capable of being satisfied, and such event, fact or condition, if of a type that can be cured, shall not have been cured by the non-terminating parties within thirty (30) days of notice thereof from the terminating party, unless the occurrence or existence of such event, fact or condition shall be due to the failure of the terminating party to perform or comply with any of the agreements or covenants in this Agreement to be performed or complied with by such party prior to the Closing; or
(iv)by either the Buyer, on the one hand, or the Sellers, on the other hand, in the event of the issuance of a final, nonappealable Governmental Order restraining or prohibiting the sale of the Acquired Assets and the Transferred Shares to the Buyer.
(b)Notwithstanding the terms of the Confidentiality Agreement, upon any such termination by the Buyer or the Sellers, the Buyer shall destroy or return to the Sellers all documents and other materials received from the Sellers, their Affiliates or Representatives, whether so obtained before or after the date hereof and all confidential information received by the Buyer (and its Affiliates and Representatives) with respect to the Business shall be kept confidential, which obligation of confidentiality shall remain in full force and effect for two (2) years thereafter notwithstanding the termination of this Agreement.
9.2Effect of Termination. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 9.1, this Agreement shall become null and void and of no further force and effect, except for the provisions the last sentence of Section 6.2, this ARTICLE IX and ARTICLE X. Nothing in this Section 9.2 shall be deemed to release any party from any liability for Fraud or any willful breach by such party of the terms and provisions of this Agreement prior to termination; provided that in no event shall any party’s aggregate liability pursuant to this Section 9.2 in respect of willful breach exceed the Base Amount. For the avoidance of doubt, such phrase “willful breach” shall be interpreted to mean that the “willfully breaching” party acted purposely with the conscious object of breaching this Agreement.

ARTICLE X
MISCELLANEOUS
10.1Assignment; Binding Effect. This Agreement and the rights hereunder are not assignable unless such assignment is consented to in writing by the Buyer and the Sellers; provided that, the Buyer may assign, without the prior written consent of the Seller, any of its rights in whole or in part under this Agreement to (a) any purchaser of all or substantially all of the assets or business of the Buyer or all of the Transferred Shares, (b) to any Person that has or will provide debt financing to the Buyer for collateral security purposes, or (c) any Affiliate of the Buyer; provided, further, that no such assignment will relieve the Buyer’s obligations or liabilities under this Agreement and no such assignment prior to the Closing shall relieve the equity commitment source of its obligations under the Equity Commitment Letter (which shall be assigned by the Buyer to such Affiliate assignee in connection with the assignment of this Agreement). Any purported assignment made in violation of this Section 10.1 shall be void. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns.
10.2Governing Law. This Agreement and any claim or controversy hereunder shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to the principles of conflict of Laws thereof.
10.3Consent to Jurisdiction and Service of Process. Any Action arising out of or relating to this Agreement or the transactions contemplated hereby may only be instituted in the Chancery Court of the State of Delaware, and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the state of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and each party waives any objection which such party may now or hereafter have to the laying of the venue of any such Action, and irrevocably submits to the exclusive jurisdiction of any such court in any such Action.
10.4WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
10.5Notices. Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given and made (a) if in writing and served by personal delivery upon the party for whom it is intended, or (b) if delivered by certified mail, registered mail, courier service, return-receipt received to the party at the address set forth below, with copies sent to the Persons indicated; or (c) as of the date received for electronic mail sent unless the sending party receives an automatically generated message from the recipient’s email server that such email could not be delivered to such recipient:

If to the Sellers:
Bioventus LLC
4721 Emperor Blvd, Suite 100
Durham, North Carolina 27703
Attention: Robert E. Claypoole
Email: rob.claypoole@bioventus.com
with a copy (which shall not constitute notice) to:
Bioventus Inc.
4721 Emperor Boulevard, Suite 100
Durham, North Carolina 27703
Attention: Anthony D’Adamio
Email:  tony.dadamio@bioventus.com

and
Reed Smith LLP
599 Lexington Avenue
New York, New York 10022
Attention: Mark G. Pedretti and Seth R. Merl
Email: MPedretti@ReedSmith.com and SMerl@ReedSmith.com
If to the Buyer:
Accelmed Partners II, L.P.
848 Brickell Avenue
Miami, FL 33131
Attention: Uri Geiger, Stephen Rubin
Email: uri@accelmed.com, steve@accelmed.com
with a copy (which alone shall not constitute notice) to:
Jones Day
901 Lakeside Avenue
Cleveland, OH 44114
Attention: Brian Grady
Email: bgrady@jonesday.com
Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 10.5.
10.6Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement.
10.7Fees and Expenses. Except as expressly provided herein, all costs and expenses incurred in connection with the preparation, negotiation and execution and performance of this Agreement and the transactions contemplated hereby (including legal and advisory fees and expenses) shall be paid by the party incurring such costs and expenses, except that the Sellers will pay all costs and expenses of the Paying Agent.
10.8Entire Agreement. This Agreement (including the Exhibits attached hereto, the Disclosure Schedules and the other Schedules to this Agreement), and the other Transaction Agreements contemplated hereby, contain all of the terms, conditions agreed upon or made by the parties relating to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties or their Representatives, oral or written, respecting such subject matter.
10.9Exhibits and Schedules.
(a)The Disclosure Schedules, the other Schedules to this Agreement and the Exhibits attached hereto are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.
(b)Any matter, information, item or document disclosed in the Disclosure Schedules delivered under any specific representation and warranty in ARTICLE IV, shall be deemed to have been disclosed for all purposes of this Agreement in response to every representation or warranty in ARTICLE IV in respect of which such disclosure is reasonably apparent on its face, notwithstanding the omission of an appropriate cross-reference. Any item of information, matter, item or document disclosed or referenced in, or attached to, the Disclosure Schedules hereto shall not (i) represent a determination that such item or matter did not arise in the ordinary course of business, (iii) constitute or be deemed or interpreted to expand the scope of the Sellers’ representations and warranties, obligations, covenants, conditions or agreements contained herein, (iv) constitute, or be deemed to constitute, an admission of Liability or obligation regarding such matter, or (v) constitute, or be deemed to constitute, an admission to any third party concerning such item or matter. Except as set forth in this Agreement, no reference in the Disclosure Schedules to any Contract or document shall be construed as an admission or indication that such Contract or document is enforceable or currently in effect or that there are any obligations remaining to be performed or any rights that may be exercised under such Contract or document.
10.10Waiver and Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Buyer and the Sellers. A waiver of any term or condition of this Agreement by any party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.
10.11Counterparts. This Agreement may be executed in any number of counterparts, including by means of facsimile, email, or other electronic means, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.
10.12Third Party Beneficiaries. Except as set forth in Section 6.15, Section 8.2 and Section 8.3, nothing in this Agreement shall confer any rights, remedies or claims upon any Person or entity not a party or a permitted assignee of a party to this Agreement.

10.13Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached and that each party hereto shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions hereof and to specific performance of the terms hereof, in addition to any other remedy at law or equity.
10.14Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Purchase and Sale Agreement to be executed the day and year first above written.

THE BUYER
REHAB ACQUISITION CORPORATION, III
By: /s/Todd Cushman
Name: Todd Cushman
Title: Chief Executive Officer

THE SELLERS
BIOVENTUS LLC
By: /s/ Anthony D'Adamio
Name: Anthony D'Adamio
Title: Senior Vice President and Secretary

BIONESS INC.
By: /s/ Anthony D'Adamio
Name: Anthony D'Adamio
Title: Senior Vice President and Secretary

BIOVENTUS COOPERATIEF, U.A.
By: /s/ Mark Singleton
Name: Mark Singleton
Title: Director

[Signature Page to Purchase and Sale Agreement]

ANNEX I
Balance Sheet Rules and Working Capital Illustrative Example
(See attached.)

ANNEX II
EBITDA Methodologies
(See attached.)

EXHIBIT A
Form of Assignment and Assumption Agreement
(See attached.)

EXHIBIT B
Form of IP Assignment Agreement
(See attached.)

EXHIBIT C
Form of Transition Services Agreement
(See attached.)

EXHIBIT D
Form of Share Transfer Deed
(See attached.)

EXHIBIT E
Form of Assignment and Assumption of Lease
(See attached.)

EXHIBIT F
Form of IIA Undertaking
(See attached.)

EXHIBIT G
Form of Valencia TSA
(See attached.)

EXHIBIT H
Form of Patent License Agreement
(See attached.)

EXHIBIT I
Form of BITS Balance Sensor License Agreement
(See attached.)